As filed with the Securities and Exchange Commission on August 1, 2008.
Registration No. 333-151827

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LendingClub Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6199	51-0605731
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

LendingClub Corporation
440 North Wolfe Road
Sunnyvale, CA 94085
(408) 524-1540
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Renaud Laplanche, Chief Executive Officer
LendingClub Corporation
440 North Wolfe Road
Sunnyvale, CA 94085
(408) 524-1540
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Meredith B. Cross
Erika L. Robinson
Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, NW
Washington, D.C. 20006
(202) 663-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee(2)(3)
Member Payment Dependent Notes	$600,000,000	$23,580

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2008

$600,000,000

Member Payment Dependent Notes

This is a public offering to Lending Club’s lender members of up to $600,000,000 in principal amount of Member Payment Dependent Notes issued by Lending Club. In this prospectus, we refer to our Member Payment Dependent Notes as the “Notes.”

We will issue the Notes in series. Each series will correspond to a single consumer loan originated through our platform to one of our borrower members. In this prospectus, we refer to these consumer loans generally as “member loans,” and we refer to the member loan funded with the proceeds we receive from a particular series of Notes as the “corresponding member loan” for the series.

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•	Our obligation to make payments on a Note will be limited to an amount equal to the lender member’s pro rata share of amounts we receive with respect to the corresponding member loan for that Note, net of our 1.00% service charge. We do not guarantee payment of the Notes or the corresponding member loans, and the Notes are not obligations of our borrower members.

•	The Notes will have a stated, fixed interest rate, which will be the rate for the corresponding member loan. Interest rates on member loans originated through our platform currently range between 7.37% and 18.86% and are set based on a formula described in this prospectus.

•	The Notes will bear interest from the date of issuance, be fully amortizing and be payable monthly.

•	Each Note will have an initial maturity of three years and four business days from issuance, subject to extension by the holder for up to 120 days, as described in this prospectus.

We will offer Notes to our lender members at 100% of their principal amount. The Notes will be offered only through our website, and there will be no underwriters or underwriting discounts.

The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the           trading system. There can be no assurance, however, that a market for Notes will develop on the trading system. Therefore, lender members must be prepared to hold their Notes to maturity.

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008.

About This Prospectus

This prospectus describes our offering of our Member Payment Dependent Notes, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “Lending Club,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to LendingClub Corporation, a Delaware corporation.

This prospectus describes our offering of the Notes under two main headings: “About the Loan Platform” and “About Lending Club.”

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Following the date of this prospectus, we plan to offer Notes continuously, and we expect that sales of Notes will occur on a daily basis through the operation of our platform. From time to time, but at least weekly, we will make filings of supplements to this prospectus pursuant to Rule 424(b) under the Securities Act, which we will refer to as “Posting Reports” in which we will provide information about Notes currently being offered for sale on our website. We also intend to make weekly filings of supplements to this prospectus pursuant to Rule 424(b) under the Securities Act, which we will refer to as “Weekly Sales Reports,” in which we will report sales of Notes for the previous week. The Weekly Sales Reports will include information about the principal amount, loan grade of the corresponding member loan, maturity and interest rate of each series of Notes sold in the previous week. The Posting Reports and Weekly Sales Reports will also be posted to our website upon filing with the SEC.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments. We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website. When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. We currently anticipate that post-effective amendments will be required, among other times, when we change interest rates applicable to Notes offered through our platform or other material terms of the Notes. We currently expect that these changes will be disclosed in prospectus supplements posted on our website at the time of filing of the post-effective amendment, rather than through complete revisions to this prospectus.

Where You Can Find More Information

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, upon the effectiveness of our registration statement, we will be required to file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

ii

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 12, before deciding whether to purchase our Member Payment Dependent Notes.

Overview

Lending Club is an Internet-based social lending platform that enables its borrower members to borrow money and its lender members to purchase Member Payment Dependent Notes, the proceeds of which fund specific loans made to individual borrower members. We operate in the space known as “social lending.”

About the Loan Platform

Through our online platform, we allow qualified borrower members to obtain unsecured loans with lower interest rates than they could through credit cards or traditional banks. We also provide our lender members with the opportunity to indirectly fund specific member loans with credit characteristics, interest rates and other terms the lender members find attractive by purchasing Notes that in turn are dependent for payment on the payments we receive from those borrower member loans. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit profiles from consumer reporting agencies such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform. We also service the member loans on an ongoing basis. See “About the Loan Platform.”

The Notes.  Our lender members will have the opportunity to buy Notes issued by Lending Club. Lender members will be able to designate the particular member loan that they want the proceeds of each Note they purchase to be used to fund. The Notes will be special, limited obligations of Lending Club only and not obligations of any borrower member. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding member loans or the proceeds of those corresponding member loans.

Lending Club will pay principal and interest on each Note in a series in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, Lending Club receives on the corresponding member loan funded by the proceeds of that series, net of Lending Club’s 1.00% service charge. Lending Club will also pay to lender members any other amounts Lending Club receives on each Note, including late fees and prepayments, subject to the 1.00% service charge, except that Lending Club will not pay to lender members any unsuccessful payment fees, collection fees we or a third-party collection agency charge and any payments due to Lending Club on account of the portion of the corresponding member loan, if any, that Lending Club has funded in its capacity as a lender on the platform. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have a general unsecured claim against Lending Club that may or may not be limited in recovery to such borrower payments. See “Risk Factors — If we were to become subject to a bankruptcy or similar proceeding.”

The Member Loans.  All member loans are unsecured obligations of individual borrower members with a fixed interest rate and three-year maturity. Each member loan is originated through our website and funded by WebBank at closing. WebBank is an FDIC-insured, Utah-chartered industrial bank that serves as the lender for all member loans originated through our platform. Immediately upon closing of a member loan, WebBank assigns the member loan to Lending Club, without recourse to WebBank, in exchange for the aggregate purchase price we have received from lender members who have committed to purchase Notes dependent on payments to be received on such member loan plus any amounts of the member loan that we have determined to fund ourselves. WebBank has no obligation to purchasers of the Notes. See “About the Loan Platform — How the Lending Club Platform Operates — Purchasers of Notes and Loan Closings.”

LendingMatch™.  In making loan purchase commitments under our prior structure (as discussed below), roughly 50% of lender members used Lending Club’s “LendingMatch” system, a proprietary search engine that creates a sample listing of Notes responsive to search criteria based on the lender member’s target weighted average interest rate for the lender member’s portfolio. See “About the Loan Platform — How the Lending Club Platform Operates — LendingMatch.”

About Lending Club

We were incorporated in Delaware in October 2006 under the name SocBank Corporation. We changed our name to LendingClub Corporation in November 2006. Our principal executive offices are located at 440 North Wolfe Road, Sunnyvale, CA 94085, and our telephone number is (408) 524-1540. Our website address is www.lendingclub.com. Information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in May 2007 until April 7, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes. Instead, our platform allowed lender members to purchase, and take assignment of, member loans directly. Under that structure, lender members were assigned anonymized, individual promissory notes corresponding in principal amount to their purchase price, subject to our right to service the member loans.

From April 7, 2008 until the date of this prospectus, we did not offer lender members the opportunity to make any purchases on our platform. During this time, we also did not accept new lender member registrations or allow new funding commitments from existing lender members. We continued to service all previously funded member loans, and lender members had the ability to access their accounts, monitor their member loans and withdraw available funds without changes. The borrowing side of our platform was generally unaffected during this period. Borrower members could still apply for member loans, but those member loans were funded and held only by Lending Club.

We have made significant changes to the operation of our lending platform that will become effective as of the date of this prospectus. Our historical financial results and much of the discussion in “About Lending Club” reflects the structure of our lending platform and our operations prior to the date of this prospectus. See “About Lending Club.”

The Offering

Issuer	LendingClub Corporation.

Notes offered	Member Payment Dependent Notes, issued in series, with each series of Notes related to one corresponding member loan.

Offering price	100% of principal amount of each Note.

Initial maturity date	Three years and four business days following issuance.

Final maturity date	120 days after the initial maturity date.

Extension election	Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding member loan remain due and payable to Lending Club upon the initial maturity date and the holder of the Note elects to extend the maturity of the Note to the final maturity date. If the holder of a Note fails to elect to extend the maturity date, Lending Club will have no further obligation to make payments on that Note after the initial maturity date even if Lending Club receives payments on the corresponding member loan after the initial maturity date. If there are any amounts under the corresponding member loan still due and owing to Lending Club after the final maturity, Lending Club will have no further obligation to make payments on the Notes of the series even if Lending Club receives payments on the corresponding member loan after the final maturity.

Interest rate	Each series of Notes will have a stated, fixed interest rate, which is the interest rate for the corresponding member loan.

Payments on the Notes	We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding member loan, net of our 1.00% service charge. We will also pay you any other amounts we receive on the Notes, including late fees and prepayments, subject to our 1.00% service charge, except that we will not pay to lender members any unsuccessful payment fees, collection fees we or our third-party collection agency charge or any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club in its capacity as a lender on the platform. We will make any payments on the Notes within four business days after we receive the payments from borrower members on the corresponding member loan. The Notes are not subject to any credit enhancement. See “About the Loan Platform — Description of the Notes” for more information.

Corresponding member loans to consumer borrowers	Lender members who purchase Notes of a particular series will designate Lending Club to apply the proceeds from the sale of each series of Notes to fund a corresponding member loan originated through our platform to an individual consumer who is one of our borrower members. Each member loan originated through our platform is a three-year, fully amortizing consumer loan made by WebBank to an individual Lending Club borrower member. WebBank subsequently assigns the member loan to Lending Club without recourse to WebBank in exchange for the aggregate purchase price

Lending Club has received from lender members who have committed to purchase Notes that are dependent on payments to be received on such corresponding member loan. Member loans have fixed interest rates that currently range between 7.37% and 18.86%. Member loans are repayable in monthly installments and are unsecured and unsubordinated. Member loans may be repaid at any time by our borrower members without prepayment penalty. In the case of a partial prepayment of a member loan, we automatically recalculate the amortization schedule over the remainder of the member loan’s three-year term, and the borrower member’s monthly payment on the loan is correspondingly reduced. See “About the Loan Platform” for more information.

Ranking	The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Lending Club. The Notes will be unsecured special, limited obligations of Lending Club. Lending Club will pay principal and interest on each Note in a series in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, Lending Club receives from the borrower member on the corresponding member loan funded by the proceeds of that series, net of Lending Club’s 1.00% service charge. Lending Club will also pay to lender members any other amounts Lending Club receives on each Note, including late fees and prepayments, subject to the 1.00% service charge, except that Lending Club will not pay to lender members any unsuccessful payment fees, collection fees we or our third-party collection agency charge or payments due to Lending Club on account of the portions of the member loan, if any, funded by Lending Club in its capacity as a lender on the platform. In the event of a bankruptcy or similar proceeding of Lending Club, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Lending Club with respect to payment from the proceeds of the corresponding member loan related to that Note or other assets of Lending Club is uncertain. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against Lending Club that may or may not be limited in recovery to the corresponding member loan payments, as described in more detail below. For a more detailed description of the possible implications if Lending Club were subject to a bankruptcy or similar proceeding, see “Risk Factors — If we become subject to a bankruptcy or similar proceeding.”

As of June 30, 2008, Lending Club had approximately $ in outstanding senior indebtedness that is secured by substantially all assets of Lending Club other than member loans corresponding to the Notes, the proceeds of such member loans and the accounts through or into which the proceeds of such member loans flow. As of the same date, Lending Club also had approximately $ in outstanding senior indebtedness that is secured only by specific member loans funded by Lending Club in its capacity as a lender on the platform that do not correspond to any Notes and by the proceeds of such member loans. The Notes do not restrict Lending Club’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of Lending Club, including on the member loans corresponding to the Notes. The Notes will rank effectively junior to the rights of the holders of existing or future secured indebtedness with respect to the assets securing such indebtedness.

Service charge	Prior to paying a holder of a Note any payments on the Note, we will deduct a service charge equal to 1.00% of any such payment amounts. See “About the Loan Platform — How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection” for more information. The service charge will reduce the effective yield on your Notes below their stated interest rate.

Use of proceeds	We will use the proceeds of each series of Notes to fund the corresponding member loan originated through our platform. See “About the Loan Platform” for more information.

Electronic form and transferability	The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the trading system. There can be no assurance, however, that a market for Notes will develop on the trading system. Therefore, lender members must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading System.” Therefore, lender members must be prepared to hold their Notes to maturity.

U.S. federal income tax consequences	Although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “About the Loan Platform — Certain U.S. Federal Income Tax Considerations” for more information.

The following diagram illustrates the basic structure of the Lending Club platform for a single series of Notes. This graphic does not demonstrate many details of the Lending Club platform, including the effect of pre-payments, late payments, late fees or collection fees. For additional information about the structure of the Lending Club platform, see “About the Loan Platform.”

Questions and Answers

Q:	Who is Lending Club?

A:	Lending Club is an Internet-based social lending platform.

Q:	What is the Lending Club platform?

A:	Our platform allows qualified borrower members to obtain unsecured loans with lower interest rates than they could through credit cards or traditional banks. Our platform also provides our lender members with the opportunity to invest in notes that are dependent on borrower member loans with credit characteristics, interest rates and other terms the lender members find attractive. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit profiles from consumer reporting agencies, such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform. We also service the member loans on an ongoing basis.

Q:	What are our Member Payment Dependent Notes?

A:	Our lender members may buy Member Payment Dependent Notes issued by Lending Club. In this prospectus, we refer to our Member Payment Dependent Notes as the “Notes.” The proceeds of each series of Notes will be designated by the lender members who purchase the Notes of the series to fund a corresponding member loan originated through our platform to an individual consumer who is one of our borrower members. Each series of Notes will have a stated interest rate, which is the interest rate for the corresponding member loan. We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding member loan, net of our 1.00% service charge. We will also pay you any other amounts we receive on the Notes, including late fees and prepayments, subject to our 1.00% service charge, except that we will not pay to lender members any unsuccessful payment fees, collection fees we or our third-party collection agency charge or any payments due to Lending Club on account of portions of the corresponding member loan, if any, that Lending Club has funded in its capacity as a lender on the platform. The service charge will reduce the effective yield on your Notes below their stated interest rate. The Notes are special, limited obligations of Lending Club only and not the borrower members. The Notes will be unsecured and do not represent an ownership interest in the corresponding member loans.

Q:	Who are our lender members?

A:	Our lender members are individuals and organizations that have the opportunity to buy our Notes. Lender members must register on our website. During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of the Lending Club website, and must enter into a note purchase agreement with Lending Club, which will govern all purchases of Notes the lender member makes.

Q:	What are the member loans?

A:	The member loans are unsecured obligations of individual borrower members with a fixed interest rate and three-year maturity. Each member loan is originated through our website, funded by WebBank at closing, and immediately assigned to Lending Club upon closing in exchange for the aggregate purchase price we have received from lender members who have committed to purchase the Notes dependent on payments to be received on such member loan. A member loan will be issued to a borrower member if the loan has received full funding commitments, or if the borrower chooses to accept partial funding of the loan after receiving partial funding commitments.

Q:	Do member lenders loan funds directly to borrower members?

A:	No. Lender members do not make loans directly to our borrower members. Instead, lender members purchase Notes issued by Lending Club, the proceeds of which are designated by the lender members who purchased the Notes to fund a loan to an individual borrower member originated through the Lending Club platform. Even though lender members do not make loans directly to borrower members, they will nevertheless be wholly dependent on borrower members for repayment of any Notes lender members may purchase from Lending

Club. If a borrower member defaults on the borrower member’s obligation to repay a corresponding member loan, Lending Club will not have any obligation to make any payments on the related Notes.

Q:	What member loan amounts are available to borrowers on our platform?

A:	Borrowers may request member loans in amounts ranging from $1,000 to $25,000. Currently, we do not loan to borrowers in Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota.

Q:	Who are our borrower members?

A:	Lending Club borrower members are individual consumers who have registered on our platform. All Lending Club borrower members:

• must be U.S. citizens or permanent residents;

• must be at least 18 years old;

• must have valid email accounts;

• must satisfy our credit criteria (as described below);

• must have U.S. social security numbers; and

• must have an account at a financial institution with a routing transit number.

Q:	Does Lending Club participate in the platform as a lender?

A:	From time to time, Lending Club may participate in the Lending Club platform as a lender. For example, during the time when our site was not open to new lender member commitments, borrower members could still apply for loans, which were funded and held only by Lending Club. Although we have no obligation to do so, we may fund portions of loan requests in the future.

Q:	How does Lending Club verify a borrower member’s identity?

A:	During borrower registration, we verify the identity of members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. We also currently require each new borrower member to supply information about the member’s bank account.

Q:	What are the minimum credit criteria for borrower members?

A:	After we receive a loan request from a borrower member, we evaluate whether the prospective borrower member meets our credit criteria. Our borrower member credit criteria are designed to be consistent with WebBank’s loan underwriting requirements and require prospective borrower members to have:

• a minimum FICO score of 640 (as reported by a consumer reporting agency);

• a debt-to-income ratio (excluding mortgage) below 25%, as calculated by Lending Club based on (i) the borrower member’s debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which we verify in approximately 25% of cases; and

• a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, collections or open tax liens and reflecting at least four accounts ever opened, at least three accounts currently open, no more than 10 credit inquiries in the past six months, utilization of credit limit not exceeding 100% and a minimum credit history of 12 months.

See “About the Platform — How the Lending Club Platform Operations — Minimum Credit Criteria and Underwriting” for a more detailed description of our scoring process and evaluation of minimum credit criteria.

Q:	What are Lending Club loan grades?

A:	For borrower members that qualify, we assign one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s:

• FICO score;

• requested loan amount;

• currently open accounts;

• number of credit inquiries in the past six months; and

• utilization of credit limit and length of credit history.

Applying these grading criteria, the following factors lead to a loan request being more likely to be designated grade A1:

• higher credit score;

• lower requested loan amount;

• fewer credit inquiries;

• at least 6, but not more than 21, open accounts;

• utilization of credit limit between 5% and 85%; and

• greater length of credit history.

See “About the Loan Platform — How the Lending Club Platform Operates — Interest Rates” for more information.

Q:	How do we set interest rates on member loans?

A:	Our interest rate working group sets the interest rates applicable to our loan grades. After a loan request’s loan grade has been determined, we assign an interest rate to the loan request. Interest rates currently range between 7.37% and 18.86%. We set the interest rates we assign to borrower loan grades in three steps. First, we determine Lending Club base rates. Second, we determine an assumed default rate that attempts to project loan default rates. Third, we use the assumed default rate to calculate an upward adjustment to the base rates, which we call the “Adjustment for Risk and Volatility.” See “About the Loan Platform — How the Lending Club Platform Operates — Interest Rates.”

Q:	What effect do the 1.00% service charge and our retaining unsuccessful payment fees have on the expected return of the Notes?

A:	The 1.00% service charge reduces both the interest and principal payments you receive on your Notes. The 1.00% service charge also reduces any late fees or amounts obtained from collections (net of any collection fees charged by us or our outside collection agency) that you may receive. Our retaining unsuccessful payment fees paid by borrower members has no effect on the payments you receive on your Notes. See “About the Loan Platform — How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection.”

Q:	Will Lending Club make payments on a Note if the corresponding member loan for the Note defaults?

A:	No. If the member loan corresponding to your Note defaults and the borrower member does not pay Lending Club, Lending Club will not be obligated to make payments on your Note, and you will not receive any payments on your Note. We have no obligation to make any payments of principal or interest on a Note unless, and then only to the extent that, we receive payments in respect of the corresponding member loan, and after deduction of Lending Club’s service charge and any payments due to Lending Club on account of the portion of the member loan, if any, that Lending Club has funded in its capacity as a lender on the platform.

Q:	Are the Notes secured by any collateral?

A:	No. The Notes are not secured by any collateral, including the corresponding member loans, and are not guaranteed or insured by any governmental agency or instrumentality or any third party. The Notes are not subject to any credit enhancement.

Q:	How do lender members receive payments on the Notes?

A:	All payments on the Notes are processed through the Lending Club platform. If and when we make a payment on your Notes, the payment will be deposited in your Lending Club account. You may elect to have available balances in your Lending Club account transferred to your bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

Q:	Can lender members collect on late payments themselves?

A:	No. Lender members must depend on Lending Club or our third-party collection agents to pursue collection on delinquent member loans. If collection action must be taken in respect of a member loan, we or the collection agency will charge a collection fee of between 7% and 30% of any amounts that are obtained. These fees will correspondingly reduce the amounts of any payments you receive on the Notes.

Q:	What happens if a borrower member repays a member loan early?

A:	We allow borrower members to make extra payments on, or prepay, their member loans in part or entirely at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a member loan on which your Notes are dependent, you will receive your share of such prepayment, net of our service charge, and interest will stop accruing after the date on which such prepayment is received by us. If a borrower member partially prepays a member loan, we will pay you your share of the prepayment amount we receive, net of our service charge, and we will make available to you a revised schedule of anticipated payments reflecting the lower outstanding principal balance and lower monthly payments of the corresponding member loan.

Q:	How does Lending Club make money from the platform?

A:	We earn revenue from the fees we charge our borrower members and lender members. We charge borrower members origination fees, which currently range from 0.75% to 3.00%. We charge lender members a service charge of 1.00% of all amounts paid by Lending Club to lender members with respect to each Note. To a lesser extent, we earn interest on member loans to the extent that we fund those member loans ourselves.

Q:	How are the Notes being offered?

A:	We are offering the Notes directly to our lender members only through our website for a purchase price of 100% of the principal amount of the Notes. We are not using any underwriters, and there will be no underwriting discounts.

Q:	Will I receive a certificate for my Notes?

A:	No. The Notes are issued only in electronic form. This means that each Note will be stored on our website. You can view your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My Account” section of our website.

Q:	How are the Notes treated for United States federal income tax purposes?

A:	Although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “About the Loan Platform — Certain U.S. Federal Income Tax Considerations.”

Q:	Will the Notes be listed on an exchange?

A:	No. The Notes will not be listed on any securities exchange.

Q:	Will I be able to sell my Notes?

A:	The Notes will not be transferable except through the trading system. There can be no assurance, however, that a market for Notes will develop on the trading system. Therefore, lender members must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading System.”

Q:	Are there any risks associated with an investment in Notes?

A:	Yes. The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. Please see “Risk Factors.”

Risk Factors

Our Notes involve a high degree of risk. In deciding whether to purchase Notes, you should carefully consider the following risk factors. Any of the following risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or future principal and interest payments you expect to receive.

RISKS RELATING TO THE NOTES AND THE CORRESPONDING MEMBER LOANS ON WHICH THE NOTES ARE DEPENDENT

You may lose some or all of your initial purchase price for the Notes because the Notes are highly risky and speculative. Only lender members who can bear the loss of their entire purchase price should purchase our Notes.

The Notes are highly risky and speculative because payments on the Notes depend entirely on payments to Lending Club of unsecured consumer finance obligations of individual borrowers and contemporaneous payments on the Notes, which are special, limited obligations of Lending Club. Notes are suitable purchases only for lender members of adequate financial means. If you cannot afford to lose all of the money you plan to invest in Notes, you should not purchase Notes. You should not assume that a Note is appropriate for you just because it corresponds to a loan listed on the Lending Club platform or is presented as a choice by LendingMatch.

Payments on the Notes depend entirely on payments we receive on corresponding member loans. If a borrower member fails to make any payments on the corresponding member loan related to your Note, you will not receive any payments on your Note.

We will only make payments on the Notes after we receive borrower members’ payments on corresponding member loans, net of our service charge and any unsuccessful payment fees, collection fees or payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club in its capacity as a lender on the platform. If we do not receive payments on the corresponding member loan related to your Note, you will not be entitled to any payments under the terms of the Notes, and you will not receive any payments. The failure of a borrower member to repay a loan is not an event of default under the terms of the Notes.

The Notes are special, limited obligations of Lending Club only and are not secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of borrower members or any other party except Lending Club, and are special, limited obligations of Lending Club. The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.

Member loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on Lending Club and our designated third-party collection agency to pursue collection against any borrower member.

Member loans are unsecured obligations of borrower members. They are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way. Lending Club and its designated third-party collection agency will, therefore, be limited in their ability to collect member loans.

Moreover, member loans are obligations of borrower members to Lending Club, not obligations to holders of Notes. Holders of Notes will have no recourse to borrower members and no ability to pursue borrower members to collect payments under member loans. Holders of Notes may look only to Lending Club for payment of the Notes, and Lending Club’s obligation to pay the Notes is limited as described in this prospectus. Furthermore, if a borrower member fails to make any payments on the member loan corresponding to a Note, the holder of that Note will not receive any payments on that Note. The holder of that Note will not be able to pursue collection efforts against any borrower member and will not be able to obtain the identity of the borrower member in order to contact the borrower member about the defaulted member loan. See “About the Platform — Description of the Notes.”

Borrower member credit information may be inaccurate or may not accurately reflect the borrower member’s creditworthiness, which may cause you to lose part or all of the purchase price you pay for a Note.

Lending Club obtains borrower member credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and assigns loan requests one of 35 Lending Club loan grades, from A1 through G5 based on the reported credit score and other information reported by the consumer reporting agencies, self-reported borrower information and other metrics. See “About the Loan Platform — How the Lending Club Platform Operates — Minimum Credit Criteria and Underwriting.” A credit score or loan grade assigned to a borrower member may not reflect that borrower member’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate data, and Lending Club does not verify the information obtained from the borrower member’s credit report. Additionally, there is a risk that, following the date of the credit report that Lending Club obtains and reviews, a borrower member may have:

•	become delinquent in the payment of an outstanding obligation;

•	defaulted on a pre-existing debt obligation;

•	taken on additional personal debt; or

•	sustained other adverse financial events.

Moreover, lender members do not, and will not, have access to financial statements of borrower members, or to other detailed financial information about borrower members.

Information supplied by borrower members may be inaccurate or intentionally false.

Borrower members supply a variety of unverified information that is included in the borrower member loan listings on our website. We do not verify this information, and it may be inaccurate. For example, we do not verify a borrower member’s stated social affiliations (such as educational affiliations), home ownership status, job title, employer or tenure, and the information borrower members supply may be inaccurate or intentionally false. Borrower members may misrepresent their intentions for the use of loan proceeds. Unless we have indicated otherwise in a loan listing, we do not verify a borrower member’s stated income. For example, we do not verify borrower member paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings. The identity of borrower members is not revealed to lender members, and lender members also have no ability to obtain or verify borrower member information either before or after they purchase a Note. Potential lender members may only communicate with borrower members through Lending Club website postings, and then only on an anonymous and unverified basis. If you rely on false, misleading or unverified information supplied by borrower members in deciding to purchase Notes, you may lose part or all of the purchase price you pay for a Note. Consequently, lender members should rely on loan grade, which we determine based on third party credit report information, and the size of the loan request, and should not rely on unverified information provided by borrower members.

While we take precautions to prevent borrower member fraud, it is possible that fraud may occur and adversely affect your ability to receive the principal and interest payments that you expect to receive on those Notes.

We use identity and fraud checks with a third-party provider to verify each borrower member’s identity and credit history, as described in more detail in “About the Loan Platform — How the Lending Club Platform Operates — New Member Registration.” Notwithstanding our efforts, there is a risk that fraud may occur and remain undetected by us. While we will repurchase Notes in limited identity fraud circumstances involving the corresponding member loan, we are not otherwise obligated to repurchase a Note from you for any other reason. If Lending Club repurchases a Note based on identity fraud involving the corresponding member loan, you will only receive an amount equal to the outstanding principal balance of the Note. See “About the Loan Platform — How the Lending Club Platform Operates — Identity Fraud Reimbursement.”

We do not have significant historical performance data about borrower member performance on Lending Club member loans. Default rates on the member loans may increase.

We are in the early stages of our development and have a limited operating history. We began operations as an application on Facebook.com in May 2007. In September 2007, we expanded our operations and launched our public website, www.lendingclub.com. Due to our limited operational history, we do not have significant historical performance data regarding borrower member performance on the member loans, and we do not yet know what the long-term loan loss experience will be. The estimated default rates we use in calculating interest rates have not been developed from Lending Club loss histories. Member loans originated through the Lending Club platform may default more often than these estimated default rates. As loan loss experience increases on the Lending Club platform, we may change how interest rates are set, and lender members who have purchased Notes prior to any such changes will not benefit from these changes.

Default rates on the member loans may increase as a result of economic conditions beyond our control and beyond the control of borrower members.

Member loan default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrower members. In particular, default rates on member loans on which the Notes are dependent may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies and other factors.

If payments on the corresponding member loans relating to your Notes become more than 30 days overdue, it is likely you will not receive the full principal and interest payments that you expect to receive on your Notes due to collection fees, and you may not recover any of your original purchase price.

If the borrower member fails to make a required payment on a member loan within 30 days of the due date, Lending Club will pursue reasonable collection efforts in respect of the member loan. Referral of a delinquent member loan to a collection agency on the 31st day of its delinquency will be considered reasonable collection efforts. If we refer a loan to a collection agency, we will have no other obligation to attempt to collect on delinquent loans. Lending Club may also handle collection efforts in respect of a delinquent member loan directly. If payment amounts on a delinquent member loan are received from a borrower member more than 30 days after their due date, then we, or, if we have referred the delinquent loan to an outside collection agency, that collection agency, will retain a percentage of any funds recovered from such borrower member as a service fee before any principal or interest becomes payable to you from recovered amounts in respect of Notes related to the corresponding member loan. Collection fees range from 7% to 30% of recovered amounts. See “About the Platform — How the Lending Club Platform Operations — Post-Closing Loan Servicing and Collection.”

Lending Club or the collection agency may not be able to recover some or all of the unpaid balance of a non-performing member loan, and a lender member who has purchased a Note dependent on the non-performing member loan would then receive nothing or a small fraction of the unpaid principal and interest of the Note. You must rely on the collection efforts of Lending Club and the designated collection agency, and you are not permitted to attempt to collect payments on the member loans in any manner.

If you decide to invest through the platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single member loan.

Member loans originated through the Lending Club platform have a wide range of credit grades, and we expect that some borrower members will default on their member loans. If you decide to invest through the platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single member loan. For example, if you plan to purchase $100 of Notes, and choose to invest the entire $100 in a single Note instead of in four $25 Notes corresponding to the member loans of four different borrowers, your entire $100 investment will depend on the performance of a single member loan. Failing to diversify your investment increases the risk of losing your entire investment due to a single borrower member’s default, or a small number of borrower member defaults. Diversification, however, will not eliminate the risk that you may lose some, or all, of the expected principal and interest payments on your Notes.

In the unlikely event that we receive payments on the corresponding member loans relating to your Notes after the final maturity date, or after the initial maturity date if you do not elect to extend the maturity of the Notes, you will not receive payments on your Notes after maturity.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding member loan remain due and payable to Lending Club upon the initial maturity date and the holder of the Note elects to extend the maturity of the Note to the final maturity date. If the holder of a Note fails to elect to extend the maturity date, Lending Club will have no further obligation to make payments on that Note after the initial maturity date, even in the unlikely event that Lending Club receives payments of the corresponding member loan after the initial maturity date. If there are any amounts under the corresponding member loan still due and owing to Lending Club after the final maturity, Lending Club will have no further obligation to make payments on the Notes of the series even if Lending Club receives payments on the corresponding member loan after the final maturity.

The member loans on which the Notes are dependent do not restrict borrower members from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrower members during the term of the member loan, which may impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

If a borrower member incurs additional debt after obtaining a member loan through the Lending Club platform, the additional debt may impair the ability of that borrower member to make payments on the borrower’s member loan and your ability to receive the principal and interest payments that you expect to receive on Notes dependent on those loans. In addition, the additional debt may adversely affect the borrower member’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower member. To the extent that the borrower member has or incurs other indebtedness and cannot pay all of its indebtedness, the borrower member may choose to make payments to creditors other than Lending Club.

The member loans are unsecured credit obligations of individual borrower members. To the extent borrower members incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the borrower member may impair the borrower member’s ability to repay the member loan on which your Note is dependent. Borrower members may also choose to repay obligations under secured indebtedness before repaying member loans originated through the Lending Club platform because the borrower members have no collateral at risk in the case of the member loans. A lender member will not be made aware of any additional debt incurred by a borrower member, or whether such debt is secured.

The member loans do not contain any cross-default or similar provisions. If borrower members default on their debt obligations other than on the member loans, the ability to collect on member loans on which your Notes are dependent may be substantially impaired.

The member loans do not contain cross-default provisions. A cross-default provision makes a default under certain debt of a borrower member an automatic default on other debt of that borrower member. Because the member loans do not contain cross-default provisions, a borrower member’s loan will not be placed automatically in default upon that borrower member’s default on any of the borrower member’s other debt obligations, unless there are independent grounds for a default on the member loan. The member loans will not be referred to a third-party collection agency for collection because of a borrower member’s default on debt obligations other than the member loans. If a borrower member defaults on debt obligations owed to a third party and continues to satisfy payment obligations under the member loans, the third party may seize the borrower’s assets or pursue other legal action against the borrower member before the borrower member defaults on the member loans. Payments on Notes may be substantially reduced if the borrower member subsequently defaults on the member loans, and you may be unable to recoup any or all of your expected principal and interest payments on those Notes.

Borrower members may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of your Notes.

Borrower members may seek protection under federal bankruptcy law or similar laws. If a borrower member files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on hold and prevent further collection action absent bankruptcy court approval. If we receive notice that a borrower member has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower member’s loan account into “bankruptcy status.” When we put a member loan into bankruptcy status, we terminate automatic monthly ACH debits and do not undertake collection activity without bankruptcy court approval. Whether any payment will ultimately be made or received on a member loan after a bankruptcy status is declared depends on the borrower member’s particular financial situation. It is possible that the borrower member’s personal liability on the member loan will be discharged in bankruptcy. In most cases involving the bankruptcy of a borrower member, unsecured creditors, including Lending Club as holder of the member loans, will receive only a fraction of any amount outstanding on their member loans, if anything. See “About the Loan Platform — How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection.”

Federal law entitles borrower members who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrower members on active military service with rights that may delay or impair our ability to collect on a borrower member loan corresponding to your Note. The Servicemembers Civil Relief Act requires that the interest rate on preexisting debts, such as member loans, be set at no more than 6% while the qualified servicemember or reservist is on active duty. A holder of a Note that is dependent on such a member loan will not receive the difference between 6% and the original stated interest rate for the member loan during any such period. This law also permits courts to stay proceedings and execution of judgments against servicemembers and reservists on active duty, which may delay recovery on any member loans in default, and, accordingly, payments on Notes that are dependent on these member loans. We do not take military service into account in assigning loan grades to borrower member loan requests. See “About Lending Club — Government Regulation — Licensing and Consumer Protection Laws — Servicemembers Civil Relief Act.”

The death of a borrower member may substantially impair your ability to recoup the full purchase price of Notes that are dependent on the member loan to that borrower member or to receive the interest payments that you expect to receive on the Notes.

All borrower members are individuals. If a borrower member with outstanding obligations under a member loan dies while the member loan is outstanding, generally, we will seek to work with the executor of the estate of the borrower member to obtain repayment of the member loan. However, the borrower member’s estate may not contain sufficient assets to repay the member loan on which your Note is dependent. In addition, if a borrower member dies near the end of the term of a member loan, it is unlikely that any further payments will be made on the Notes corresponding to such member loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

The Lending Club platform allows a borrower member to prepay a member loan at any time without penalty. Borrower member loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.

Borrower member loan prepayment occurs when a borrower member decides to pay some or all of the principal amount on a member loan earlier than originally scheduled. A borrower member may decide to prepay all or a portion of the remaining principal amount at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a member loan on which your Notes are dependent, you will receive your share of such prepayment but further interest will not accrue after the date on which the payment is made. If a borrower member prepays a portion of the remaining unpaid principal balance on a member loan on which your Notes are dependent, the term of the member loan will not change, but interest will cease to accrue on the prepaid portion and future monthly payment amounts, including interest amounts, will be reduced. If a borrower member prepays a member loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes that are dependent on that member loan, and you may not be able to find a similar rate of return on another investment at the time at which the member loan is prepaid. See “About the Loan Platform — Description of the Notes — Prepayments.”

Prevailing interest rates may change during the terms of the member loans on which your Notes are dependent. If this occurs, you may receive less value from your purchase of the Notes in comparison to other ways you may invest your money. Additionally, borrower members may prepay their member loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The member loans on which the Notes are dependent have a term of three years and bear fixed, not floating, rates of interest. If prevailing interest rates increase, the interest rates on Notes you purchase might be less than the rate of return you could earn if you invested your purchase price in a different investment.

While you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of a borrower member’s payments on the member loan, if prevailing interest rates exceed the rate of interest payable on the member loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.

There is no prepayment penalty for borrower members who prepay their member loans. If prevailing interest rates on consumer loans decrease, borrower members may choose to prepay their member loans with money they borrow from other sources or other resources, and you may not receive the interest payments on Notes dependent on those member loans that you expect to receive or be able to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.

Lender member funds in a Lending Club lender member account do not earn interest.

Your Lending Club lender member account represents an interest in a pooled bank account that does not earn interest. For a description of Lending Club member accounts, see “About the Loan Platform — How the Lending Club Platform Operates — Loan Funding and Treatment of Lender Member Balances.”

The Notes will not be listed on any securities exchange, will not be transferable except through the          trading system, and must be held only by Lending Club lender members. You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange. All Notes must be held by Lending Club lender members. The Notes will not be transferable except through the          trading system. There can be no assurance that a market for Notes will develop on the trading system, or that the system will continue to operate. Therefore, lender members must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading System.”

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

No authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. Although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. This characterization is not binding on the IRS, and the IRS may take contrary positions. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes

(including any possible differing treatments of the Notes). For a discussion of the U.S. federal income tax consequences of an investment in the Notes, see “About the Loan Platform — Certain U.S. Federal Income Tax Considerations.”

RISKS RELATED TO LENDING CLUB AND THE LENDING CLUB PLATFORM

We face a contingent liability for potential securities law violations in respect of loans sold to our lender members from May 2007 until April 7, 2008. This contingent liability may impair our ability to operate our platform and service the member loans that correspond to your Notes.

Loans sold to lender members through our platform from our launch in May 2007 until April 7, 2008 may be viewed as involving an offering of securities that was not registered or qualified under federal or state securities laws. If the sale of these loans were viewed as an unregistered offering of securities, our lender members who hold these loans may be entitled to rescind their purchase and be paid their unpaid principal amount of the loans plus statutory interest. As of June 30, 2008, the aggregate principal balance of loans purchased through our platform by purchasers not affiliated with Lending Club was $7.3 million. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation. If a significant number of our lender members sought rescission, or if we were subject to a class action securities lawsuit, our ability to maintain our platform and service the member loans to which your Notes correspond may be adversely affected.

We have a limited operating history. As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

If we are successful, the number of borrower members and lender members and the volume of member loans originated through the Lending Club platform will increase, which will require us to increase our facilities, personnel and infrastructure in order to accommodate the greater servicing obligations and demands on the Lending Club platform. The Lending Club platform is dependent upon our website in order to maintain current listings and transactions in the member loans and Notes. We must constantly add new hardware and update our software and website, expand our customer support services and add new employees to maintain the operations of the Lending Club platform, as well as to satisfy our servicing obligations on the member loans and make payments on the Notes. If we are unable to increase the capacity of the Lending Club platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on your Notes and periodic downtime of our systems.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes on the Lending Club platform by attracting a large number of borrower members and lender members in a cost-effective manner, many of whom have not previously participated in social lending. We have experienced a high number of inquiries from potential borrower members who do not meet our criteria for submitting a member loan request. We have also experienced from time to time borrower member loan requests for amounts that exceed the aggregate amount of lender member purchase commitments. We have relied on our credit facilities with third parties, such as Silicon Valley Bank (“SVB”), Gold Hill Venture Lending 03, LP (“Gold Hill”), and other lenders to borrow funds which we used to participate in the platform as a lender to partially address the shortfall between borrower member loan requests and lender member purchase commitments. We expect these shortfalls to continue for the foreseeable future, and our ability to obtain funds to help address this shortfall may be subject to broader developments in the credit markets, which are currently experiencing a general tightening. If we are not able to attract qualified borrower members and sufficient lender member purchase commitments, we will not be able to increase our transaction volumes. Additionally, we rely on a variety of methods to drive traffic to our website. If we are unable to use any of our current or future marketing initiatives or the cost of these initiatives were to significantly increase, we may not be able to attract new members in a cost-effective manner and, as a result, our revenue and results of operations would be affected adversely, which may impair our ability to maintain the Lending Club platform.

We will need to raise substantial additional capital to fund our operations, and if we fail to obtain additional funding, we may be unable to continue operations. Our independent auditors have raised substantial doubt about our ability to continue as a going concern due to our recurring losses from operations since inception.

At this early stage in our development, we have funded substantially all of our operations with proceeds from venture capital financings, private placements and bank financings. In order to continue the development of the Lending Club platform, we will require substantial additional funds. For example, for the fiscal year ended March 31, 2008, our cash outflow to fund operations was approximately $6.0 million. In addition, our independent auditors have raised substantial doubt about our ability to continue as a going concern due to our recurring losses from operations since inception. To meet our financing requirements in the future, we may raise funds through equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict our business activities and options. Additional funding may not be available to us on favorable terms, or at all. If we are unable to obtain additional funds, we may be forced to reduce or terminate our operations.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is competitive and rapidly changing. With the introduction of new technologies and the influx of new entrants, we expect competition to persist and intensify in the future, which could harm our ability to increase volume on the Lending Club platform.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other social lending platforms, including Prosper Marketplace, Virgin Money and Zopa. Competition could result in reduced volumes, reduced fees or the failure of our social lending platform to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we may experience new competition from more established Internet companies, such as eBay Inc., Google Inc. or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decided to enter the social lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to compete with such companies and meet the need for innovation, the demand for our platform could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of the Lending Club brand in a cost-effective manner is critical to achieving widespread acceptance of social lending through Lending Club and attracting new members. Furthermore, we believe that the importance of brand recognition will increase as competition in the social lending industry increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on the Lending Club platform. Historically, our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new members, which would cause our revenue to decrease and may impair our ability to maintain the Lending Club platform.

We have incurred net losses in the past and expect to incur net losses in the future. If we become insolvent or bankrupt, you may lose your investment.

We have incurred net losses in the past and we expect to incur net losses in the future. As of March 31, 2008, our accumulated deficit was $7.8 million and our total stockholders’ deficit was $4.8 million. Our net loss for the year ended March 31, 2008 was $7.0 million. We have not been profitable since our inception, and we may not become profitable. In addition, we expect our operating expenses to increase in the future as we expand our operations. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline. Our failure to become profitable could impair the operations of the Lending Club platform by limiting our access to working capital to operate the platform. If we were to become insolvent or bankrupt, an event of default would occur under the terms of the Notes, and you may lose your investment.

Our substantial senior secured indebtedness could adversely affect our financial performance, ability to finance future operations, and our special, limited obligations in respect of the Notes.

We have incurred substantial senior secured indebtedness under bank credit facilities with SVB and Gold Hill and other notes issued to other investors. The operating and financial restrictions in these debt agreements, as well as the required debt service and repayment obligations thereunder, could adversely affect our financial performance. In addition, our ability to borrow additional funds or otherwise finance our future operations will be limited by the existence and terms of the debt agreements. If we are unable to repay our obligations other than the Notes and otherwise finance our future operations, such inability will have an adverse impact on our ability to operate our platform and service the Notes, which could adversely affect the payments you receive on the Notes.

Our credit agreements contain restrictive covenants and other limitations that, if not complied with, could result in a default under the credit agreements and an acceleration of our obligations under the credit agreements. We are not certain whether we would have, or be able to obtain, sufficient funds to make such accelerated payments, and a failure to do so could adversely affect our ability to operate or platform and service the Notes, which could adversely affect the payments you receive on the Notes.

We are in violation of certain covenants under our SVB and Gold Hill facilities because we stopped accepting lender member commitments during the SEC registration process and also because we have not maintained our primary operating account with SVB. Although the continuing existence of these covenant violations constitutes events of default under the facilities, we entered into forbearance agreements with SVB and Gold Hill in June 2008, under which they agreed to forbear from exercising their rights against us with respect to these events of default through September 15, 2008. There can be no assurance that SVB and Gold Hill would extend the forbearance agreements if we are unable to cure the covenant violations before September 15, 2008.

We have secured our debt facilities by pledging all of our assets except our intellectual property rights, the corresponding member loans and all payments we receive in respect of corresponding member loans.

In order to induce SVB, Gold Hill Venture, and other investors to enter into credit agreements and other debt agreements with us, we have pledged all of our assets except our intellectual property rights, the corresponding member loan promissory notes and payments we receive in respect of corresponding member loans to SVB, Gold Hill and other investors to secure our repayment obligations under these credit agreements and other debt agreements. If we are unable to repay any amounts owed under these credit agreements or other debt agreements, we could lose some or all of our assets and be forced to discontinue our business operations. In addition, because our obligations to SVB, Gold Hill and other investors are secured, collectively, with a first priority lien against such assets, we may have difficulty obtaining additional debt financing from another lender or obtaining new debt financing on terms favorable to us, because a new lender may have to be willing to be subordinate to SVB, Gold Hill and other investors.

The Notes will rank effectively junior to our existing secured indebtedness and to any future secured indebtedness to the extent of the collateral for that secured indebtedness. The Notes do not limit or prevent our incurring future indebtedness, whether unsecured or secured by all or a portion of our assets.

Our arrangements for backup servicing are limited. If we fail to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on your Notes, and we may be unable to collect and process repayments from borrower members.

We have made arrangements for only limited backup servicing. If our platform were to fail or we became insolvent, we would attempt to transfer our member loan servicing obligations to a third party back-up servicer. There can be no assurance that a back-up servicer will be willing or able to adequately perform the servicing of the outstanding member loans. If a back-up servicer assumes the servicing of the member loans, the back-up servicer would be expected to impose additional servicing fees, reducing the amounts available for payments on the Notes. Additionally, transferring these servicing obligations to our back-up servicer may result in delays in the processing and recovery of information with respect to amounts owed on the member loans or, if the Lending Club platform becomes inoperable, may prevent us from servicing the member loans and making principal and interest payments on the Notes. If our back-up servicer is not able to service the member loans effectively, lender members’ ability to receive principal and interest payments on their Notes may be substantially impaired.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited and suspended or stopped. The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note. Even funds held by Lending Club in trust for the holders of Notes may potentially be at risk.

If Lending Club were to become subject to a bankruptcy or similar proceeding, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note. Specifically, the following consequences may occur:

A bankruptcy or similar proceeding of Lending Club may cause delays in borrower member payments.  Borrower members may delay payments to Lending Club on account of member loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of Lending Club, even if the borrower members have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those member loans.

A bankruptcy or similar proceeding of Lending Club may cause delays in payments on Notes.  The commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent Lending Club from making regular payments on the Notes, even if the funds to make such payments are available. Because a bankruptcy or similar proceeding may take months or years to complete, the suspension of payment may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of Lending Club may not be paid.  In bankruptcy or similar proceeding of Lending Club, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note. If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

In a bankruptcy or similar proceeding of Lending Club, there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding member loan.  In a bankruptcy or similar proceeding of Lending Club, it is possible that a Note could be deemed to have a priority or exclusive right of payment from some or all proceeds of the corresponding member loan, in which case the holder of the Note may not be required to share such proceeds of the corresponding member loan with other creditors of

Lending Club. Alternatively, to the extent that no such priority or exclusive right were deemed to exist, the holder of a Note may be required to share the proceeds of the corresponding member loan with Lending Club’s other creditors. If such sharing of proceeds is deemed appropriate, those proceeds that are either held by Lending Club in the clearing account at the time of the bankruptcy or similar proceeding of Lending Club, or not yet received by Lending Club from borrower members at the time of the commencement of the bankruptcy or similar proceeding, may be at greater risk than those proceeds that are already held by Lending Club in the ITF account at the time of the bankruptcy or similar proceeding. To the extent that proceeds of the corresponding member loan would be shared with other creditors of Lending Club, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note. For a more detailed description of the clearing account and the ITF account, see “How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection.”

In a bankruptcy or similar proceeding of Lending Club, there may be uncertainty regarding whether a holder of a Note has any right of payment from assets of Lending Club other than the corresponding member loan.  In a bankruptcy or similar proceeding of Lending Club, it is possible that a Note could be deemed to have a right of payment only from proceeds of the corresponding member loan and not from any other assets of Lending Club, in which case the holder of the Note may not be entitled to share the proceeds of such other assets of Lending Club with other creditors of Lending Club, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the member loan corresponding to the Note. Alternatively, it is possible that a Note could be deemed to have a right of payment from both the member loan corresponding to the Note and from some or all other assets of Lending Club, for example, based upon the automatic acceleration of the principal obligations on the Notes upon the commencement of a bankruptcy or similar proceeding, in which case the holder of the Note may be entitled to share the proceeds of such other assets of Lending Club with other creditors of Lending Club, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the member loan corresponding to the Note. See “Description of the Notes — Events of Default.” To the extent that proceeds of such other assets would be shared with other creditors of Lending Club, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note.

In a bankruptcy or similar proceeding of Lending Club, there may be uncertainty regarding the rights of a holder of a Note, if any, to payment from funds in the clearing account.  If a borrower member has paid Lending Club on a member loan corresponding to a Note before a bankruptcy or similar proceeding of Lending Club is commenced, and those funds are held in the clearing account and have not been used by Lending Club to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that Lending Club will or will be able to use such funds to make payments on the Note. Other creditors of Lending Club may be deemed to have rights to such funds that are equal to or greater than the rights of the holder of the Note. For a more detailed description of the clearing account, see “How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection.”

In a bankruptcy or similar proceeding of Lending Club, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in the ITF account.  If a borrower has paid Lending Club on a member loan corresponding to a Note before a bankruptcy or similar proceeding of Lending Club is commenced, and those funds have been used by Lending Club to make payments on the Note prior to the date the bankruptcy or similar proceeding is commenced, but the payments on the Note continue to be held by Lending Club in an ITF account, there can be no assurance that the holder of the Note will have immediate access to the funds constituting the payment or that the funds constituting the payment will ultimately be released to the holder of the Note. While the Declaration of Trust states that funds in the ITF account are trust property and are not intended to be property of Lending Club or subject to claims of Lending Club’s creditors generally, there can be no assurance that, if the matter were to be litigated, such litigation would not delay or prevent the holder of a Note from accessing the portion of those funds in which the holder has an interest. For a more detailed description of the ITF account, see “How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection.”

In a bankruptcy or similar proceeding of Lending Club, there may be uncertainty regarding the rights of a holder of a Note, if any, to the return of the purchase price of a Note if the corresponding member loan has not been funded.  If the purchase price of a Note is paid to Lending Club and a bankruptcy or similar proceeding of Lending Club is commenced, the holder of the Note may not be able to obtain a return of the funds constituting the purchase price, even if the member loan corresponding to the Note has not been funded as of the date that the bankruptcy or similar proceeding is commenced and even if the funds are held by Lending Club in a ITF account. For a more detailed description of the funding of member loans, see “How the Lending Club Platform Operates — Purchases of Notes and Loan Closings.”

In a bankruptcy or similar proceeding of Lending Club, the holder of a Note may be delayed or prevented from enforcing Lending Club’s repurchase obligations in cases of confirmed identity fraud.  In a bankruptcy or similar proceeding of Lending Club, any right of a holder of Note to require Lending Club to repurchase the Note as a result of a confirmed identity fraud incident may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of Lending Club as described and subject to the limitations in this “Risks Related to Lending Club and the Lending Club Platform — If we were to become subject to a bankruptcy or similar proceeding” section. See “Description of the Notes — Mandatory Redemption” for further information on the repurchase obligation of Lending Club upon a confirmed identity fraud incident.

In a bankruptcy or similar proceeding of Lending Club, the implementation of back-up servicing arrangements may be delayed or prevented.  In a bankruptcy or similar proceeding of Lending Club, our ability to transfer servicing obligations to our back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority. The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of member loans to the detriment of the Notes.

We rely on third-party banks to disburse member loan proceeds and process member loan payments, and we rely on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the member loans on which the Notes are dependent may be adversely affected.

We rely on a third-party bank to disburse member loan amounts. Additionally, because we are not a bank, we cannot belong to and directly access the Automated Clearing House (“ACH”) payment network, and we must rely on an FDIC-insured depository institution to process our transactions, including loan payments and remittances to our Noteholders. We currently use Wells Fargo Bank, N.A. for these purposes. Under the ACH rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. We also rely on computer hardware purchased and software licensed from third parties to operate our platform, including payment processing software licensed from BankServ. This hardware and software may not continue to be available on commercially reasonable terms, or at all. If we cannot continue to obtain these services, or if we cannot transition to another service provider quickly, our ability to process payments and operate the Lending Club platform could suffer, and your receipt of payments on the Notes could be delayed or impaired.

If the security of our members’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

Our platform stores our borrower members and lender members’ bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our members’ data, our relationships with our members will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.

Our ability to service the member loans or maintain accurate accounts may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

The highly-automated nature of the Lending Club platform may make it an attractive target and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a computer hacker were able to infiltrate the Lending Club platform, you would be subject to an increased risk of fraud or borrower identity theft, and you may not receive the principal or interest payments that you expect to receive on any Notes you were fraudulently induced to purchase. Hackers might also disrupt the accurate processing and posting of payments to accounts such as yours on the platform, or cause the destruction of data and thereby undermine your rights to repayment of the Notes you have purchased. While we have taken steps to prevent hackers from accessing the Lending Club platform, if we are unable to prevent hacker access, your ability to receive the principal and interest payments that you expect to receive on Notes you purchase and our ability to fulfill our servicing obligations and to maintain the Lending Club platform would be adversely affected.

Any significant disruption in service on our website or in our computer systems could reduce the attractiveness of our platform and result in a loss of members.

If a catastrophic event resulted in a platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members. Our system hardware is hosted in a hosting facility located in Santa Clara, CA, owned and operated by SAVVIS. We also maintain a real time backup system located in Washington, D.C. SAVVIS does not guarantee that our members’ access to our website will be uninterrupted, error-free or secure. Our operations depend on SAVVIS’s ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with SAVVIS is terminated, or there is a lapse of service or damage to SAVVIS facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of SAVVIS or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at a SAVVIS facility. These factors could prevent us from processing or posting payments on the member loans or the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause members to abandon the Lending Club platform, any of which could adversely affect our business, financial condition and results of operations.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve Lending Club members could diminish, resulting in a material adverse effect on our business.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our growth in headcount and operations since our inception has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our senior management to manage the growth we achieve effectively. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. In particular, Renaud Laplanche, our Founder and Chief Executive Officer, and John Donovan, our Chief Operating Officer, are critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Laplanche, Mr. Donovan or other executive officers or key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to maintain the Lending Club platform and arrange member loans depends, in part, upon our proprietary technology, including our proprietary LendingMatch system. We have applied for patent protection for LendingMatch. We may not protect our proprietary technology effectively, however, which would allow competitors to duplicate our products and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. In addition, the Lending Club platform may infringe upon claims of third-party patents, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt the Lending Club platform to compete with other person-to-person lending platforms as they develop. If we cannot protect our proprietary technology from intellectual property challenges, or if the platform becomes obsolete, our ability to maintain the platform, arrange member loans or perform our servicing obligations on the member loans could be adversely affected.

Purchasers of Notes will have no control over Lending Club and will not be able to influence Lending Club corporate matters.

We are not offering any equity in this offering. Purchasers of Notes offered through the Lending Club platform will have no equity interest in Lending Club and no ability to vote on or influence Lending Club corporate decisions. As a result, our stockholders will continue to exercise 100% voting control over all Lending Club corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

RISKS RELATING TO COMPLIANCE AND REGULATION

The Lending Club platform is a novel approach to borrowing that may fail to comply with borrower protection laws such as state usury laws, other interest rate limitations or federal and state consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act and their state counterparts. Borrower members may make counterclaims regarding the enforceability of their obligations after collection actions have commenced, or otherwise seek damages under these laws. Compliance with such regimes is also costly and burdensome.

The Lending Club platform operates a novel program that must comply with regulatory regimes applicable to all consumer credit transactions. The novelty of our platform means compliance with various aspect of such laws is untested. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the member loans. Our platform is also subject to other federal and state laws, such as:

•	the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrower members regarding the terms of their member loans;

•	the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•	the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower member’s credit history; and

•	the federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility. See “About Lending Club — Government Regulation” for more information regarding governmental regulation of the Lending Club platform.

Noncompliance with laws and regulations may impair our ability to arrange or service member loans.

Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the member loans on which the Notes are dependent and, in addition, could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain the Lending Club platform and may result in borrower members rescinding their member loans.

Where applicable, we seek to comply with state small loan, loan broker, servicing and similar statutes. Currently, we do not provide services to borrowers in Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota. In all other U.S. jurisdictions with licensing or other requirements we believe may be applicable to make loans, we have obtained any necessary licenses or comply with the relevant requirements. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions, which may have an adverse effect on our ability to continue to arrange member loans through the platform, perform our servicing obligations or make the Lending Club platform available to borrower members in particular states, which may impair your ability to receive the payments of principal and interest on your Notes that you expect to receive. See “About Lending Club — Government Regulation” for more information regarding governmental regulation of the Lending Club platform.

We rely on our agreement with WebBank to lend to qualified borrower members on a uniform basis throughout the United States. If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to arrange member loans.

Borrower member loan requests take the form of an application to WebBank, which cooperates with us to lend to qualified Lending Club borrower members and allows our platform to be available to borrowers on a uniform basis throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota. If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to arrange member loans. Because we do not currently possess state lending licenses in every U.S. state, we may be required to discontinue lending or limit the rates of interest charged on member loans in some states. We may face increased costs and compliance burdens if our agreement with WebBank terminated.

Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders. If litigation on similar theories were successful against us, member loans originated through the Lending Club platform could be subject to state consumer protection laws in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks. These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought, successfully in some instances, to recharacterize the loan marketer as the lender for purposes of state consumer protection law restrictions. Similar civil actions have been brought in the context of gift cards. We believe that our activities are distinguishable from the activities involved in these cases.

Additional state consumer protection laws would be applicable to the member loans originated through the Lending Club platform if we were recharacterized as a lender, and the member loans could be voidable or unenforceable. In addition, we could be subject to claims by borrower members, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us. To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending. However, such actions could have a material adverse effect on our business.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to social lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our members in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of the Lending Club platform.

Our legal compliance burdens and costs will significantly increase as a result of operating as a public company following the date of this prospectus. Our management will be required to devote substantial time to compliance matters.

After the date of this prospectus, we will become a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. Our management and other personnel will need to devote a substantial amount of time to public company compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-

consuming and costly. For example, these rules and regulations may make it more expensive for us to obtain director and officer liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as directors or executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending March 31, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. In order to comply with Section 404, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If we are unable to successfully address the material weaknesses in our internal control over financial reporting or otherwise maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

On June 6, 2008, our independent registered public accounting firm issued a letter to the Company informing us that, as of March 31, 2007 and 2008, respectively, the Company did not maintain effective controls over the corporate financial reporting process due to an insufficient complement of personnel with a level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the Company’s corporate financial reporting requirements.

Based upon that written communication, our Chief Executive Officer and our Vice President of Finance and Administration concurred with the assessment contained in that written communication. Beginning with the first quarter of fiscal 2009, we have initiated corrective actions to remediate each of our material weaknesses in internal controls over financial reporting. Specifically, in July 2008 we hired an accounting manager to perform our daily accounting functions, and we have purchased additional accounting research tools that will allow our senior accounting personnel to research complex accounting issues effectively, independently from our auditors. As of the date of this prospectus, our management believes that we have remedied each of the material weaknesses in internal controls over financial reporting. However, we cannot be certain that these measures will result in our ability to maintain adequate controls over our corporate financial processes and reporting in the future. If these actions are not successful in addressing these material weaknesses or if we identify additional material weaknesses in the future, our ability to report our financial results on a timely and accurate basis may be adversely affected.

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. If, however, we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations. If we were deemed to be an investment company, we may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding Lending Club borrowers, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	the status of borrower members, the ability of borrower members to repay member loans and the plans of borrower members;

•	expected rates of return and interest rates;

•	the attractiveness of our lending platform;

•	our financial performance;

•	the impact of our new structure on our financial condition and results of operations;

•	the availability and functionality of the trading system;

•	our ability to retain and hire necessary employees and appropriately staff our operations;

•	regulatory developments;

•	our intellectual property; and

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THE LOAN PLATFORM

Overview

Lending Club is an Internet-based social lending platform that enables its borrower members to borrow money and its lender members to purchase Member Payment Dependent Notes, the proceeds of which fund loans made to individual borrower members. Our motto is “Better Rates. Together.” We operate in the space known as “social lending.” As of June 30, 2008, we had 57,820 registered members and had facilitated the issuance of $17.8 million in member loans. Through our participation in the Lending Club platform as a lender, as of June 30, 2008 we have funded approximately $8.6 million of this $17.8 million total. All member loans originated through the Lending Club platform are unsecured and have three-year terms. Although we initially permitted member loans to have principal amounts as low as $500, all member loans currently originated through the Lending Club platform have original principal amounts between $1,000 and $25,000. As of June 30, 2008, the average aggregate Lending Club loan to a single borrower member was approximately $8,461.

We aim to operate our platform at low cost to offer interest rates to our borrower members lower than the rates they could obtain through credit cards or traditional banks and to offer interest rates to lender members on Notes that lender members find attractive. Our lending platform operates online only. Our registration, processing and payment systems are automated and electronic. We encourage the use of electronic payments as the preferred means to disburse member loan proceeds and remit cash payments on outstanding member loans. We have no physical branches, no deposit-taking and interest payment activities and extremely limited loan underwriting activities.

We generate revenue by charging borrower members loan origination fees and by charging lender members ongoing servicing charges relating to the Notes they have purchased. As our operations ramped up during the fiscal year ended March 31, 2008, and before we temporarily stopped accepting lender member commitments, loan origination volumes grew rapidly, with $1.1 million originated in our fiscal quarter ended September 30, 2007, $4.4 million in our fiscal quarter ended December 31, 2007 and $10.1 million in our fiscal quarter ended March 31, 2008. During the fiscal quarter ended June 30, 2008, origination volume was $2.9 million. Of this $2.9 million in loans originated in this period, we funded approximately $2.0 million though our participation in the platform as a lender.

We have positioned ourselves in the social lending market as a platform for higher quality borrowers. To borrow on our platform, borrower members must have:

•	a minimum FICO score of 640;

•	a debt-to-income ratio (excluding mortgage) below 25%; and

•	a credit report showing no current delinquencies, recent bankruptcies, collections or open tax liens and reflecting

•	at least four accounts ever opened;

•	at least three accounts currently open;

•	no more than 10 credit inquiries in the past six months;

•	utilization of credit limit not exceeding 100%; and

•	a minimum credit history of 12 months

A borrower member’s debt-to-income ratio is calculated by Lending Club based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member. As described below, we verify a borrower member’s income in approximately 25% of cases. See “About the Loan Platform — How the Lending Club Platform Operates — Minimum Credit Criteria and Underwriting” below, where the concepts of FICO, debt-to-income ratio, delinquency, recent bankruptcy, collections, open tax liens, credit inquiries and utilization of credit limit are discussed in detail. Lending Club preserves the anonymity of our borrower and lender members, in that lender members and borrower members do not know, and are not permitted to obtain, each other’s actual names and addresses. Lending Club members conduct transactions using Lending Club screen names. During our member registration process, we verify the identity of members by comparing supplied information against the records of a consumer reporting agency. We also currently require verification of bank accounts. See “About the Loan Platform — How the Lending Club Platform Operates — New Member Registration” below, where our registration procedures are discussed.

We offer member loans through our platform to borrower members throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota. Because we collect small fees from thousands of members, no single borrower member or lender member has accounted for more than 0.1% of our revenue during our fiscal year ended March 31, 2008 or any subsequent fiscal quarter.

Borrower members who use our platform must identify their intended use of member loan proceeds in their initial loan request. As of June 30, 2008, among funded member loans, borrower members identified their intended use of loan proceeds as follows:

•	refinancing high-interest credit card debt (approximately 54%);

•	one-time events, such as weddings, home improvements or medical expenses (approximately 33%); and

•	financing their home-based or small businesses (approximately 13%).

We do not verify or monitor a borrower member’s actual use of funds following the funding of a member loan.

We attract members to our website, www.lendingclub.com, through a variety of sources. We drive traffic through referrals from other parties (which include online communities, social networks and marketers), through search engine results and through online and offline advertising. We are not dependent on any one source of traffic to our website. As of June 30, 2008, our website was receiving approximately 55,000 unique visitors per month.

The Online Social Lending Industry

Online social lending is a new approach to consumer finance. Social lending uses an Internet-based network to connect borrower and lender members. The provider of the lending platform, in our case Lending Club, generally provides transactional services for the online network, including screening borrowers for borrowing eligibility and facilitating payments. A social lending platform allows borrower and lender members to connect with each other using a combination of financial and social criteria. Online social lending also entails significantly lower operating costs compared to traditional banking and commercial finance institutions because there are no physical branches and related infrastructure, no deposit-taking and interest payment activities and extremely limited loan underwriting activities. We believe that the interest rates offered to our borrower members through the Lending Club platform are better than the rates those borrower members would pay on outstanding credit card balances or an unsecured loan from a bank, if they were able to obtain such a loan.

As an early participant in the development of online social lending, Lending Club views consumer finance delivered through an online social platform as an important new market opportunity. Key drivers of social lending include the following:

•	the possibility of lower interest rates for borrower members;

•	the possibility of attractive interest rates for lender members;

•	the possibility for all members to help each other by participating in the platform to their mutual benefit;

•	tightening consumer credit markets, particularly among traditional banking institutions; and

•	growing acceptance of the Internet as an efficient and convenient forum for consumer transactions.

How the Lending Club Platform Operates

New Member Registration

The first step in using our platform is new member registration. New members first register as general Lending Club members. During registration, members establish online member screen names. New members must agree to the terms and conditions of the Lending Club website, including agreeing to conduct transactions and receive disclosures and other communications electronically. Next, new members have the opportunity to register as borrower members or lender members. Members may also choose to register as both borrowers and lenders. All Lending Club borrower members:

•	must be U.S. citizens or permanent residents;

•	must be at least 18 years old;

•	must have valid email accounts;

•	must have U.S. social security numbers; and

•	must have an account at a financial institution with a routing transit number.

During borrower and lender registration, we verify the identity of members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. We also currently require each new member to supply information about the member’s bank account including routing numbers, after which we transfer a few cents from the bank account into the member’s newly created Lending Club sub-account to verify that the bank account belongs to the member. Members must then sign in to Lending Club and verify their bank accounts based on the amounts transferred.

During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes and a tax withholding statement, and must enter into a note purchase agreement with Lending Club, which will govern all purchases of Notes the lender member makes through our platform. See “About the Loan Platform — Note Purchase Agreement” for a detailed description of the note purchase agreement.

Likewise, during borrower registration, potential borrower members must agree to a credit profile authorization statement and bank account authorization.

Borrower members must also enter into a borrower agreement with Lending Club. The borrower agreement addresses the registration and loan request processes. In this agreement, the borrower member authorizes us to obtain a consumer report, to use the consumer report for specific purposes and to share certain information about the borrower member with lender members. The borrower member also grants us a limited power of attorney to complete on the borrower member’s behalf, one or more promissory notes in the amounts and on the terms made to the borrower member by WebBank.

Borrower members also enter into a loan agreement with WebBank. In the loan agreement, the borrower member authorizes WebBank to obtain and use a consumer report on the borrower member. The loan agreement addresses the application process and the role of lender member’s commitments to purchase Notes corresponding to the borrower loan. The agreement explains that Lending Club may, but is not obligated to, agree to fund all or a portion of a loan to the borrower member. If a loan is extended to the borrower member, the borrower member agrees to be bound by the terms of a promissory note, the form of which is attached as an exhibit to the agreement. The agreement also addresses fees and terms related to a loan and default. The borrower member authorizes WebBank to debit the borrower member’s designated account by ACH transfer for each payment due under the promissory note. The loan agreement also describes the parties’ rights in regard to arbitration. The borrower member agrees that WebBank may assign its right, title and interest in the loan agreement and the borrower member’s promissory notes to Lending Club.

Borrower Loan Requests

Borrower members submit loan requests online through the Lending Club website. Loan requests must be between $1,000 and $25,000. Each loan request is an application to WebBank, which lends to qualified Lending Club borrower members and allows our platform to be available to borrower members on a uniform basis throughout the United States, except that we do not currently facilitate member loans in Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota. WebBank is an FDIC-insured, state-chartered industrial bank organized under the laws of Utah that serves as the lender for all member loans originated through our platform.

Currently, we allow borrower members to have up to two Lending Club member loans outstanding at any one time, if the borrower member continues to meet our credit criteria. In addition, to apply for a second Lending Club member loan, the borrower member must have already made timely payments on the first member loan for at least six months. If a borrower member applies for a second Lending Club member loan, we do not make any notation in the loan listing to indicate the borrower member’s first member loan, except that the borrower member’s total indebtedness, as reported in the credit report, will reflect the level of debt incurred from the previous loan.

Borrower members supply a variety of unverified information that is included in the borrower member loan listings on our website. This information includes a borrower member’s stated social affiliations (such as educational affiliations), home ownership status, job title, employer and tenure. This information also includes a borrower member’s income, which generally is unverified. If we verify the borrower member’s income, we will display an icon in the loan listing indicating that we have done so. Lender members have no ability to verify borrower member information. See “About the Loan Platform — How the Lending Club Platform Operates — Loan Postings and Borrower Member Information Available on the Lending Club Website.”

Minimum Credit Criteria and Underwriting

After we receive a loan request, we evaluate whether the prospective borrower member meets the credit criteria agreed upon with WebBank established for the member loans. The credit policy agreed upon with WebBank provides the underwriting criteria for all loans originated through our platform, and the credit policy may not be changed without the consent of WebBank. Under the credit policy, prospective borrower members must have:

•	a minimum FICO score of 640 (as reported by a consumer reporting agency);

•	a debt-to-income ratio (excluding mortgage) below 25%, as calculated by Lending Club based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which we verify in approximately 25% of cases; and

•	a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, collections or open tax liens and reflecting:

•	at least four accounts ever opened;

•	at least three accounts currently open;

•	no more than 10 credit inquiries in the past six months;

•	utilization of credit limit not exceeding 100%; and

•	a minimum credit history of 12 months.

For purposes of the credit policy:

•	“debt-to-income ratio” means the borrower’s aggregate monthly payment in respect of debt obligations appearing on the borrower’s credit report, other than those secured by real estate, divided by the borrower’s monthly income, as reported by the borrower;

•	“current delinquency” means a payment obligation of the borrower appearing on the borrower’s credit report that is 30 or more days late at the time the borrower applies for a member loan on the Lending Club platform;

•	“recent bankruptcy” means a bankruptcy, as indicated by a credit report, that occurred less than seven years before the date the borrower applies for a member loan on the Lending Club platform;

•	“collection” means that a collections agency has reported an outstanding debt obligation of the borrower to the consumer reporting agency and that the collection amount remains open at the date the borrower applies for a member loan on the Lending Club platform;

•	“open tax lien” means a lien recorded by a tax authority appearing on the borrower’s credit report that has not been released by the applicable tax authorities;

•	“open account” means any credit account that the borrower can currently utilize reported in the borrower’s credit report;

•	“credit inquiry” means an instance recorded in the borrower’s credit report in which a lender has requested a copy of the borrower’s credit report in response to the borrower’s request for a new credit facility or an extension of an existing one;

•	“utilization of credit limit” means the ratio obtained by dividing the outstanding indebtedness of a borrower by the total indebtedness authorized under all of the borrower’s open credit lines, as reported on the borrower’s credit report. It is possible for utilization of credit limit to exceed 100% in the event a borrower borrows to the limit of all open credit lines and interest accrues and is capitalized before the borrower makes any repayments; and

•	“credit history” means the time elapsed since the borrower first opened a credit account, as reported on the borrower’s credit report.

A FICO score is a numeric rating that ranges between 300 and 850 that rates a person’s credit risk based on past credit history and current credit situation. FICO scoring was developed by Fair Isaac Corporation. FICO scores reflect a mathematical formula that is based on information in a borrower’s credit report, compared to information on other consumers. Consumers with higher scores typically represent a lower risk of defaulting on their loans. There are three different FICO scores, each with a separate name, which correspond to each of the three main U.S. consumer reporting agencies. Equifax uses the “BEACON score”; Experian uses the “Experian/Fair Isaac Risk Model”; and TransUnion uses the “EMPIRICA score.” The score from each consumer reporting agency considers only the credit data available to that agency. Fair Isaac Corporation develops all three FICO scores and makes the scores as consistent as possible across the three consumer reporting agencies. Nevertheless, the three agencies sometimes have different information about a particular borrower member, and that means the three FICO scores for that borrower member will vary by agency. We currently obtain consumer credit information from a single consumer reporting agency, although we may use other consumer reporting agencies in the future.

As made available by Fair Isaac Corporation as of June 30, 2008 on its website, myfico.com, consumers in the United States are distributed among FICO scores as follows:

Percentage of
United States
FICO	Consumers

300-499	2%
500-549	5%
550-599	8%
600-649	12%
650-699	15%
700-749	18%
750-799	27%
800-850	13%

The FICO scoring model takes into account the information in a consumer’s credit report, with different kinds of information carrying differing weights. The FICO scoring model takes into account five categories of data:

•	historical timeliness of bill payments, with most recent activity given the most emphasis (35% of the FICO score);

•	total outstanding debt and the total amount of credit the consumer has available, with consumers who consistently borrow to their credit limits having their scores reduced (30%);

•	length of credit history, with consumers with long credit histories with the same lenders having their scores increased (15%);

•	mix of credit, with consumers with a variety of revolving credit (such as credit cards) and installment credit (such as car loans) having the highest scores (10%); and

•	new credit applications, with consumers who have higher numbers of credit applications generally having their scores reduced (10%).

FICO scores do not consider:

•	age;

•	race;

•	sex;

•	job or length of employment, including military status;

•	income;

•	education;

•	marital status;

•	whether the consumer has been turned down for credit;

•	length of time at current address;

•	whether the consumer owns a home or rents; and

•	information not contained in the consumer’s credit report.

After obtaining authorization from the borrower member, by arrangement with WebBank we obtain a credit report from a consumer reporting agency to determine if the borrower member meets the three criteria explained in detail above: a minimum FICO score of 640; a debt-to-income ratio (excluding mortgage) below 25%, as calculated by Lending Club based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which we verify in approximately 25% of cases; and a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, collections or open tax liens and reflecting at least four accounts ever opened, at least three accounts currently open, no more than 10 credit inquiries in the past six months, utilization of credit limit not exceeding 100% and a minimum credit history of 12 months.

From our inception until June 30, 2008, during a time in which we applied somewhat different and less restrictive criteria than we will following the date of this prospectus, only 13.1% of individuals seeking member loans on our site have had the credit score and lack of delinquencies required to post their loan requests on our website. See “About Lending Club — Business — Prior Operation of the Lending Club Platform.” During the loan application process, we also automatically screen borrower members using U.S. Department of the Treasury Office of Foreign Asset Control lists, as well as our fraud detection systems. See “About Lending Club — Business — Technology — Fraud Detection.”

After submission of the application, we inform potential borrowers whether they qualify to post a loan request on our platform. Potential borrowers then must enter into a borrower agreement with Lending Club and a loan agreement with WebBank. These agreements set forth the terms and conditions of the member loans and allow a borrower member to withdraw from a loan request at any time before the member loan is funded. See “About the Loan Platform — How the Lending Club Platform Operates — New Member Registration.”

As of March 31, 2008, when we applied somewhat different and less restrictive criteria, we were receiving approximately 4,000 borrower loan requests per month, of which approximately 600 qualified to be posted on the Lending Club website. See “About Lending Club — Business — Prior Operation of the Lending Club Platform.” After April 7, 2008, we reduced our marketing efforts. We are currently receiving about 1,500 borrower requests per month.

For borrower members that qualify, pursuant to the credit policy we assign one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower’s FICO score, requested loan amount, currently open accounts, number of credit inquiries in the past six months, utilization of credit limit and length of credit history. Applying these grading criteria, the following factors lead to a loan request being more likely to be designated grade

A1: higher credit score; lower requested loan amount; fewer credit inquiries; fewer open accounts, given a minimum of six open accounts; utilization of credit limit between 5% and 85%; and greater length of credit history.

Specifically, we use the following six-step grading process to assign sub-grades.

First, using the FICO credit score, we assign each loan into an initial base sub-grade. Base sub-grades are assigned as follows:

Sub-Grade	FICO

A1	770-850
A2	747-769
A3	734-746
A4	723-733
A5	714-733
B1	707-713
B2	700-706
B3	693-699
B4	686-692
B5	679-685
C1	675-678
C2	671-674
C3	668-670
C4	664-667
C5	660-663
D1	656-659
D2	652-655
D3	648-651
D4	644-647
D5	640-643

Second, we modify the sub-grade according to the borrower’s member’s currently open accounts (as reported by a consumer reporting agency). Sub-grade modifications based on currently open accounts (as reported by a consumer reporting agency) are as follows:

Sub-Grade
Open Accounts	Modifier

0-2	Decline
3	(4)
4	(2)
5	(1)
6-21	0
22	(2)
23	(3)
24	(4)
25	(8)
26 or more	(12)

Third, we modify the sub-grade based on the borrower member’s number of credit inquiries in the last six months (as reported by a consumer reporting agency). Sub-grade modifications based on the number of credit inquiries in the last six months (as reported by a consumer reporting agency) are as follows:

Sub-Grade
Number of Credit Inquiries in Last Six Months	Modifier

0-3	0
4	(1)
5	(2)
6	(4)
7	(6)
8	(10)
9	(14)
10	(20)
11 or more	Decline

Fourth, we modify the sub-grade based on the borrower member’s utilization of his or her credit limit. Sub-grade modifications based on utilization of credit limit are as follows:

Sub-Grade
Utilization of Credit Limit	Modifier

Less than 5.00%	(1)
5.00%-84.99%	0
85.00%-89.99%	(1)
90.00%-94.99%	(2)
95.00%-97.99%	(4)
98.00%-99.99%	(8)
100.00% or greater	Decline

Fifth, we modify the sub-grade based on length of the borrower member’s credit history. Sub-grade modifications based length of credit history are as follows:

Sub-Grade
Length of Credit History	Modifier

Less than 12 months	Decline
12-18 months	(16)
19-24 months	(12)
25-30 months	(8)
31-36 months	(6)
37-42 months	(4)
43-48 months	(3)
49-54 months	(2)
55-60 months	(1)
More than 60 months	0

Sixth and finally, we modify the sub-grade based on ratio of the requested loan amount to the Lending Club pre-determined “guidance limit.” Guidance limits are as follows:

Guidance
Loan Grade	Limit

A	$15,000
B	$12,500
C	$10,000
D	$7,000
E	$4,000
F	$3,000
G	$2,000

Sub-grade modifications based on guidance limits are as follows:

Sub-Grade
Loan Amount/Guidance Limit	Modifier

0%-24%	0
25%-49%	(1)
50%-74%	(2)
75%-99%	(3)
100%-124%	(4)
125%-149%	(5)
150%-174%	(6)
175%-199%	(8)
200%-224%	(10)
225%-249%	(12)
250%-274%	(14)
275%-299%	(16)
300%+	(18)

By adding the modifiers to the initial sub-grade, we arrive at the final sub-grade.

For example, assume a borrower member requests a $5,000 loan, and the borrower member has a FICO score of 700, 10 open accounts, four credit inquiries in the last six months, 50% utilization of credit limit and more than 60 months of credit history. We would first assign this borrower a B2 sub-grade because the borrower’s FICO is 700. Next, we would make no sub-grade modification for open accounts, because 10 open accounts is greater than 5 and less than 22. We would then lower the borrower member’s initial B2 base sub-grade one level based on four credit inquiries in the last six months, because four credit inquiries in the last six months results in a one level reduction in sub-grade. We would make no sub-grade modification for 50% utilization of credit limit, since it is greater than 5% but less than 85%, and we would make no sub-grade modification for length of credit history, because the borrower member has more than 60 months of credit history. Because the requested loan amount, $5,000, is between 25-49% of the guidance limit of $12,500 for B loan grades, we would further lower the sub-grade one level due to the difference between the loan amount and the guidance limit; $5,000 is 40% of $12,500. This loan request would therefore ultimately be lowered two sub-grades from B2 to B4.

E, F and G grades can only be assigned to a member loan as a result of downward sub-grade adjustments based on the requested loan amount and the credit report metrics described above: currently open accounts, number of credit inquiries in the past six months, utilization of credit limit and length of credit history.

Borrower Financial Information is Generally Unverified

As discussed above, borrower member information presented in loan listings is generally unverified. In contrast to the information provided by a consumer reporting agency and the requested loan amount, as described above regarding our loan grading criteria, lender members should not rely on unverified information provided by borrower members.

Additionally, we generally do not verify a borrower member’s ability to repay a member loan the borrower member has requested. For example, we do not review paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings.

From time to time, however, we verify a borrower’s employment and income by requiring the borrower to submit paystubs, IRS Forms W-2 or other tax records between the initial posting of a loan request and any funding of a member loan. We currently perform such income and employment verifications for approximately 25% of loan requests that proceed past the initial credit check stage and are posted on the website. We perform these employment and income verifications only at the time a borrower member posts a loan request, before the loan request is funded. We do not perform any income or employment verifications following member loan funding. When we perform these verifications, we contact borrower members by email or telephone to request additional information. An icon appears in borrower loan listings to indicate whether we have verified the borrower member’s income.

As of June 30, 2008, we perform targeted income verification primarily in the following situations:

•	If we believe there may be uncertainty about the borrower member’s employment or future income. For example, the borrower member fails to state an employment or source of income; the stability of the borrower member’s future income or employment status appears to be in question (based, for example, on self-reported loan description); or a borrower member has control over the accuracy of the information, such as being a principal of the company providing the employment or income information.

•	If we detect conflicting or unusual information in the loan request.

•	If the loan amount is high.

•	If the borrower member is highly leveraged.

•	If we suspect the borrower member may have obligations not included in the borrower member’s pre-loan or post-loan debt level, such as wage garnishment collection accounts. Or,

•	If we suspect fraud.

We also conduct random testing. From time to time, we also randomly select listings to verify information for the purpose of testing our policies and for statistical analysis.

If the borrower member fails to provide satisfactory information in response to an income or employment verification inquiry, we may remove the borrower member’s loan listing or request additional information from the borrower member.

From the period from our inception to June 30, 2008, of the borrower members undergoing income and employment verification:

•	approximately 45% have provided us with satisfactory responses;

•	approximately 5% have provided information that failed to verify their stated information, and we removed those borrower members’ loan postings; and

•	approximately 50% failed to respond to our request or responded stating that they did not wish to provide information, and we removed those borrower members’ loan postings.

We conduct income and employment verification entirely in our discretion as an additional credit and fraud screening mechanism. We believe that our ability to verify a borrower member’s income may be useful in certain circumstances in screening our platform against exaggerated income and employment representations from borrower members. Lender members, however, should not rely on a borrower member’s stated employment or income, except when such income or employment has been verified as indicated on the loan details page, or on Lending Club’s ability to perform income and employment verifications. We cannot assure lender members that we will continue performing income and employment verifications. We expect that the percentage of loan postings for which we conduct income and employment verifications will decline as our volumes increase. See “Risk Factors — Information supplied by borrower members may be inaccurate or intentionally false.”

Our participation as a lender on the platform has had, and will continue to have, no effect on our income and employment verification process, the selection of loan requests verified or the frequency of income and employment verification.

Interest Rates

After a loan request’s loan grade has been determined under the credit policy pursuant to our agreement with WebBank, an interest rate is assigned to the loan request. Interest rates currently range between 7.37% and 18.86%. The interest rates are assigned to borrower loan grades in three steps. First, the Lending Club base rates are determined. Second, an assumed default rate is determined that attempts to project loan default rates. Third, the assumed default rate is used to calculate an upward adjustment to the base rates, which we call the “Adjustment for Risk and Volatility.”

The base rates are set by the interest rate working group. This group generally meets on a weekly basis and includes our Chief Executive Officer; Chief Operations Officer; Director, Credit; Vice President, Collections; and Director, Product Strategy. The working group’s objective in setting the Lending Club base rates is to allocate the interest rate spread that exists between the cost of credit for borrower members and the return on bank deposits we understand are available to lender members. We have selected this spread as an appropriate starting place for our base rates for the following reasons:

•	For borrower members, we believe the interest rate for unsecured consumer credit published by the Federal Reserve reflects the average interest rate at which our borrower members could generally obtain other financing. We believe that the difference between that interest rate and the base rate is a relevant measure of the savings that may be achieved by our borrower members.

•	For lender members, we believe the interest rate on certificates of deposit reflects a widely available risk-free alternative investment for our lender members. We believe the difference between that interest rate and the base rate is a relevant measure of the value that may be delivered to our lender members.

By setting the initial allocation of the base rate near the middle of the spread between these two interest rates, we believe roughly equal value may be provided to both our borrower members and our lender members. To make this initial base rate calculation, the working group calculates the average between the interest rate for unsecured consumer credit published by the Federal Reserve, “commercial banks; all accounts,” in Federal Reserve Statistical Release G19, and the interest rate for 6-month certificates of deposit, “secondary market; monthly,” published by the Federal Reserve in Federal Reserve Statistical Release H15.

Next, the working group modifies this initial allocation, based on the following factors:

•	general economic environment, taking into account economic slowdowns or expansions;

•	the balance of supply and demand on the Lending Club platform, taking into account whether borrowing requests exceed lender member commitments or vice versa; and

•	competitive factors, taking into account the rates set by other social lending platforms and the rates set by major financial institutions.

The working group adjusts the Lending Club base rates from time to time based on this methodology. In applying the adjustment to the base rate, the working group has established a different base rate for A grades than for other loan grades.

When the working group set our current base rate on June 3, 2008, effective June 17, 2008, the interest rate for unsecured consumer credit published by the Federal Reserve, “commercial banks; all accounts,” in Federal Reserve Statistical Release G19 was 13.71%, and the average interest rate on 6-month certificates of deposit, “secondary market; monthly,” published by the Federal Reserve in Federal Reserve Statistical Release H15 was 2.84%. The average of these two interest rates was 8.27% (calculated as (13.71% + 2.84%)/2 = 8.27%). Applying the adjustments described above, the working group determined an adjustment of -1.22% for A loan grades and -0.47% for other loan grades. Therefore, the working group set the Lending Club base rate as 7.05% for A loan grades and 7.80% for other loan grades.

After the working group sets the Lending Club base rates, we determine assumed default rates. The assumed default rate reflects Lending Club’s attempt to project the default rate for member loans of the loan grade. The 35 sub-

grades, from A1 to G5, were obtained by dividing the difference between the assumed default rate of sub-grade A1 and the assumed default rate of sub-grade G5 into 35 equal intervals and assigning a sub-grade to each interval.

Lastly, the working group adjusts the base rates upward to reflect an adjustment correlated to the assumed default rate, which we call the “Adjustment for Risk and Volatility.” Currently, the working group has set this adjustment as an interest rate equal to twice the assumed default rate. Accordingly, to determine the final interest rates that apply on the Lending Club platform, the working group adds twice the assumed default rate to the base rates.

Set forth below is a chart describing the interest rates currently assigned to member loans for each of the Lending Club loan grades:

	Assumed	Lending Club	Adjustment for	Interest
Sub-Grade	Default Rate	Base Rate	Risk & Volatility	Rate

A 1	0.16%	7.05%	0.32%	7.37%
A 2	0.32%	7.05%	0.63%	7.68%
A 3	0.47%	7.05%	0.95%	8.00%
A 4	0.63%	7.05%	1.27%	8.32%
A 5	0.79%	7.05%	1.58%	8.63%
B 1	0.95%	7.80%	1.90%	9.70%
B 2	1.11%	7.80%	2.21%	10.01%
B 3	1.26%	7.80%	2.53%	10.33%
B 4	1.42%	7.80%	2.84%	10.64%
B 5	1.58%	7.80%	3.16%	10.96%
C 1	1.74%	7.80%	3.48%	11.28%
C 2	1.90%	7.80%	3.79%	11.59%
C 3	2.05%	7.80%	4.11%	11.91%
C 4	2.21%	7.80%	4.42%	12.22%
C 5	2.37%	7.80%	4.74%	12.54%
D 1	2.53%	7.80%	5.06%	12.86%
D 2	2.69%	7.80%	5.37%	13.17%
D 3	2.84%	7.80%	5.69%	13.49%
D 4	3.00%	7.80%	6.00%	13.80%
D 5	3.16%	7.80%	6.32%	14.12%
E 1	3.32%	7.80%	6.63%	14.43%
E 2	3.48%	7.80%	6.95%	14.75%
E 3	3.63%	7.80%	7.27%	15.07%
E 4	3.79%	7.80%	7.58%	15.38%
E 5	3.95%	7.80%	7.90%	15.70%
F 1	4.11%	7.80%	8.21%	16.01%
F 2	4.26%	7.80%	8.53%	16.33%
F 3	4.42%	7.80%	8.85%	16.65%
F 4	4.58%	7.80%	9.16%	16.96%
F 5	4.74%	7.80%	9.48%	17.28%
G 1	4.90%	7.80%	9.79%	17.59%
G 2	5.05%	7.80%	10.11%	17.91%
G 3	5.21%	7.80%	10.42%	18.22%
G 4	5.37%	7.80%	10.74%	18.54%
G 5	5.53%	7.80%	11.06%	18.86%

The interest rate working group has adjusted the Lending Club base rate from time to time in the past and will continue to do so. When the working group makes adjustment to our base rate, we will supplement this prospectus and will file a post-effective amendment to the registration statement of which this prospectus forms a part.

Illustration of Service Charge and Annual Returns For Fully Performing Loans of Each Sub-Grade and For Sub-Grades Based on the Assumed Default Rate

The following table illustrates hypothetical annual return information with respect to the Notes, grouped by Lending Club sub-grade. The information in this table is not based on actual results for lender members and is presented only to illustrate the effects by sub-grade on hypothetical annual Note returns of Lending Club’s 1.00% service charge and an assumed default rate. By column, the table presents:

•	loan sub-grades;

•	the annual stated interest rate;

•	the hypothetical annual returns on Notes if no defaults were to occur and the member loans were to perform fully without any late payments or collections, before Lending Club’s service charge;

•	the reduction in the annual return of the hypothetical full performance result due to Lending Club’s 1.00% service charge on both interest and principal payments;

•	the hypothetical annual returns on Notes assuming full performance, net of Lending Club’s service charge;

•	the hypothetical assumed default rate, as discussed above (see “About the Loan Platform — How the Lending Club Platform Operates — Interest Rates”);

•	the hypothetical annual returns on Notes if the assumed default rate were to occur, before Lending Club’s service charge;

•	the reduction in the annual return of the hypothetical assumed default rate result due to Lending Club’s 1.00% service charge on both interest and principal payments; and

•	the hypothetical annual returns on Notes assuming the assumed default rate were to occur, net of Lending Club’s service charge.

For information about historical loan payment information and actual loss experience, see “About the Loan Platform — Historical Information about Our Borrower Members and Outstanding Loans.”

							Reduction
			Reduction			Returns	in Return	Returns
			in Return			Assuming	(Assuming	Assuming
		Returns	(Assuming Full	Returns		Assumed	Assumed	Assumed
		Assuming Full	Performance)	Assuming Full		Default	Default Rate)	Default
		Performance	Due to	Performance	Assumed	Rate Before	Due to	Rate After
		Before	Lending	After Lending	Default	Lending	Lending	Lending
		Lending Club’s	Club’s 1.00%	Club’s 1.00%	Rate (as	Club’s 1.00%	Club’s 1.00%	Club’s 1.00%
Loan	Interest	1.00% Service	Service	Service	discussed	Service	Service	Service
Grade	Rate	Charge	Charge	Charge	above)	Charge	Charge	Charge

A1	7.37%	7.37%	0.679%	6.69%	0.16%	7.21%	0.678%	6.53%
A2	7.68%	7.68%	0.680%	7.00%	0.32%	7.36%	0.679%	6.68%
A3	8.00%	8.00%	0.681%	7.32%	0.47%	7.53%	0.679%	6.85%
A4	8.32%	8.32%	0.683%	7.64%	0.63%	7.69%	0.680%	7.01%
A5	8.63%	8.63%	0.684%	7.95%	0.79%	7.84%	0.681%	7.16%
B1	9.70%	9.70%	0.688%	9.01%	0.95%	8.75%	0.684%	8.07%
B2	10.01%	10.01%	0.689%	9.32%	1.11%	8.90%	0.685%	8.22%
B3	10.33%	10.33%	0.691%	9.64%	1.26%	9.07%	0.686%	8.38%
B4	10.64%	10.64%	0.692%	9.95%	1.42%	9.22%	0.686%	8.53%
B5	10.96%	10.96%	0.693%	10.27%	1.58%	9.38%	0.687%	8.69%
C1	11.28%	11.28%	0.695%	10.59%	1.74%	9.54%	0.687%	8.85%
C2	11.59%	11.59%	0.696%	10.89%	1.90%	9.69%	0.688%	9.00%
C3	11.91%	11.91%	0.697%	11.21%	2.05%	9.86%	0.689%	9.17%
C4	12.22%	12.22%	0.698%	11.52%	2.21%	10.01%	0.689%	9.32%
C5	12.54%	12.54%	0.700%	11.84%	2.37%	10.17%	0.690%	9.48%
D1	12.86%	12.86%	0.701%	12.16%	2.53%	10.33%	0.691%	9.64%
D2	13.17%	13.17%	0.702%	12.47%	2.69%	10.48%	0.691%	9.79%
D3	13.49%	13.49%	0.704%	12.79%	2.84%	10.65%	0.692%	9.96%
D4	13.80%	13.80%	0.705%	13.10%	3.00%	10.80%	0.693%	10.11%
D5	14.12%	14.12%	0.706%	13.41%	3.16%	10.96%	0.693%	10.27%
E1	14.43%	14.43%	0.708%	13.72%	3.32%	11.11%	0.694%	10.42%
E2	14.75%	14.75%	0.709%	14.04%	3.48%	11.27%	0.694%	10.58%
E3	15.07%	15.07%	0.710%	14.36%	3.63%	11.44%	0.695%	10.74%
E4	15.38%	15.38%	0.712%	14.67%	3.79%	11.59%	0.696%	10.89%
E5	15.70%	15.70%	0.713%	14.99%	3.95%	11.75%	0.696%	11.05%
F1	16.01%	16.01%	0.714%	15.30%	4.11%	11.90%	0.697%	11.20%
F2	16.33%	16.33%	0.716%	15.61%	4.26%	12.07%	0.698%	11.37%
F3	16.65%	16.65%	0.717%	15.93%	4.42%	12.23%	0.698%	11.53%
F4	16.96%	16.96%	0.718%	16.24%	4.58%	12.38%	0.699%	11.68%
F5	17.28%	17.28%	0.720%	16.56%	4.74%	12.54%	0.700%	11.84%
G1	17.59%	17.59%	0.721%	16.87%	4.90%	12.69%	0.700%	11.99%
G2	17.91%	17.91%	0.722%	17.19%	5.05%	12.86%	0.701%	12.16%
G3	18.22%	18.22%	0.724%	17.50%	5.21%	13.01%	0.702%	12.31%
G4	18.54%	18.54%	0.725%	17.81%	5.37%	13.17%	0.702%	12.47%
G5	18.86%	18.86%	0.726%	18.13%	5.53%	13.33%	0.703%	12.63%

Standard Terms of the Member Loans

All Lending Club member loans are unsecured obligations of individual borrowers with a fixed interest rate and three-year maturity. Member loans have an amortizing, monthly repayment schedule and may be repaid in whole or in part at any time without prepayment penalty. In the case of a partial prepayment, we automatically recalculate the amortization schedule over the remainder of the three-year term, and the borrower member’s required monthly payment is correspondingly reduced. See “About the Loan Platform — Description of the Notes.”

Loan Postings and Borrower Member Information Available on the Lending Club Website

Once a loan request is complete and we have assigned a loan grade and interest rate to the requested loan, the request is subsequently posted on our website and then becomes available for viewing by lender members. Lender members are also then able to commit to buy Notes that will be dependent for their payments on that member loan. Loan requests appear under Lending Club screen names, not actual names. Lender members are able to view:

•	the requested loan amount;

•	loan grade (determined using the process described above), interest rate and annual percentage rate for the member loan;

•	anonymized data from the borrower member’s credit report, including FICO score, level of debt, current delinquencies, recent bankruptcies, collections, open tax liens, open accounts, credit inquiries, utilization of credit limit and length of credit history;

•	the borrower member’s self-reported income and whether that income has been verified by Lending Club;

•	the borrower member’s self-reported, unverified social affiliations;

•	total funding that has been committed to date to Notes that will be dependent on the loan;

•	the number of lender members committed to funding Notes that will be dependent on the member loan; and

•	the borrower member’s self-reported intended use of funds.

Borrower members who use our platform must identify their intended use of their loans. As of June 30, 2008, among funded member loans, borrower members identified their intended use of loan proceeds as follows:

•	refinancing high-interest credit card debt (approximately 54%);

•	one-time events, like weddings, home improvements or medical expenses (approximately 33%); and

•	financing their home-based or small businesses (approximately 13%).

Potential borrowers typically state the use of funds in a short sentence or clause, such as “Consolidate my credit card debt and be rid of it.” We historically have not verified and do not plan in the future to verify or monitor a borrower member’s actual use of funds.

Borrower members may also list social affiliations. One basic affiliation listed for every borrower member is the borrower member’s home state, which is based on the borrower member’s verified address. Borrower members may also choose to list an affiliation with a company, educational institution or association. We do not verify these additional stated affiliations, and borrower members are not required to list them.

Lender members are also able to view the following information provided by borrower members, which we do not verify:

•	home ownership status;

•	job title;

•	employer;

•	tenure;

•	gross income; and

•	debt-to-income ratio (excluding mortgage), as calculated by Lending Club based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which we verify in approximately 25% of cases.

We also post the following credit history information from the consumer reporting agency report, and label the information as being provided by a credit bureau:

•	a numerical range of between 2 and 80 points within which the borrower member’s FICO score falls, as set forth in the discussion of loan grade above;

•	the borrower member’s earliest credit line;

•	the borrower member’s number of open credit lines;

•	the borrower member’s total number of credit lines;

•	the borrower member’s revolving credit balance;

•	the borrower member’s revolving line utilization;

•	the number of credit inquiries received by the consumer reporting agency with regard to the borrower member within the last six months;

•	the number of reported delinquencies in the past two years; and

•	the length of time (in months) since the borrower member’s last reported delinquency.

Although borrower members and lender members are anonymous to each other, lender members may post questions on the loan listing and borrower members have the opportunity, but are not required, to post public responses. We do not verify these responses.

Loan requests remain open for 14 days, during which time funding commitments to purchase Notes that will be dependent on the loans may be made by lender members unless funding commitments for Notes aggregating the loan request amount are received earlier, in which case the member loan is funded as soon as practicable.

How to Purchase Notes

After a loan request has been posted on the Lending Club website, individual lender members who have registered with Lending Club may commit to purchase Notes dependent on the member loan requested by the borrower member.

Lender members navigate our website as follows. Lender members may browse all active loan listings. They may also use search criteria to narrow the list of loan listings they are viewing. The available search criteria include loan grade, borrower member credit score, number of recent delinquencies and loan funding status, as well as a free-search field. The free-search field returns results based on the word entered as the search. As lender members browse the loan listings, they can click on any of the listings to view additional detail. The loan detail page includes general information about the borrower member and the loan request that is viewable by non-members, and more detail (including credit data) viewable only by signed-in lender members. Once signed-in, lender members may select any of the displayed loan listings and add them to their “order,” which is akin to a shopping basket. Lender members may add as many member loans as they want to their order, provided that the aggregate amount of their order does not exceed the funds available in their Lending Club customer accounts. Once a lender member has finished building an order, the lender member may click the “check out” button, review the “order” one more time and then click the confirmation button to commit funds to the order. Funds committed represent binding commitments to purchase Notes issued by us that are dependent on the chosen member loans for payment. From that point on, the funds committed by the lender member are no longer available in the lender member’s Lending Club account and may no longer be withdrawn or committed to other loans (unless and until loans included in the order are not funded, in which case the corresponding funds become available to the lender member again).

A single borrower member’s loan request is typically funded by Notes purchased by many different lender members. For example, as of March 31, 2008, during the period in which lender members purchased loans directly instead of Notes dependent on loans, the average aggregate loan size was approximately $9,100 and the average funding commitment per lender per loan was approximately $75. Notes are available in a minimum denomination of $25, and in $25 increments thereafter. In the event that a borrower member’s loan request does not attract Note purchase commitments sufficient to provide full funding for the member loan, the borrower member ceases to be under an obligation to accept the loan, although borrowers may still choose to accept partial funding of their loan requests or may request that their loan requests be re-listed on the Lending Club platform. For the fiscal year ended March 31, 2008, among borrower members whose loan requests were only partially committed:

•	approximately 18% chose to accept partial funding;

•	approximately 48% chose to re-list their loan requests; and

•	approximately 34% chose to decline partial funding and not relist their loan requests.

LendingMatch

In making loan purchase commitments under our prior structure, roughly 50% of lender members used Lending Club’s “LendingMatch” system, a proprietary search engine that creates a sample listing of Notes responsive to search criteria based on the lender member’s target weighted average interest rate for the lender member’s portfolio.

The following steps are involved in a lender member’s use of LendingMatch:

•	The lender member indicates the aggregate principal amount of Notes that the lender member wishes to purchase, which we refer to as a “portfolio,” and a target weighted average interest rate of the Notes comprising the portfolio.

•	LendingMatch then displays a “risk level” associated with the selected weighted average interest rate. The risk level is a number between 1 and 5 and is calculated by LendingMatch applying a proprietary formula. The calculation that LendingMatch performs assumes an initial search result from the loan requests currently available on the platform.

•	The lender member can then modify the desired weighted average interest rate and the total principal amount for the portfolio and monitor in real time how that modification impacts the risk level number of between 1 and 5.

•	Once the lender member is satisfied with the chosen criteria, the lender member can submit a query for LendingMatch to present potential Notes that match the lender member’s criteria.

•	The sample portfolio presented by LendingMatch contains a list of Notes and displays the total principal amount of each Note, the amount the lender member would invest in each Note if the member chooses to spread Note purchases evenly among the various member loans on which the Notes are dependent, the interest rate and the maturity date of each member loan on which the Notes are dependent. Self-reported social connections, if any, are also displayed. By changing the input criteria, a lender member can repeat the request for a sample portfolio and view a new portfolio.

•	Once presented with a sample portfolio, a lender member can choose to make modifications to the sample portfolio by removing Notes, adding new Notes or changing the amount of each Note purchased. Historically, about 10% of the 50% of lender members who have used LendingMatch when making funding commitments have purchased the sample portfolio without making modifications, with the other 90% modifying either the composition or the amount purchased in respect of each member loan reflected in the sample portfolio or both.

•	The lender member then submits the desired portfolio, gets a confirmation page and selects “confirm” in order to buy the portfolio or “go back” to make further modifications or cancel the portfolio altogether.

•	If a loan request forming part of the portfolio is cancelled, either by Lending Club or by the borrower member, and the loan will not be available, lender members will be offered the opportunity to substitute a new loan request for the cancelled request. In this event, LendingMatch will present lender members with the option to replace the cancelled loan request with another loan request of the same risk grade or a less risky risk grade. Thus, a B5 loan would be replaced with the option to designate funding for another B5 loan and, if no B5 loan were available, a B4 loan, and if no B4 loan were available, a B3 loan, and so forth.

Lenders may also browse loan requests or sort them using search criteria without using LendingMatch. These search criteria include interest rate, FICO score, debt-to-income ratio (calculated as described above), delinquencies in the last two years and percentage of the loan request already funded by Note commitments. Lenders may also search loan requests using keywords (such as a city or institution).

Loan Funding and Treatment of Lender Member Balances

A lender member’s commitment to purchase a Note dependent on a member loan is a binding commitment, subject only to receipt of aggregate Note purchase commitments equal to the total loan request amount or, if the total loan request amount is not fully met by lender member Note purchase commitments or Lending Club, a borrower member’s decision to accept partial funding. In order to make Note purchase commitments, lender members must have sufficient funds in their Lending Club accounts. This is accomplished by having each lender member authorize an electronic transfer using the Automated Clearing House, or ACH, network from the lender member’s designated and verified bank account to the account currently maintained by Lending Club at Wells Fargo Bank, N.A. “in trust for” our lender members. This so-called “ITF account” is a pooled account titled in our name “in trust for” Lending Club lender members. The ITF account is a non-interest bearing demand deposit account.

Funds in the ITF account will always be maintained at an FDIC member financial institution. Individual Lending Club members have no direct relationship with Wells Fargo Bank, N.A. We are the trustee for the ITF account. In addition to outlining the rights of lender members, the declaration of trust provides that we disclaim any economic interest in the assets in the ITF account and also provides that each lender member disclaims any right, title or interest in the assets of any other lender member in the ITF account. No Lending Club monies are ever commingled with the assets of lender members in the ITF account.

Under the ITF account, we maintain sub-accounts for each of our lender members on our platform to track and report funds committed by lender members to purchase Notes dependent on member loans, as well as payments received from borrower members. These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the ITF account.

The ITF account are FDIC-insured on a “pass through” basis to the individual lender members, subject to applicable limits. This means that each individual lender member’s balance is protected by FDIC insurance, up to the aggregate amounts established by the FDIC. Other funds the lender member has on deposit with Wells Fargo Bank, N.A., for example, may count against the FDIC insurance limits.

Funds of a lender member may stay in the ITF account indefinitely. Such funds may include funds in the lender member’s sub-account never committed to purchase Notes or committed to the purchase of Notes for which the underlying member loan did not close and payments received from Lending Club related to Notes previously purchased. Upon request by the lender member, we will transfer lender member funds in the ITF account to the lender member’s designated and verified bank account by ACH transfer, provided such funds are not already committed to the future purchase of Notes.

Purchases of Notes and Loan Closings

Once a lender member has decided to purchase one or more Notes that are dependent on member loans and prefunded the lender member’s Lending Club account with sufficient cash, we proceed with the purchase and sale of the Notes to the lender member and facilitate the closing of the corresponding member loans. Upon issuing a Note to a lender member and registering the Note on our books and records, we transfer the principal amount of such Note from such lender member’s sub-account under the ITF account to a funding account maintained by WebBank. This transfer represents the payment by the lender member of the purchase price for the Note. These proceeds are designated for the funding of the particular member loan selected by the lender member. WebBank is the lender for all member loans to borrower members, which allows our platform to be available on a uniform basis to borrower members throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota. We are obligated to maintain sufficient funds in the funding account maintained by WebBank to satisfy the daily projected member loan closings. WebBank disburses the loan proceeds to the borrower member who is receiving the member loan. An individual member loan generally closes the first business day after we receive Note funding commitments in an aggregate amount equal to the total amount of the loan request, or when the borrower member agrees to take a lesser amount equal to the amount of Note commitments received up to that time.

The borrower member executes an electronic loan agreement in favor of WebBank. At the closing of the borrower member’s loan, we execute an electronic promissory note on the borrower member’s behalf for the final loan amount under a power of attorney on behalf of the borrower member. WebBank then electronically indorses the promissory note to Lending Club and assigns the borrower member’s loan agreement to Lending Club without recourse to WebBank. Borrowers also electronically execute a borrower agreement in which they grant us the power of attorney to execute their promissory note and agree to have us service their member loan, among other things.

The promissory note and the loan agreement contain customary agreements and covenants requiring the borrower members to repay their member loans and acknowledging Lending Club’s role as servicer for all the member loans. Borrowers authorize WebBank to disburse the loan proceeds by ACH transfer.

Lender members know only the screen names, and do not know the actual names, of borrower members. The actual names and mailing addresses of the borrower members are known only to us and WebBank. We maintain custody of the electronically-executed promissory notes in electronic form on our platform.

Borrowers pay us an origination fee upon successful closing of the member loan. WebBank deducts the origination fee from the loan amount prior to disbursing the net amount to the borrower member and remits the fee to us. This fee is determined by the loan grade of the loan and currently ranges from 0.75% to 3.00% of the aggregate principal amount, as set forth in the chart below:

Lending Club
Loan Grade	Origination Fee

A	0.75%
B	1.50%
C	2.00%
D	2.50%
E	3.00%
F	3.00%
G	3.00%

Identity Fraud Reimbursement

We reimburse lender members for the unpaid principal balance of a Note that is dependent on a member loan obtained through identity fraud. We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud. This reimbursement for identity fraud only provides an assurance that our borrower identity verification is accurate; in no way is it a guarantee of a borrower’s self-reported information (beyond the borrower’s identity) or a borrower member’s creditworthiness. We expect the incidence of identity fraud on our platform to be low because of our identity verification process. As of June 30, 2008, we had experienced two cases of confirmed identity fraud. In both cases, we received a police report from the victim of the identity fraud, evidencing that identity fraud had occurred. Following our receipt of those police reports, we reimbursed the lender members who had funded those member loans for the outstanding principal amount of those member loans.

Post-Closing Loan Servicing and Collection

Following the purchase of Notes and the closing of the corresponding member loans, we begin servicing the member loans.

We assess lender members a service charge in respect of their Notes. Our service charge is equal to an amount corresponding to 1.00% of the following amounts received by Lending Club from borrower members in respect of each corresponding member loan (in each case excluding any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club in its capacity as a lender on the platform):

•	principal;

•	interest; and

•	late fees.

Our procedures generally involve the automatic debiting of borrower bank accounts by ACH transfer, with payment by check only allowed in exchange for a 5% increase in the borrower member’s applicable interest rate. Such funds are transferred to a clearing account in our name where they remain for four days or until the amounts clear, whichever is shorter. Thereafter, we make payments on the Notes by transferring the appropriate funds to the ITF account and allocating amounts received on specific member loans to the appropriate lender member’s sub-account. We transfer amounts due to us for servicing and borrower loans we hold from the clearing account to another operating account of ours. A lender member may transfer uncommitted funds out of the lender member’s Lending Club sub-account in the ITF account by ACH to the lender member’s designated bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

We disclose on our website to the relevant lender members and report to consumer reporting agencies regarding borrower members’ payment performance on Lending Club member loans. We have also made arrangements for collection procedures in the event of borrower member default. When a member loan is past due and payment has not been received, we contact the borrower member to request payment. After a 15-day grace period, we may, in our discretion, assess a late payment fee. The amount of the late payment fee is the greater of 5.00% of the unpaid installment amount, or $15, or such lesser amount as may be provided by applicable law. This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to holders of the Notes dependent on the relevant member loans, net of our service charge. We often choose not to assess a late payment fee when a borrower promises to return a delinquent loan to current status and fulfills that promise. See “About the Loan Platform — Historical Information about Our Borrower Members and Outstanding Loans.”

Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may also assess an unsuccessful payment fee to the borrower in an amount of $15 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred because of the denial of the payment.

If a member loan becomes 31 days overdue, we identify the loan on our website as “Late (31-120),” and we either refer the member loan to an outside collection agency, currently Collection Bureau Hudson Valley, Inc., or to our in-house collections department. Amounts equal to any recoveries we receive from the collection process are payable to lenders on a pro rata basis, subject to our deduction of our 1.00% service charge and an additional collection fee. The lender member is only charged the additional collection fee if the collections agency or Lending Club are able to collect a payment. These fees, which are a percentage of the amount recovered, are listed below:

•	15% if a member loan is 30 — 60 days past due;

•	10% if a member loan is 61 — 90 days past due;

•	7% if a member loan is 91 — 120 days past due;

•	25% if a member loan is more than 120 days past due; and

•	30% in the event of litigation.

Lender members are able to monitor the status of collections as the status of a member loan switches from “Late (15-30 days)” to “Late (31-120)” to “current” for example, but cannot participate in or otherwise intervene in the collection process.

If a borrower member dies while a member loan in is repayment, we require the executor or administrator of the estate to send a death certificate to us. We then file a claim against the borrower member’s estate to attempt to recover the outstanding loan balance. Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan. If the estate does not include sufficient assets to repay the outstanding member loan, we will treat the loan as defaulted with zero value. In addition, if a borrower member dies near the end of the term of a member loan, it is unlikely that any further payments will be made on the Notes corresponding to such member loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our normal collection process changes in the event of a borrower member bankruptcy filing. When we receive notice of the bankruptcy filing, as required by law, we cease all automatic monthly payments on the member loan. We also defer any other collection activity. The status of the member loan, which the relevant lender members may view, switches to “bankruptcy.” We next determine what we believe to be an appropriate approach to the member’s bankruptcy. If the proceeding is a Chapter 7 bankruptcy filing, seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court. If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the member loan.

In all other cases, Lending Club will file a proof of claim involving the borrower member. The decision to pursue additional relief beyond the proof of claim in any specific matter involving a Lending Club borrower member will be taken entirely within our discretion and will depend upon certain factors including:

•	if the borrower member used the proceeds of a Lending Club member loan in a way other than that which was described the borrower member’s loan application;

•	if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower member’s behalf; and

•	our view of the costs and benefits to Lending Club of any proposed action.

Participation in the Funding of Loans by Lending Club and Its Affiliates

Prior to April 7, 2008, we experienced situations where qualified loan requests were not being fully committed to by our lender members. Furthermore, during the period from April 7, 2008 until the date of this prospectus, no qualified borrowing requests were funded through funding commitments from lender members because we were not offering funding opportunities to the public during this time. To address these situations, we have funded portions of certain member loan requests, using the proceeds of credit facilities we have obtained from outside financing sources. As of March 31, 2008, we had funded $7.0 million of loan requests, and as of June 30, 2008, we had funded approximately $8.6 million of loan requests. Although we have no obligation to do so, we may fund portions of loan requests in the future.

Our affiliates, including our executive officers, directors and shareholders, also have funded portions of member loans requests from time to time in the past, and may do so in the future. As of June 30, 2008, our affiliates had funded $460,850 of loan requests.

Trading System

Lender members may not transfer their Notes except through the resale trading system operated by          , a registered broker-dealer. This trading system is an internet-based trading system on which Lending Club lender members who establish a brokerage relationship with the registered broker-dealer operating the trading system may offer their Notes for sale. In this section, we refer to lender members who have established such brokerage relationships as “subscribers.” Only transactions involving resales of previously issued Notes will be effected through the trading system; the trading system will not handle any aspect of transactions involving the initial offer and sale of Notes by Lending Club. Subscribers may post orders to sell their Notes on the trading system at prices established by the subscriber. Other subscribers will have the opportunity to view these prices, along with historical information from the original loan posting for the member loan corresponding to the Note, an updated credit score range of the borrower member and the payment history for the Note.

Lending Club is not a registered national securities exchange, securities information processor, clearing agency, broker, dealer or investment adviser. All securities services relating to the trading system are provided by          , a registered broker-dealer. Neither Lending Club nor           will make any recommendations with

respect to transactions on the trading system. There is no assurance that lender members will be able to establish a brokerage relationship with the registered broker-dealer. Furthermore, Lending Club cannot assure subscribers that they will be able to sell notes they offer for resale through the trading system at the offered price or any other price nor can Lending Club offer any assurance that the trading system will continue to be available to subscribers.

Customer Support

We provide customer support to our borrowers and lenders. For most Lending Club members, their experience is entirely web-based. We include detailed “frequently asked questions” (“FAQs”) on our website. We also post detailed fee information and the full text of our member legal agreements.

We make additional customer support available to members by email and phone. Our customer support team is located at our headquarters in Sunnyvale, California.

Historical Information about Our Borrower Members and Outstanding Loans

As of June 30, 2008, Lending Club had facilitated 2,103 member loans with an average original principal amount of $8,461 and an aggregate original principal amount of $17,793,500, out of which $16,566,225 had been outstanding for more than 45 days and had been through at least one billing cycle. Out of these loans that had been through at least one billing cycle, 97.82% were current, 0.58% were 15 to 30 days late, 1.36% were more than 30 days late, and 0.24% were defaulted. A member loan is considered as having defaulted when at least one payment is more than 120 days late.

The 0.24% of defaulted loans as of June 30, 2008 were comprised of six member loans, equaling a total defaulted amount of $52,860. Of these six defaulted loans, four were loans that became 120 days late, equaling $37,481 in defaulted amount, and two were loans in which the borrower member filed for a Chapter 7 bankruptcy seeking liquidation, equaling $15,379 in defaulted amount.

From the period from our inception until June 30, 2008, the total number of loans that had ever entered late status, including the 0-15 days late grace period, was 273. Of these 273 member loans, 171 subsequently became more than 15 days late and qualified to have a late fee assessed. We assessed late fees in respect of 39 of these 171 member loans, resulting in late fee assessments totaling $585.

The following table presents aggregated information about borrower members and their loans for the period from May 24, 2007 to June 30, 2008, grouped by the Lending Club loan grade assigned by Lending Club:

				Average Total
	Number of	Average	Average Annual	Funding
	Borrowers	Interest Rate	Percentage Rate	Committed

A1	20	7.2572%	7.7121%	$2,018
A2	49	7.5129%	7.9203%	$4,318
A3	69	7.9021%	8.3728%	$6,026
A4	54	8.1985%	8.6452%	$6,112
A5	61	8.5236%	9.0036%	$6,704
B1	77	9.2355%	9.8816%	$8,085
B2	100	9.6076%	10.2774%	$9,715
B3	88	9.8441%	10.4930%	$8,736
B4	94	10.1298%	10.7783%	$9,452
B5	99	10.4524%	11.1111%	$8,107
C1	114	10.7688%	11.7396%	$7,601
C2	95	11.0586%	12.0411%	$9,002
C3	95	11.3703%	12.3603%	$8,627
C4	94	11.6725%	12.6182%	$8,045
C5	82	12.0644%	13.0707%	$8,014
D1	72	12.4048%	13.7313%	$9,739
D2	66	12.7080%	14.0530%	$7,711
D3	85	13.0162%	14.3311%	$8,431
D4	87	13.2857%	14.6542%	$8,428
D5	70	13.5913%	14.8940%	$7,597
E1	60	13.9636%	15.3019%	$8,506
E2	75	14.2267%	15.5305%	$8,059
E3	59	14.5783%	15.9078%	$7,752
E4	63	14.6857%	16.0090%	$8,879
E5	46	15.1489%	16.4133%	$9,105
F1	38	15.3923%	16.6082%	$10,088
F2	32	15.7440%	16.9720%	$12,408
F3	25	16.1398%	17.4974%	$11,286
F4	21	16.2817%	17.5219%	$11,192
F5	17	16.5885%	17.8770%	$10,916
G1	19	17.1558%	18.5421%	$10,795
G2	14	17.3740%	18.5855%	$8,464
G3	15	17.5543%	18.7304%	$10,327
G4	29	17.9797%	19.2813%	$13,825
G5	30	18.3432%	19.6519%	$10,768

The following table presents aggregated information for the period from May 24, 2007 to June 30, 2008 self-reported by borrower members at the time of their loan applications, grouped by the Lending Club loan grade assigned by Lending Club. Lending Club has not independently verified this information:

				Average
				Debt-to-Income
				Ratio (Excluding
				Mortgage), Calculated
				by Lending Club
				Based on (i) the
	Percentage of			Debt Reported by a
	Borrowers Reporting			Consumer Reporting
	They Own Their	Average Job Tenure	Average Annual	Agency and (ii) the
	Own Homes	(Number of Months,	Gross Income	Income Reported by
	(Self-Reported)	Self-Reported)	(Self-Reported)	the Borrower Member

A1	55.00%	69	$59,836	3.78%
A2	65.31%	70	$87,848	3.68%
A3	42.03%	72	$57,747	6.47%
A4	50.00%	66	$62,146	6.77%
A5	47.54%	51	$54,623	8.50%
B1	40.26%	63	$67,589	8.80%
B2	47.00%	70	$72,455	9.15%
B3	46.59%	57	$63,443	9.67%
B4	48.94%	39	$66,095	11.67%
B5	34.34%	53	$57,696	10.71%
C1	42.98%	65	$60,036	10.68%
C2	47.37%	60	$59,296	11.70%
C3	37.89%	50	$64,554	13.16%
C4	38.30%	65	$63,801	13.96%
C5	37.80%	44	$94,140	11.81%
D1	47.22%	68	$63,135	12.78%
D2	31.82%	73	$52,292	14.72%
D3	44.71%	66	$61,014	14.17%
D4	35.63%	57	$55,263	13.39%
D5	44.29%	55	$60,259	14.50%
E1	36.67%	56	$58,423	14.57%
E2	29.33%	47	$55,258	14.95%
E3	50.85%	67	$57,307	15.54%
E4	46.03%	71	$64,831	15.86%
E5	30.43%	36	$54,141	16.49%
F1	47.37%	71	$65,658	17.10%
F2	43.75%	73	$83,305	17.98%
F3	56.00%	86	$73,275	20.81%
F4	33.33%	71	$55,005	20.04%
F5	35.29%	69	$74,353	15.73%
G1	57.89%	29	$51,127	22.68%
G2	64.29%	81	$99,988	21.54%
G3	46.67%	70	$54,766	21.09%
G4	62.07%	64	$87,272	17.48%
G5	70.00%	75	$107,198	21.68%

The following table presents aggregated information for the period from May 24, 2007 to June 30, 2008 reported by a consumer reporting agency about Lending Club borrower members at the time of their loan applications, grouped by the Lending Club loan grade assigned by Lending Club. As used in this table, “Delinquencies in Last Two Years” means the number of 30+ days past-due incidences of delinquency in the borrower member’s credit file for the past two years. See “About the Loan Platform — How the Lending Club Platform Operates — Minimum Credit Criteria and Underwriting” for a more detailed discussion of delinquencies. Lending Club has not independently verified this information:

						Average
		Average	Average	Average	Average	Number of	Average	Average
		Open	Total	Revolving	Revolving	Inquiries	Delinquencies	Time Since
	Average	Credit	Credit	Credit	Line	in the Last	in Last	Last
	FICO	Lines	Lines	Balances	Utilizations	Six Months	Two Years	Delinquency
	(Agency	(Agency	(Agency	(Agency	(Agency	(Agency	(Agency	(Agency
	Reported)	Reported)	Reported)	Reported)	Reported)	Reported)	Reported)	Reported)

A1	789	7	18	$10,907	9.35%	0	0	0
A2	779	10	20	$11,195	9.68%	1	0	7
A3	770	8	18	$8,497	13.87%	1	0	11
A4	756	9	20	$11,544	19.95%	1	0	5
A5	741	8	17	$8,838	25.50%	1	0	9
B1	734	9	20	$12,137	30.41%	2	0	13
B2	731	8	18	$11,265	29.28%	1	0	16
B3	725	8	18	$12,611	32.33%	1	0	16
B4	717	9	20	$16,897	34.95%	2	0	19
B5	703	8	16	$14,402	47.09%	2	0	17
C1	695	9	18	$15,535	49.64%	2	0	19
C2	696	9	19	$17,560	49.46%	2	0	15
C3	689	9	20	$21,301	53.11%	2	0	18
C4	690	10	19	$17,149	50.42%	3	0	16
C5	681	9	17	$13,238	48.11%	2	0	15
D1	680	9	20	$22,522	57.42%	3	0	17
D2	678	9	20	$12,645	57.40%	3	0	27
D3	674	10	20	$18,838	59.51%	3	0	24
D4	668	9	19	$13,849	59.51%	3	1	22
D5	670	9	19	$25,165	60.88%	3	0	19
E1	663	11	21	$16,179	59.54%	2	0	19
E2	661	10	18	$20,156	67.19%	2	0	23
E3	658	9	19	$20,044	65.97%	3	1	25
E4	659	10	19	$14,562	66.00%	5	0	19
E5	657	10	20	$19,269	65.68%	3	0	11
F1	665	11	24	$24,151	63.57%	3	0	19
F2	662	11	24	$35,521	71.46%	3	0	20
F3	663	11	22	$19,139	65.78%	3	0	20
F4	658	12	21	$18,202	68.69%	3	0	11
F5	655	12	24	$24,080	71.38%	3	1	20
G1	659	11	22	$14,622	72.27%	4	1	26
G2	653	16	31	$37,321	69.81%	3	0	17
G3	651	13	22	$21,499	67.63%	3	0	16
G4	649	12	27	$29,757	67.99%	3	0	22
G5	650	15	34	$50,543	74.92%	4	1	17

The following table presents additional aggregated information for the period from May 24, 2007 to June 30, 2008 about delinquencies, default and borrower prepayments, grouped by the Lending Club loan grade assigned by Lending Club. The interest rate, default and delinquency information presented in the table includes data only for member loans that had been issued for more than 45 days as of June 30, 2008, and therefore have been through at least one billing cycle. With respect to late member loans, the following table shows the entire amount of the principal remaining due (not just that particular payment). The second and fourth columns show the late member loan amounts as a percentage of member loans issued for more than 45 days. Member loans are considered defaulted and when they become 120 days late. The data presented in the table below comes from a set of member loans that have been outstanding, on average, for approximately six months.

Because of our limited operating history, the data in the following table regarding loss experience may not be representative of the loss experience we expect will develop over time as additional member loans are originated through the Lending Club platform and the member loans already originated through our platform have longer payment histories. In addition, because of our limited operating history, the data in the following table regarding prepayments may not be representative of the prepayments we expect over time as additional member loans are originated through the Lending Club platform and the member loans already originated through our platform have longer payment histories.

	15-30	15-30	30+	30+			Total	Number of
	Days Late	Days Late	Days Late	Days Late	Default	Default	Number of	Loans	Prepaid	Prepaid
	($)	(%)	($)	(%)	($)	(%)	Loans	Prepaid	($)	(%)

A1	$0	0.00%	$0	0.00%	$0	0.00%	20	1	$2,000	4.96%
A2	$0	0.00%	$0	0.00%	$0	0.00%	49	10	$43,000	20.32%
A3	$0	0.00%	$0	0.00%	$0	0.00%	69	3	$12,000	2.89%
A4	$0	0.00%	$0	0.00%	$0	0.00%	54	7	$44,550	13.50%
A5	$0	0.00%	$0	0.00%	$0	0.00%	61	2	$14,500	3.55%
B1	$0	0.00%	$1,756	0.30%	$9,386	1.62%	77	1	$3,000	0.48%
B2	$0	0.00%	$451	0.05%	$0	0.00%	100	3	$40,000	4.12%
B3	$0	0.00%	$0	0.00%	$8,563	1.18%	88	0	$0	0.00%
B4	$0	0.00%	$7,320	0.88%	$0	0.00%	94	2	$26,900	3.03%
B5	$0	0.00%	$12,519	1.63%	$0	0.00%	99	3	$36,000	4.49%
C1	$0	0.00%	$16,270	2.02%	$0	0.00%	114	3	$10,225	1.18%
C2	$0	0.00%	$21,901	2.75%	$0	0.00%	95	5	$54,650	6.39%
C3	$4,678	0.60%	$9,285	1.20%	$0	0.00%	95	2	$12,725	1.55%
C4	$0	0.00%	$6,966	0.97%	$4,279	0.59%	94	2	$20,500	2.71%
C5	$0	0.00%	$10,177	1.74%	$0	0.00%	82	0	$0	0.00%
D1	$0	0.00%	$21,359	3.23%	$0	0.00%	72	2	$15,000	2.14%
D2	$0	0.00%	$4,288	0.92%	$0	0.00%	66	1	$5,000	0.98%
D3	$8,436	1.25%	$0	0.00%	$0	0.00%	85	1	$16,000	2.23%
D4	$17,935	2.58%	$12,882	1.85%	$0	0.00%	87	1	$8,275	1.13%
D5	$17,330	3.43%	$28,402	5.62%	$0	0.00%	70	0	$0	0.00%
E1	$13,614	2.71%	$13,258	2.64%	$0	0.00%	60	1	$3,975	0.78%
E2	$10,697	1.87%	$15,741	2.75%	$0	0.00%	75	0	$0	0.00%
E3	$4,000	0.90%	$0	0.00%	$0	0.00%	59	1	$11,700	2.56%
E4	$1,375	0.25%	$7,083	1.28%	$0	0.00%	63	1	$10,475	1.87%
E5	$7,087	1.72%	$4,884	1.19%	$0	0.00%	46	2	$9,500	2.27%
F1	$0	0.00%	$13,662	3.61%	$3,980	1.05%	38	1	$12,000	3.13%
F2	$0	0.00%	$23,155	5.83%	$0	0.00%	32	2	$31,250	7.87%
F3	$0	0.00%	$19,229	7.20%	$0	0.00%	25	0	$0	0.00%
F4	$23,043	9.80%	$5,275	2.24%	$13,621	5.80%	21	1	$9,000	3.83%
F5	$0	0.00%	$1,564	0.86%	$0	0.00%	17	0	$0	0.00%
G1	$0	0.00%	$0	0.00%	$0	0.00%	19	0	$0	0.00%
G2	$0	0.00%	$0	0.00%	$0	0.00%	14	0	$0	0.00%
G3	$0	0.00%	$0	0.00%	$0	0.00%	15	0	$0	0.00%
G4	$0	0.00%	$34,973	8.72%	$0	0.00%	29	1	$19,650	4.90%
G5	$11,014	3.50%	$10,690	3.40%	$0	0.00%	30	0	$0	0.00%

Use of Proceeds

We will use the proceeds of each series of Notes to fund a member loan through the Lending Club platform designated by the lender members purchasing such series of Notes. See “About the Loan Platform” for more information.

Plan of Distribution

We will offer the Notes to our lender members at 100% of their principal amount. The Notes will be offered only by Lending Club through the Lending Club website, and there will be no underwriters or underwriting discounts. See “About the Loan Platform” for more information.

Description of the Notes

General

The Notes will be issued in series under an indenture to be entered into between Lending Club and Wells Fargo Bank, National Association.

Each series of Notes will correspond to one borrower member loan. All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest. The Notes of each series will have a stated interest rate that is the same as the interest rate for the corresponding borrower member loan and an aggregate stated principal amount equal to the lender members’ aggregate commitment to purchase Notes the proceeds of which they have designated to fund the corresponding member loan.

Notwithstanding the foregoing, Lending Club has no obligation to make any payments on the Notes unless, and then only to the extent that, Lending Club has received payments on the corresponding member loan, as described below under “— Payments on the Notes.” The Notes will also be subject to prepayment without penalty under certain circumstances as described below under “— Prepayments.”

Notes of each series will have an initial term of three years and four business days, which is four business days longer than the term of the corresponding member loan. The four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrower members. If there are amounts owing to Lending Club in respect of the corresponding member loan at the initial maturity of a Note, the holder of that Note will have the option to extend the term of his or her Note by 120 days, which we refer to as the “final maturity,” to allow the holder to receive any payments that Lending Club receives on the corresponding member loan after the maturity of the corresponding member loan. Following the final maturity of a Note, the holder of that Note will have no rights to receive any further payments from Lending Club.

The indenture will not limit the aggregate principal amount of Notes that Lending Club can issue under the indenture, but each series of Notes will be effectively limited to a maximum principal amount of $25,000, which is the largest possible initial principal amount of a member loan. If in the future Lending Club changes the maximum amount of a permitted borrower loan request, then the maximum aggregate principal amount of Notes per series would also increase. The aggregate principal amount of Notes of each series will equal the aggregate amount of funds designated by lender members to fund the corresponding member loan. When Lending Club funds some or all of a member loan, no Notes will be issued to Lending Club for the amounts of the member loan that Lending Club determines to fund itself.

We will use all proceeds we receive from purchases of the Notes to purchase the corresponding member loans from WebBank.

Ranking

The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Lending Club. The Notes will be unsecured special, limited obligations of Lending Club. Lending Club will be obligated to pay principal and interest on each Note in a series only if and to the extent that Lending Club receives principal, interest or late fee payments from the borrower member on the corresponding member loan funded by the proceeds of that series, and such borrower member loan payments will be shared ratably among all Notes of the series after deduction of Lending Club’s service charge and any payments due to Lending Club on account of the portions of the member loan, if any, funded by Lending Club in its capacity as a lender on the platform. In the event of a bankruptcy or similar proceeding of Lending Club, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Lending Club with respect to payment from the proceeds of the member loan corresponding to that Note or other assets of Lending Club is uncertain. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against Lending Club that may or may not be limited in recovery to the corresponding borrower member loan payments.

The indenture will not contain any provisions that would limit Lending Club’s ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described below under “Limitations on Payments,” Lending Club will make payments of principal and interest on the Notes within four business days of receiving Member Loan Payments (as defined below) in respect of the corresponding member loan, in accordance with the payment schedule for each Note. Each Note will have a payment schedule providing 36 monthly payments on payment dates that fall four business days following the due date for each installment of principal and interest on the corresponding member loan. The extra four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrowers.

The stated interest rate on each Note will be the same as the interest rate on the corresponding member loan and interest will be computed and will accrue on the Note in the same manner as the interest on the corresponding member loan is computed and accrues. The Service Charge described below will reduce the effective yield on your Notes below their stated interest rate.

Lending Club will be the initial paying agent for the Notes. Lending Club will make all required payments on each Note to the Lending Club account of the holder in whose name the Note is registered on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Each holder of a Note’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the Member Loan Net Payments, if any.

For each series of Notes, “Member Loan Net Payments” means the amounts, if any, equal to the Member Loan Payments from the corresponding member loan minus the applicable Service Charge.

“Member Loan Payments” for each series of Notes means all amounts received by the Company in connection with the corresponding member loan, including without limitation, all payments or prepayments of principal and interest, any late fees and any amounts received by the Company upon collection efforts with respect to the corresponding member loan, but excluding the Unsuccessful Payment Fee, any collection fees imposed by Lending Club or Lending Club’s third-party collection agency and any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club in its capacity as a lender on the platform.

The “Service Charge” is an amount equal to 1% of all Member Loan Payments.

The “Unsuccessful Payment Fee” is a $15.00 fee or such lesser amount permitted by law charged by the Company when the Company’s payment request is denied for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account.

To the extent that anticipated Member Loan Payments from a member loan are not received by Lending Club, no payments will be due and payable by Lending Club on the Notes related to that member loan, and a holder of a Note will not have any rights against Lending Club or the borrower member in respect of the Note or the member loan corresponding to such holder’s Note.

Prepayments

To the extent that a borrower member prepays a corresponding member loan, such prepayment amount will be a Member Loan Payment and holders of Notes related to that corresponding member loan will be entitled to receive their pro rata shares of the prepayment net of the applicable service charge. In the case of a partial prepayment of a corresponding member loan, Lending Club will automatically recalculate the anticipated amortization schedules for the Notes over the remainder of their term and will make available to the holders of those Notes a revised estimate of monthly payments to be received over such term.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a member loan, Lending Club will redeem all of the Notes of the series corresponding to such member loan for 100% of the outstanding principal amount of such Notes. An “identity fraud incident” means that the corresponding member loan has been obtained as a result of identity theft or fraud on the part of the purported borrower member. We may, in our discretion, require proof of the identity theft or fraud, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the corresponding member loan.

Servicing Covenant

Lending Club is obligated to use commercially reasonable efforts to service and collect the member loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the member loans. If Lending Club refers a delinquent member loan to a collection agency on the 31st day of its delinquency, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, Lending Club may, at any time and from time to time, amend or waive any term of a member loan, and may transfer, sell or cancel any member loan that is more than 120 days delinquent without the consent of any holder of any Notes of the series corresponding to such member loan. As of June 30, 2008, we have never modified or waived any term or condition of any member loan and have never transferred, sold or cancelled any member loan. In the event that Lending Club undertakes such a modification, waiver, transfer, sale or cancellation, Lending Club will notify the relevant lender member by email, and the impact of such action will be reflected in the lender member’s account. See “About the Loan Platform — How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection” for a description of Lending Club’s imposition of late fees. Lending Club will also be obligated to use commercially reasonable efforts to maintain backup servicing arrangements providing for the servicing of the member loans.

The indenture contains no financial covenants or other covenants limiting Lending Club’s operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The indenture prohibits Lending Club from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•	the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $25 or integral multiples of $25. The Notes will be issued only in registered form and only in electronic form. This means that each Note will be stored on our website. You can view your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website. We will not issue certificates for the Notes. Lender members will be required to hold their Notes through Lending Club’s electronic Note register.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes.

We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the trustee will treat the lender members in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange. All Notes must be held by Lending Club lender members. The Notes will not be transferable except through the           trading system. There can be no assurance, however, that a market for Notes will develop on the trading system, or that the system will continue to operate. Therefore, lender members must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading System.”

No Sinking Fund

The Notes will not have the benefit of a sinking fund.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•	failure by Lending Club to make required payments on the Notes for thirty days past the applicable due date;

•	failure by Lending Club to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the debt securities of all series for which such default exists as provided in the indenture, subject to an additional 90 day cure period; or

•	specified events relating to Lending Club’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments when a borrower member does not make payments to us on the member loan corresponding with the particular series of Notes. In that case, Lending Club is not required to make payments on Notes, so no default occurs. See “Risk Factors— Payments on the Notes depend entirely on payments we receive in respect of corresponding member loans.” An event of default with respect to one series of Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all such notes waive an existing default with respect to such Notes and its consequences except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A holder of any Note of any series may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of any of the Notes or a default with respect to the Notes that causes them to be accelerated, may give rise to a cross-default under our other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•	all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or

•	all Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes;

if in either case, we also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. From time to time, we maintain deposit accounts including and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Note Purchase Agreement

When a lender member registers on the platform, the lender member enters into a note purchase agreement with us that governs the lender member’s purchases of Notes from time to time from us. Under the agreement, we provide the lender member the opportunity through the platform to review loan requests, purchase Notes, and instruct us to apply the proceeds from the sale of each Note to the funding of a specific member loan the lender member has designated.

Under the agreement, the lender member must commit to purchase a Note to fund a member loan prior to the origination of that loan. At the time the lender member commits to purchase a Note the lender member must have sufficient funds in the lender member’s account with us to complete the purchase, and the lender member will not have access to those funds after making the purchase commitment unless and until we notify the lender member that the member loan will not be funded. Once the lender member makes a purchase commitment, it is irrevocable regardless of whether the full amount of the borrower member’s loan request is funded. If the member loan does not close, then we will inform the lender member and release him or her from the purchase commitment.

The agreement describes our limited obligation to redeem Notes in the case of identity fraud, which is described above. The lender member agrees that in such circumstances the lender member will have no rights with respect to any such Notes except the crediting of the purchase price to the lender member’s account.

The lender member agrees that the lender member has no right to make any attempt, directly or through any third party, to take any action to collect from the borrower members on the lender member’s Notes or the corresponding member loans.

The lender member acknowledges that the Notes are intended to be indebtedness of LendingClub for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law. The lender member also acknowledges that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described below under “Certain U.S. Federal Income Tax Considerations — Taxation of Payments on the Notes.” The lender member acknowledges that the Notes are not transferable at this time and that the lender member intends to hold the Notes until maturity and has no intention to distribute the Notes.

The agreement describes the limitations on payments on the Notes, which are described above. We expressly disclaim any representations as to a borrower member’s ability to pay the corresponding member loan and do not act as a guarantor of any corresponding member loan payments by any borrower member.

The parties make customary representations and warranties to each other, and the lender member represents and warrants that the lender member has not made a decision in connection with any loan requests on the Lending Club platform on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination.

The lender member acknowledges and agrees that we assume no advisory or fiduciary responsibility in the lender member’s favor in connection with the purchase and sale of the Notes and we have not provided the lender member with any legal, accounting, regulatory or tax advice with respect to the Notes.

The agreement provides that neither party is liable to the other party for any lost profits, or special, exemplary, consequential or punitive damages.

The agreement provides that it is subject to binding arbitration. It also provides that the parties waive a jury trial in any litigation related to the agreement and any member loans or other agreements related to the note purchase agreement. The agreement will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Material U.S. Federal Income Tax Considerations

The following discussion sets forth the material U.S. federal income tax considerations generally applicable to our lender members who purchase Notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular lender member’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes. This applies only to lender members who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax considerations applicable to lender members that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	non-U.S. holders; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE LENDER MEMBERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Classification of the Notes

No authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. In general, a taxpayer is bound by the form of a transaction for U.S. federal income tax purposes. In form, the Notes will be obligations of Lending Club. Accordingly, although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes.

The IRS may take contrary positions and, accordingly, no assurance can be given that the IRS or a court will agree with the tax characterizations and tax consequences described below. Where the form of a transaction does not reflect the economic realities of the transaction, the substance rather than the form should determine the tax consequences. Each series of Notes will correspond to a member loan, and Lending Club has no obligation to make any payments on the Notes unless, and then only to the extent that, Lending Club has received payments on the corresponding member loan. Accordingly, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding member loan for U.S. federal income tax purposes. The IRS could also determine that the Notes are not indebtedness of Lending Club but another financial instrument.

The following discussion is based upon the assumption that each Note will be treated as a debt instrument of Lending Club for U.S. federal income tax purposes. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Notes (including any possible differing treatments of the Notes).

Taxation of Payments on the Notes

The Notes will have original issue discount, or OID, for U.S. federal income tax purposes. A U.S. Holder of a Note will be required to include such OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. Holder’s regular method of tax accounting. If a Note is paid in accordance with its payment schedule, which is available on the holder’s account page at www.lendingclub.com, the amount of OID includible in income by a U.S. Holder is anticipated to be based on the yield of the Note determined net of the 1% service charge, as described below, which yield will be lower than the stated interest rate on the Note. As a result, the holder will generally be required to include an amount of OID in income that is less than the amount of stated interest paid on the Note. On the other hand, if a payment on a Note is not made in accordance with such payment schedule, for example because the borrower member did not make timely payment in respect of the corresponding member loan, a U.S. Holder will be required to accrue and include such amount of OID in taxable income as interest even though such interest has not been paid.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule. In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies generally may be ignored. A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.

The Notes provide for one or more alternative payment schedules because Lending Club is obligated to make payments on a Note only to the extent that Lending Club receives payments on the corresponding member loan. The payment schedule for each Note, which is available on the holder’s account page at www.lendingclub.com, provides for payments of principal and interest (net of the 1% service charge) on the Note in accordance with the payment schedule for the corresponding member loan. In addition to scheduled payments, Lending Club will prepay a Note to the extent that a borrower member prepays the member loan corresponding to the Note, and late fees collected on the member loan corresponding to a Note will be paid to the holders of the Note. Notwithstanding such contingencies, Lending Club has determined to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because Lending Club believes that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment, or late payment by the borrower member on the member loan corresponding to such Note will be remote or incidental. If in the future Lending Club determines that the previous sentence does not apply to a Note, Lending Club anticipates that it will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and shall so notify U.S. Holders of the Note.

Lending Club’s determination is not binding on the IRS. If the IRS determines that the Notes are “contingent payment debt instruments” due to the contingencies described above (or in the future, if Lending Club so concludes with respect to a particular series of Notes), the Notes will be subject to special rules applicable to contingent payment debt instruments. Such rules generally require a holder (i) to accrue interest income based on a projected payment schedule and comparable yield, which may be higher or lower than the stated interest rate on the Notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, or retirement of the debt instrument. This discussion assumes that the Notes are not subject to the contingent payment debt instrument rules.

The OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note should include all payments of principal and stated interest on the Note (net of the 1% service charge) under the payment schedule of the Note. The issue price of the Notes will equal the principal amount of the Notes.

The amount of OID includible in a U.S. Holder’s income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). Lending Club intends to use 30-day accrual periods. The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note (net of the 1% service charge). A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note (net of the 1% service charge) under the payment schedule of the Note, produces an amount equal to the issue price of such note.

Cash payments of interest and principal (net of the 1% service charge) under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Note. In general, the U.S. Holder’s adjusted tax basis of the Note will equal the U.S. Holder’s cost for the Note, increased by the OID and market discount previously included in gross income by the holder, as discussed below, and reduced by any payments previously received by the holder in respect of the Note.

Except as described below with respect to Notes acquired at a market discount or, as discussed above, treated as a contingent payment debt instrument, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition the Note has been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Prepayments

As discussed above, Lending Club will prepay a Note to the extent that a borrower member prepays the member loan corresponding to the Note. If Lending Club prepays a note in full, the Note will be treated as retired, and, as described above, a U.S. Holder generally will have gain or loss equal to the difference, if any, between the amount realized upon the retirement and the U.S. Holder’s adjusted tax basis in the Note. If Lending Club prepays a Note in part, a portion of the Note will be treated as retired. Generally, for purposes of determining (i) the gain or loss attributable to the portion of the Note retired and (ii) the OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, holder’s adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired. The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If a U.S. Holder purchases a Note on the trading system for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note (on a ratable basis over the remaining term of the Note or, at the election of the U.S. Holder, a constant yield basis) but has not previously been included in gross income by the U.S. Holder. In addition, a U.S. Holder may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred or continued to purchase or carry such Note.

A U.S. Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Lender members should consult their own tax advisors before making this election.

Acquisition Premium

If a U.S. Holder purchases a Note on the trading system for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium. For a Note acquired with an acquisition premium, the amount of OID that the U.S. Holder must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If a U.S. Holder purchases a Note on the trading system for an amount in excess of the sum of all amounts payable on the Note after the purchase date, the U.S. holder will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on the member loan corresponding to the Notes will be paid to the holders of the Notes. Lending Club anticipates that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note. In such case, any late fees paid to a U.S. Holder of Notes should be taxable as ordinary income at the time such fees are paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Member Loans Corresponding to Note

In the event that Lending Club does not make scheduled payments on a Note as a result of nonpayment by a borrower member on the member loan corresponding to the Note, a U.S. Holder must continue to accrue and include

OID on a Note in taxable income. Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date. As a result of such reissuance, the amount and accrual of OID on the Note may change. At the time of the deemed reissuance, due to nonpayment by the borrower member, Lending Club may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower member on the member loan corresponding to such Note will be remote or incidental. Accordingly, the Note may become subject to the contingent payment debt instrument rules. As discussed above, contingent payment debt instruments are subject to special rules. If Lending Club determines that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, it will notify the U.S. holders and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, a U.S. Holder may be able to stop accruing OID on the Note. Under current IRS guidance, it is not clear whether a U.S. Holder may stop accruing OID if scheduled payments on a Note are not made. U.S. Holders should consult their own tax advisors regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a result of Worthlessness

In the event that a Note becomes worthless, a non-corporate U.S. Holder that did not acquire the Note as part of the holder’s trade or business generally should be entitled to deduct the holder’s adjusted tax basis in the Note as a short-term capital loss in the taxable year the Note becomes worthless. The portion of the U.S. Holder’s adjusted tax basis attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. Under Section 166 of the Code, corporate U.S. Holders and other U.S. Holders that acquired Notes as part of a trade or business generally are entitled to deduct as an ordinary loss any loss sustained during the taxable year on account of a Note becoming wholly or partially worthless. U.S. Holders should consult their own tax advisors regarding the character and timing of losses attributable to Notes that become worthless in whole or in part.

Backup Withholding and Information Reporting

In general, Lending Club will be required to provide information returns to non-corporate U.S. Holders, and corresponding returns to the IRS, with respect to (i) payments, and accruals of OID, on the Notes and (ii) payments with respect to proceeds from a sale, retirement or other taxable disposition of a Note. In addition, a non-corporate U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

ABOUT LENDING CLUB

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements and the related notes elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

Lending Club is an Internet-based social lending platform that enables its borrower members to borrow money and its lender members to purchase Member Payment Dependent Notes, the proceeds of which fund loans made to individual borrower members. We allow qualified borrower members to obtain loans with lower interest rates than they could through credit cards or traditional banks. We provide lender members with the opportunity to invest in securities that are dependent for payment on member loans with interest rates and credit characteristics the lender members find attractive. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit characteristics from consumer reporting agencies such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform and facilitate the origination of member loans through our agreement with WebBank, an FDIC-insured, state-chartered industrial bank organized under the laws of the state of Utah. We also provide servicing for the member loans on an ongoing basis.

All member loans are unsecured obligations of individual borrower members with fixed interest rates and three-year maturities. The member loans are originated through our website, funded by WebBank at closing and immediately assigned to Lending Club upon closing.

Following the date of this prospectus, our lender members will have the opportunity to buy Notes issued by Lending Club, with each series of Notes corresponding to a single individual borrower member loan originated through our platform.

Lending Club was incorporated in Delaware in October 2006, and began operations as an application on Facebook.com in May 2007. Since inception, we have continually refined our business model and operations in response to market demands. In August 2007, we conducted a venture capital financing round and expanded our operations with the launch of our public website, www.lendingclub.com. As of March 31, 2008, the lending platform has facilitated approximately 1,616 member loans since its launch in May 2007.

We have been operating since December 2007 pursuant to an agreement with WebBank. WebBank serves as the lender for all member loans originated through our platform. Our agreement with WebBank has enabled us to make our platform available to borrowers on a uniform basis nationwide, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota. We pay WebBank a monthly service fee based on the amount of loan proceeds disbursed by WebBank in each month, subject to a minimum monthly fee.

Due to our continuing losses from operations, our auditors have qualified their audit report for the year ended March 31, 2008 by including an explanatory paragraph assuming our ability to continue as a going concern.

We have a limited operating history and have incurred net losses since our inception. Our net loss for the year ended March 31, 2008 was approximately $7.0 million. We earn revenues from processing fees charged to members, primarily a borrower origination fee and a lender member service charge. We also earn interest on member loans that we fund and hold for investment. At this stage of our development, we have funded our operations primarily with proceeds from our venture capital financings and our credit facilities, which are described below under “Liquidity and Capital Resources.” We also rely on our credit facilities to borrow funds, which we have used to participate in the lending platform as a lender. Over time, we expect that the number of borrower members and lender members and the volume of member loans originated through our platform will increase, and once we are able to accept new lending commitments on our platform, we will generate increased revenue from borrower origination fees and lender member service charges. Our decision to temporarily stop accepting lender member commitments effective from April 7, 2008 until the date of this prospectus, slowed the ramp up of our operations, resulting in a negative impact on our cash flow and liquidity projections for fiscal 2009 due to a projected decrease in loan origination volume following April 7, 2008.

Our operating plan calls for a continuation of the current strategy of raising debt and equity financing to finance our operations until we reach profitability and become cash-flow positive, which we do not expect to occur before 2010. Our initial operating plan called for significant investments in website development, security, loan scoring, loan processing and marketing, and for two to three rounds of equity financing before we reached profitability. We completed the first of these two to three planned rounds of equity financing in August 2007 in an amount of $10 million. Going forward, we expect to complete an additional round of equity financing in 2009. We expect to continue raising smaller rounds of debt and convertible debt financing in the meantime.

As described below under “Business — Prior Operation of the Lending Club Platform,” we have made significant changes to the operation of our lending platform that will become effective as of the date of this prospectus. Our historical financial results and this discussion reflect the structure of our lending platform and our operations prior to the date of this prospectus. For a discussion of the expected impact of our new structure on our financial statements, see “Impact of New Lending Platform Structure” below.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses and related disclosures. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates. Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

Revenues primarily result from interest earned on loans held for investment and transaction fees, which are borrower origination fees (borrower member paid) and lender member service charges (lender member paid).

Interest income is accrued and recorded in our statement of operations as earned. Loans are placed on non-accrual status when any portion of scheduled principal or interest payments is 90 days past due, or earlier, when concern exists as to the ultimate collectability of outstanding principal or interest. When a loan is placed on non-accrual status, the accrued and unpaid interest is reversed and interest income is recorded when the principal balance has been reduced to an amount that is deemed collectible. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible on a timely basis.

Revenues related to borrower origination fees are recognized in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Non-refundable Fees and Costs” (“SFAS 91”). The borrower origination fee charged to borrower members is determined by the credit grade of their unsecured loan. The borrower origination fee is included in the Annual Percentage Rate (“APR”) calculation provided to the borrower member and is deducted from the gross loan proceeds prior to disbursement of the loan funds to the borrower member. A loan is considered funded when the Automated Clearing House (“ACH”) transaction has been successfully initiated to the borrower member’s bank account.

Borrower origination fees are accounted for in one of two methods, depending upon whether the loans were sold to lender members and are therefore not recorded on the accompanying balance sheets (“transferred loans”) or, for those loans which Lending Club is the direct lender and as such, those loans are recorded on the accompanying balance sheet (“loans held for investment”). These two types of borrower origination fee transactions are accounted for as follows:

•	Borrower origination fees for transferred loans — Because the earnings process is deemed to be complete at the time these loans are transferred to the lender members, and there is no recourse to Lending Club in the event of default by the borrower, Lending Club recognizes one hundred percent of this type of loan origination fee as revenue at the time the loan is transferred to the lender member.

•	Borrower origination fees for loans held for investment — Borrower origination fees from loans originated with Lending Club funds are initially deferred and subsequently amortized ratably over the term of the loan as an adjustment to the yield of the loan, and are reported in our statements of operations as interest income. As of March 31, 2008, the Company had unamortized deferred borrower origination fees of $55,244. These deferred borrower origination fees will be amortized monthly as interest income through April 2011.

Lender service charge revenue is recognized in accordance with Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS 156”), and is calculated and recognized when a borrower member payment is successfully transacted via an ACH debit out of the borrower member’s bank account. Currently, a 1% service charge is charged on each payment and is deducted from the proceeds remitted to the lender member at the time that the payment is received from the borrower member, until such time the member loan is either paid in full or becomes delinquent and goes on non-accrual status.

Loans Held for Investment

Since November 2007, we have participated in the lending platform as a lender. As a lender, we receive payments of interest and principal on the loans we have funded. We have funded loans totaling approximately $7.0 million through March 31, 2008. Of the loans we have funded, we have principal balances outstanding of approximately $6.7 million as of March 31, 2008. These loans have a 36-month repayment schedule and earn interest ranging from 7.2% to 18.61% per annum. We purchased these loans with proceeds from our debt facilities and note issuances discussed below under “Liquidity and Capital Resources.” These loans are classified as held for investment based on our intent and ability to hold the loans for the foreseeable future or to maturity. Loans held for investment are carried at amortized cost reduced by a valuation allowance for estimated credit losses incurred in the portfolio as of the date of the balance sheet.

We also record interest income when payments are received from borrower members on member loans that we have funded as a lender through the platform. For the fiscal year ending March 31, 2008, interest income from our loan funding activity comprised 27.7% of our reported interest income.

Allowance for Loan Losses

We may incur losses in connection with loans we purchase and hold for investment if borrower members fail to pay their monthly loan payments. We provide for incurred losses on loans with an allowance for loan losses in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”), and Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies.” The loan loss allowance is a valuation allowance established to provide for estimated credit losses in the portfolio of loans held for investment at the balance sheet date.

The allowance for loan losses, which management evaluates on a periodic basis, represents an estimate of potential credit losses inherent in the portfolio and is based on a variety of factors, including the composition and quality of the loan portfolio, delinquency levels and trends, probable expected losses for the next twelve months, current and historical charge-off and loss experience, current industry charge-off and loss experience, the condition of the market, the interest rate climate and general economic conditions. Determining the adequacy of our allowance for loan losses is subjective, complex and requires judgment by management about the effect of matters that are inherently uncertain. Moreover, in light of our limited operating history, we do not have significant historical experience from which to estimate expected losses in our portfolio.

A member loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the original loan agreement with the borrower member. Our loan portfolio is comprised primarily of small groups of homogeneous, unsecured loans made to borrower members. We evaluate both individual loans and our portfolio of loans held for investment for impairment. These loans are generally placed on non-accrual status when they become 90 days delinquent. Our estimate of the required allowance for loan losses is developed by estimating both the rate of default of the loans and the amount of loss in the event of default. The rate of default is assigned to the loans based on their attributes (including borrower member FICO score, and credit grade) and collection status. The rate of default is based on analysis of actual and expected migration of loans from each aging category to default over a twelve-month period. Loans more than 90 days past due are assigned a rate of default that measures the percentage of such loans that default over their lives as it is assumed that the condition causing the ultimate default currently exists. The default rate of the loan is then multiplied by an average loss rate for the type of loan.

Additionally, we review specific loans that become delinquent within the portfolio based on the dollar amount of the loan outstanding and the length of time the loan has been past due. All other loans are evaluated in the aggregate by stratifying the loan portfolio into FICO bands based on the member loan’s attributes. We make an initial assessment of whether a charge-off is required on our delinquent loans no later than the 120th day of delinquency. Loan losses are charged-off against the allowance when management believes that collection of past due amounts is not likely, and all collection efforts have been terminated. As of March 31, 2008, there have been no charge-offs recorded against the allowance for loan losses.

Management has created a credit risk management working group that will review actual loan loss performance on its portfolio of loans held for investment at least monthly. This working group will submit recommendations to management to either increase or decrease the allowance for loan loss reserve based on our actual loss experience during the current period, in addition to historical and projected loan loss experience.

For fiscal 2008, we recorded a loan loss reserve of $373,624 against our outstanding principal balance of loans held for investment. This reserve has been netted against our loans held for investment balance at March 31, 2008.

Stock-Based Compensation

The Company applies Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) to account for equity awards made to employees. SFAS 123R requires all share-based payments made to employees, including grants of employee stock options, restricted stock and employee stock purchase rights, to be recognized in the financial statements based on their respective grant date fair values and does not allow the previously permitted pro forma disclosure-only method as an alternative to financial statement recognition. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous literature.

SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. The Company has estimated the fair value of each award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of the Company’s stock price.

SFAS 123R also requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation expense was recorded net of estimated forfeitures for the year ended March 31, 2008, and for the period from October 2, 2006 (inception) through March 31, 2007, such that expense was recorded only for those stock-based awards that are expected to vest.

Share-based awards issued to non-employees are accounted for in accordance with provisions of SFAS 123R and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods and Services.”

Since our common stock is not publicly traded, the expected volatility was calculated for each date of grant based on an alternative method. We identified similar public entities for which share price information is available and have considered the historical volatility of these entities’ share price in estimated expected volatility.

We retrospectively estimated the fair value of our common stock during 2007. The valuation methodology utilized the income and the market approach with the ultimate valuation being a probability weighted expected return of the two methods. The income approach involves projecting future cash flows, discounting them to present value using a discount rate based on a risk adjusted weighted average cost of capital of comparable companies. The projection of future cash flows and the determination of an appropriate discount rate involves a significant level of judgment. The market approach compares the subject business to similar businesses that have been sold or what is commonly known as comparables. This could be based on prior business sales of similar companies or the relative valuation of similar companies in the public markets discounted back to account for the time period until a liquidity event is forecasted to occur. The market approach also involves a significant level of judgment. The retrospective valuation of our common stock yielded a valuation of $0.27 during 2007.

Identity Fraud

For the period from our inception until June 30, 2008, we have reimbursed lender members a total of $6,000 in principal balance due to two confirmed occurrences of identity fraud. We expensed such cost in the period it was determined and closed the cases. Based on the immateriality of previously expensed identity fraud losses, the inability of the Company to reasonably estimate losses, and the implementation of added third party identification screening services since these cases occurred, the Company has determined it was not necessary to record a contingent liability in accordance with Statement of Financial Accounting Standards No. 5, ‘‘Accounting for Contingencies.”

Results of Operations

		For the Period
	For the	from October 2,
	Year Ended	2006 (Inception) to
	March 31, 2008	March 31, 2007

Revenues
Interest income, net	$448,900	$2,927
Interest expense	(149,792)	—

Net interest income before provision for loan losses	299,108	2,927
Provision for loan losses	(373,624)	—

Net interest income (loss) after provision for loan losses	(74,516)	2,927

Amortization of loan servicing rights	11,097	—

Total (losses) revenues	(63,419)	2,927

Operating expenses
Sales, marketing and customer service	2,279,361	80,296
Engineering	1,785,488	102,825
General and administrative	2,881,627	637,842

Total operating expenses	6,946,476	820,963

Loss before provision for income taxes	(7,009,895)	(818,036)
Provision for income taxes	800	800

Net loss	(7,010,695)	(818,836)

Amortization of beneficial conversion feature on convertible preferred stock	22,344	—

Net loss attributable to common stockholders	$(6,988,351)	$(818,836)

Basic and diluted net loss per share	$(0.88)	$(0.35)
Weighted-average shares of common stock used in computing basic and diluted net loss per share	7,925,223	2,321,898

Revenues

Our business model consists primarily of charging a transaction fee to both borrower members and lender members. The borrower member pays a fee to us for providing the services of arranging the member loan and the lender member pays a fee to us for managing the payments on the loans and maintaining account portfolios. We also charge fees to our borrower members for unsuccessful payments. We also generate revenue from interest earned on our loans held for investment.

Interest Income

The following table presents our interest income sources for the quarters in both absolute dollars (in thousands) and as a percentage of interest income:

	December 31,		March 31,		June 30,		September 30,		December 31,		March 31,
	2006		2007		2007		2007		2007		2008
Interest Income Source	$	%	$	%	$	%	$	%	$	%	$	%

Borrower origination fees — Transferred loans	0	0	0	0	2	50	18	27	43	27	64	44
Borrower origination fees and interest earned — Loans held for investment	0	0	0	0	0	0	1	1	16	9	109	26
Interest from banks	1	100	2	100	2	50	49	72	102	64	43	30
Total Interest Income	1	100	2	100	4	100	68	100	161	100	216	100

Borrower Origination Fees — Transferred Loans

Our borrower members pay a one-time fee to us for arranging a member loan. This fee is determined by the loan grade of the member loan and, prior to June 17, 2008, ranged from 0.75% to 2.00% of the aggregate principal amount of the member loan, as set forth below:

Loan Grade	A	B	C	D	E	F	G

Fee	0.75%	1.00%	1.50%	2.00%	2.00%	2.00%	2.00%

Beginning June 17, 2008, our origination fees increased and now range from 0.75% to 3.00% of the aggregate principal amount of the member loan, as set forth below:

Loan Grade	A	B	C	D	E	F	G

Fee	0.75%	1.50%	2.00%	2.50%	2.75%	3.00%	3.00%

The borrower origination fee is included in the APR calculation provided to the borrower member and is deducted from the gross loan proceeds prior to disbursement of funds to the borrower member. We do not receive a borrower origination fee if a member loan request does not close and fund.

Borrower Origination Fees — Loans Held for Investment

We compute borrower origination fees for loans we fund directly by subtracting the average costs of originating a loan from the aggregate fee charged to the borrower member for the loan. We initially defer this net amount and subsequently amortize the balance over the servicing period of the member loan, which is currently 36 months for each funded loan. Beginning June 17, 2008, the borrower origination fee for loans funded by us was increased as described above.

Interest on Loans Held for Investment

We also generate revenue from interest earned on loans held for investment. When payments are received, the interest portion paid by our borrower members on the loans we have funded and the amortization of the origination fees are recorded as interest income. Interest, excluding amortization of origination fees, currently ranges from 7.37% to 18.86% per annum and in fiscal 2008, we recorded $75,308 in interest income from the loans we have funded. We expect the amount of revenue generated from interest income on our loans held for investment to increase in the near term as we have self-funded the platform since April 7, 2008.

Interest from Cash and Investments

Interest from cash and investments held in bank accounts is recorded as it is earned. At March 31, 2008, we had approximately $5.6 million in cash and cash equivalents. We primarily invest our cash in interest bearing money market funds. In fiscal 2008 and 2007, we recorded interest earned from cash and investments held in bank accounts of $195,703 and $2,927 respectively.

Borrower Unsuccessful Payment Fees

Our procedures generally require the automatic debiting of borrower member bank accounts by ACH transfer, although we allow payment by check, subject to a five percentage point increase in the interest rate. We charge an unsuccessful payment fee to a borrower member to cover the cost we incur if an automatic payment fails and is rejected by the borrower member’s bank, for example if there is an insufficient balance in the bank account or if the account has been closed or otherwise suspended. We consider each attempt to collect the monthly payment to be a separate transaction and may assess an unsuccessful payment fee for each failed attempt. We retain the entire amount of an unsuccessful payment fee, which is currently $15.00 per transaction, or such lesser amount permitted by law, to cover our costs.

Interest Expense

Interest expense consists primarily of cash and non-cash interest. In fiscal 2008, we paid cash of $63,713 for interest due on our loans payable with our creditors. In fiscal 2008, we recorded interest expense of $14,685 for interest due on our convertible notes. In addition, we recorded non-cash interest expense of $49,050 and $22,344 for the amortization of debt discount and beneficial conversion feature associated with warrants issued in connection with the convertible notes issued in fiscal 2008. In fiscal 2007, the Company did not incur any interest expense. We expect interest expense to continue to increase in fiscal 2009 as a result of our additional borrowings discussed below under “Liquidity and Capital Resources.”

Provision for Loan Losses

The allowance for loan losses, which management evaluates on a periodic basis, represents an estimate of potential credit losses inherent in the portfolio of loans we hold for investment and is based on a variety of factors, including the composition and quality of the loan portfolio, delinquency levels and trends, probable expected losses for the next twelve months, current and historical charge-off and loss experience, current industry charge-off and loss experience, the condition of the market, the interest rate climate and general economic conditions. Determining the adequacy of the allowance for loan losses is subjective, complex and requires judgment by management about the effect of matters that are inherently uncertain. Moreover, in light of our limited operating history, we do not have significant historical experience from which to estimate expected losses in our portfolio.

In fiscal 2008, we recorded a loan loss reserve of $373,624 against the outstanding principal balance of loans held for investment. This reserve has been netted against our loans held for investment balance at March 31, 2008. We expect our loan loss reserve to increase in the near future due to the expected increase in the amount of loans held for investment.

Lender Service Charge (Amortization of loan servicing rights)

We charge lender members an ongoing service charge in respect of loans they have purchased through our platform and will continue to charge this amount in the future with respect to the Notes. The service charge offsets the costs we incur in servicing member loans, including managing payments from borrower members, payments to lender members and maintaining account portfolios. This service charge is equal to 1.00% of all amounts paid by Lending Club to a lender member with respect to a loan. The service charge is deducted from any payments on a loan before the net amounts of those payments are allocated to the lender members’ Lending Club accounts.

Under the terms of our loan agreements with our borrower members, we have the right to charge a late payment fee of $15.00 or five percent of the outstanding payment, whichever is greater, or such lesser amount permitted by law, if the borrower member’s payment is more than 15 days late. We deduct a service charge equal to 1.00% of the amount of any late payment fee collected before the net amount of the payment is allocated to the lender member’s Lending Club account.

Operating Expenses

Sales, Marketing, and Customer Service Expense

Sales, marketing, and customer service expense consists primarily of salaries, benefits and stock-based compensation related to marketing and customer service personnel, contracting personnel, service providers, travel and other reimbursable expenses and marketing programs, such as trade shows and marketing campaigns. Sales, marketing, and customer service expenses for the year ended March 31, 2008 were $2.28 million, an increase of $2.20 million, or 2739%, over sales and marketing expenses of $80,300 for the year ended March 31, 2007. The increase was primarily due to increased headcount and implementing marketing and customer service programs associated with the May 2007 launch of our platform.

Engineering Expense

Engineering expense consists primarily of salaries, benefits and stock-based compensation of personnel and the cost of subcontractors who work on the development and maintenance of the Company’s lending platform and software enhancements that run the Company’s lending platform. Engineering expenses for the year ended March 31, 2008 were $1.78 million, an increase of $1.68 million, or 1632%, over engineering expenses of $103,000 for the year ended March 31, 2007. The increase was primarily due to increased headcount and development and the launch of our platform.

General and Administrative Expense

General and administrative expense consists primarily of salaries, benefits and stock-based compensation related to general and administrative personnel, professional fees primarily related to legal and audit fees, facilities expenses and the related overhead, and bad debt expense.

General and administrative expenses for the year ended March 31, 2008 were $2.88 million, an increase of $2.44 million, or 352%, over general and administrative expenses of $0.64 million for the year ended March 31, 2007.

The increase was due primarily to increased headcount and legal and consulting expenses. We expect that general and administrative expenses will increase in absolute terms due to the significant planned investment in infrastructure to support our growth and the additional expenses related to becoming an SEC reporting company, including the increased cost of compliance and increased audit fees resulting from required SEC filings. As a percentage of revenues, we expect general and administrative expenses to decrease as we grow.

Liquidity and Capital Resources

The financial statements included in this registration statement have been prepared assuming that the Company will continue as a going concern; however, the conditions discussed below raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

The Company has incurred operating losses since its inception. For fiscal 2008, the Company incurred a net loss of $7.0 million and had negative cash flow from operations of $6.0 million. Additionally, the Company has an accumulated deficit of $7.8 million since inception and a stockholder deficit of $4.8 million as of March 31, 2008.

Since its inception, the Company has financed its operations through debt and equity financing from various sources. The Company is dependent upon raising additional capital or seeking additional debt financing to fund its current operating plans for the foreseeable future. Failure to obtain sufficient debt and equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect the Company’s ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

Net cash used in operating activities from inception through March 31, 2008 consisted mostly of increases in headcount costs, expenses for consultants and temporary personnel and other professional service providers to the Company.

Net cash used in investing activities was $7.3 million for the fiscal year ended March 31, 2008, and $38,100 for the fiscal year ended December 31, 2007. In fiscal 2008, net cash used in investing activities consisted mainly of our $7.0 million investment in loans to borrower members. Other investment activities included opening certificates of deposits tied to our loans payable and from capital expenditures for purchases of property and equipment. Net cash provided by financing activities was $18.6 million for the fiscal year ended March 31, 2008, and $0.7 million for the fiscal year ended March 31, 2007. Cash provided by financing activities consisted primarily of proceeds from the issuance of our convertible preferred stock in our first round of venture capital funding in August 2007 and our issuance of long-term debt.

On October 29, 2007, we entered into a secured $3.0 million loan facility with Silicon Valley Bank (“SVB”). As of March 31, 2008, we had drawn down the entire amount of the facility. Interest on borrowings under the loan facility is at a per annum rate fixed as of the funding date of each advance equal to the greater of (i) SVB’s prime rate of interest plus 0.75% or (ii) 8.50%. We also paid a commitment fee of $15,000 on the effective date of the loan facility and $11,400 of SVB’s expenses in connection with the facility. The borrowings under the credit facility are secured by a blanket lien on substantially all of our assets, except for our intellectual property rights. Following the date of this prospectus, payments we receive in respect of borrower member loans on which the Notes are dependent will also be excluded from the blanket lien. In connection with this facility, we issued a fully vested warrant to purchase 98,592 shares of Series A convertible preferred stock to SVB. SVB also received the right to invest up to $500,000 in our next round of equity financing on the same terms as offered to other investors. Additionally, the SVB facility requires us to maintain a certificate of deposit with SVB of $150,000 until repayment.

On February 20, 2008, we entered into a secured $5.0 million credit facility with Gold Hill Venture Lending 03, LP (“Gold Hill”). As of March 31, 2008, we had drawn down $3.6 million under this facility. Interest on the borrowings under the credit facility is at a fixed rate of 10% per annum. Under the terms of this facility, we agreed to remit to Gold Hill, at the end of the amortization period, an amount equal to 1% of the total amount borrowed under that facility. We also paid a commitment fee of $25,000 on the effective date of the credit facility. Borrowings under the credit facility are secured by a lien on substantially all of our assets, except for our intellectual property rights. Following the date of this prospectus, payments we receive in respect of borrower member loans on which the Notes are dependent will also be excluded from the blanket lien. Gold Hill’s lien is pari passu with SVB’s lien described above. In connection with this facility, we issued fully vested warrants to purchase an aggregate of 289,201 shares of Series A convertible preferred stock and Gold Hill received the right to invest up to $500,000 in our next round of equity financing on the same terms as offered to other investors. The Gold Hill facility requires us to maintain a certificate of deposit with SVB of $250,000 until repayment.

As of the date of this filing, we are in violation of certain covenants under our SVB and Gold Hill facilities because we stopped accepting lender member commitments during the SEC registration process and also because we have not maintained our primary operating account with SVB. Although the continuing existence of these covenant violations constitutes events of default under the facilities, we entered into forbearance agreements with

SVB and Gold Hill in June 2008, under which they agreed to forbear from exercising their rights against us with respect to these events of default through September 15, 2008.

In January 2008, we issued subordinated convertible promissory notes to Norwest Venture Partners X, LP and Canaan VII L.P., with principal sums of $500,000 each, under the terms of a note and warrant purchase agreement. The convertible notes are subordinate to our capital loan facility and our credit facility and bear interest at a rate of 8% per annum. Principal and interest are due in full on the maturity date of January 24, 2010, unless an equity financing with total proceeds of at least $3 million occurs prior to such date. If such an equity financing occurs, the principal balance and accrued interest of the notes will automatically convert into equity securities at the same price and under the same terms as those offered to the other equity investors. In connection with the issuance of the convertible notes, we issued warrants to purchase an aggregate of 234,742 shares of Series A convertible preferred stock to the convertible note holders.

From April to June 2008, we issued a series of promissory notes to accredited investors totaling $3,632,964. Each note is repayable over three years and bears interest at the rate of 12% per annum. In addition, investors in these promissory notes will receive warrants to purchase a total of 355,197 shares of our Series A convertible preferred stock. We used the proceeds of these notes to fund loans to qualified borrower members.

We used the proceeds from borrowings under the SVB and Gold Hill facilities, the sale of our convertible notes and the sale of promissory notes primarily to participate in the lending platform as a lender in order to insure a sufficient level of funding for borrowing requests. Beginning April 7, 2008, and until the date of this prospectus, all loans funded on the platform have been and will continue to be funded and held only by Lending Club. Through our participation in the Lending Club platform as a lender, as of June 30, 2008 we had funded approximately $8.6 million in member loans. We expect that we will continue to fund loans to borrower members ourselves for some time, although there can be no assurance that will do so or if we do so, what level of funding we will be able to provide. Furthermore, following the date of this prospectus, if we fund loans ourselves we will hold the loans directly and will not hold Notes for our own account. Following the date of this prospectus, we will reopen the lender side of our platform to accept new lender member registrations and funding commitments to purchase Notes.

We have incurred losses since our inception and we expect we will continue to incur losses for the foreseeable future. We require cash to meet our operating expenses and for capital expenditures and principal and interest payments on our debt, as well as to fund loans we will hold for investment. To date, we have funded our cash requirements with proceeds from our debt issuances and the sale of equity securities. At March 31, 2008, we had approximately $5.6 million in cash and cash equivalents. We primarily invest our cash in interest bearing money market funds.

We anticipate that we will continue to incur substantial net losses for a number of years as we grow our online platform. We do not have any committed external source of funds. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to finance our cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all.

Since our inception, inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Income Taxes

We incurred no tax provision for fiscal year 2008 and 2007. As of March 31, 2008, we had federal and state net operating loss carryforwards of approximately $5.9 million. As of March 31, 2008, we also had federal and state research and development tax credit carryforwards of approximately $72,349 and $96,700, respectively.

The fiscal 2008 and 2007 tax provisions vary from the expected provision or benefit at the U.S. federal statutory rate due to the recording of valuation allowances against our U.S. operating loss and deferred tax assets. Given our history of operating losses and inability to achieve profitable operations, it is difficult to accurately forecast how results will be affected by the realization of net operating loss carryforwards.

Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”) provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets. We will continue to evaluate the realizability of the deferred tax assets on a quarterly basis.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

Impact of New Lending Platform Structure

The historical information and accounting policies described in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in our financial statements included elsewhere in this prospectus, reflect the operations and structure of our platform prior to the date of this prospectus. Following the date of this prospectus we will implement the new structure described in “About the Loan Platform” and begin issuing the Notes. The change in our operation of the platform, as well as our adoption of certain new accounting pronouncements will have a significant impact on our financial statements and results of operations for periods following the date of this prospectus. Summarized below are the material changes we presently expect from the changes to our operations on the platform. Because the Notes are a novel financing structure, we will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.

Under our existing platform, we provide an allowance for loan losses for loans made directly by Lending Club to its borrower members, in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”), and Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies.” The loan loss allowance is a valuation allowance established to provide for estimated credit losses in the portfolio of loans held for investment at the balance sheet date.

The allowance for loan losses will be allocated based on two components. We will evaluate the adequacy of the allowance for loan losses based on the combined total of these two components.

The first component of the allowance for loan losses covers those member loans measured at historical cost that are either nonperforming or impaired. An allowance is allocated when the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of that loan. For purposes of computing the specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using a rate of default by FICO band for the respective product type and risk rating of the loans.

The second component of the allowance for loan losses covers performing member loans measured at historical cost. The allowance for loan losses is established by product type after analyzing historical loss experience by internal risk rating, current economic conditions, industry performance trends, geographic or obligor concentrations within each portfolio segment, and any other pertinent information. The member loan historical loss experience will be updated quarterly to incorporate the most recent data reflective of the current economic environment. The allowance for loan losses related to homogeneous consumer loan products will be based on aggregated portfolio segment evaluations, generally by product type. Loss forecast models are utilized that consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic trends and credit scores. These loss forecast models will be updated on a quarterly basis in order to incorporate information reflective of the current economic environment.

In conjunction with our new operating structure effective as of the date of this prospectus, we plan to adopt the provisions of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Measurements.” SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. We intend to apply the provisions of SFAS 159 to the Notes and member loans issued subsequent to the date of this prospectus. We do not anticipate applying the provisions of SFAS 159 to loans held for investment as of March 31, 2008 through the date of this prospectus. In accordance with SFAS 159, we will disclose for each period for which an interim or annual income statement is presented the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributed to changes in instrument-specific credit risk were determined. We will not record an allowance account related to member loans in which we have elected the fair value option. The fair value of member loans is expected to be estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the loans and the amount of loss in the event of default.

In adopting the provisions of SFAS 159, we intend to apply the provisions of SFAS 159 to the Notes and member loans issued subsequent to the date of this prospectus. We do not anticipate applying the provisions of SFAS 159 to loans held for investment as of March 31, 2008 through the date of this prospectus. As the provisions of SFAS 159 will not be applied to eligible items existing at the date of this prospectus, adoption of SFAS 159 will not result in a cumulative-effect adjustment to our opening balance accumulated deficit. In applying the provisions of SFAS 159, we will record assets and liabilities measured using the fair value option in a way that separates these reported fair values from the carrying values of similar assets and liabilities measured with a different measurement attribute. We will report the aggregate fair value of the Notes and member loans as separate line items in the assets and liabilities sections of the balance sheet using the methods described in Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”).

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Changes in fair value of the Notes and member loans subject to the provisions of SFAS 159 will be recognized in earnings, and fees and costs associated with the origination or acquisition of member loans will be recognized as incurred rather than deferred.

We will determine the fair value of the Notes and member loans in accordance with the fair value hierarchy established in SFAS 157 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. As observable market prices are not available for similar assets and liabilities, we believe the Notes and member loans should be considered Level 3 financial instruments under SFAS 157. For member loans, the fair value is expected to be estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the loans and the amount of loss in the event of default. Our obligation to pay principal and interest on any Note is equal to the loan payments, if any, we receive on the corresponding member loan, net of our 1% service charge. As such, the fair value of the Note is approximately equal to the fair value of the member loans, adjusted for the 1.00% service charge. Any unrealized gains or losses on the member loans and Notes for which the fair value option has been elected will be reported separately in earnings. The effective interest rate associated with the Notes will be less than the interest rate earned on the member loans due to the 1.00% service charge. Accordingly, as market interest rates fluctuate, the resulting change in fair value of the fixed rate member loans and fixed rate Notes will not be the same.

We will also disclose the difference between the aggregate fair value and the aggregate unpaid principal balance of member loans for which the fair value option has been adopted. In addition, we will disclose the aggregate fair value of member loans past due by 90 days or more and the fair value of member loans in nonaccrual status as well as the difference between the aggregate fair value and aggregate unpaid principal balance for loans that are 90 days or more past due and/or in nonaccrual status. For member loans, we will disclose the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributable to changes in instrument-specific credit risk were determined. For Notes with fair values that have been significantly affected during the reporting period by changes in the instrument-specific credit risk, we will disclose the estimated amount of gains and losses from fair value changes included in earnings that are attributable to changes in the instrument-specific credit risk, the qualitative information about the reasons for those changes and how the gains and losses attributable to changes in instrument-specific credit risk were determined.

To the extent payments are received subsequent to the maturity of a member loan, they will first be used to reduce the member loan balance reported at fair value, if any. To the extent the reported fair value of the member loan is zero, any payments received subsequent to maturity will be recognized in earnings as a gain in the period received.

SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. We intend to apply the provisions of SFAS 159 to the Notes and member loans issued subsequent to the date of this prospectus. We do not anticipate applying the provisions of SFAS 159 to loans held for investment as of March 31, 2008 through the date of this prospectus. In accordance with SFAS 159, we will disclose for each period for which an interim or annual income statement is presented the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributed to changes in instrument-specific credit risk were determined. We will not record an allowance account related to member loans in which we have elected the fair value option. As discussed in our response to question number 44, the fair value of member loans is expected to be estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the loans and the amount of loss in the event of default.

In accordance with the fair value option of SFAS 159, a member loan for which there is an unpaid portion at maturity and for which collection is in doubt would presumably have a zero or minimal fair value. Any change in fair value of that particular member loan since the last reporting period would be included in earnings in the current period with any remaining fair value balance recorded as an asset on the balance sheet.

In our footnotes to our financial statements, we will clearly reflect all significant terms of the Notes including their lack of recourse to LendingClub. As we receive scheduled payments of principal and interest on the member loans we will in turn make principal and interest payments on the Notes. These principal payments will reduce the carrying value of the member loans and Notes. If we do not receive payments on the member loans, we are not obligated to and will not make payments on the Notes. The fair value of the Note is approximately equal to the fair value of the member loan, less the 1.00% service fee. If the fair value of the member loan decreases due to our expectation of both the rate of default of the loan and the amount of loss in the event of default, their will also be a corresponding decrease in the fair value of the Note (an unrealized gain related to the Note and an unrealized loss related to the member loan).

In circumstances where we are not a lender, member loan originations and scheduled principal payments will be shown as an investing activity on the statement of cash flow. The origination of Notes and scheduled principal payments will be shown as financing activities on the statement of cash flow. Consistent with the guidance of EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we will record interest income on the member loans and interest expense on the Notes on the accrual method.

We intend to apply the provisions of SFAS 159 to the Notes and member loans issued subsequent to the date of this prospectus. We do not anticipate applying the provisions of SFAS 159 to loans held for investment as of March 31, 2008 through the date of this prospectus. In applying the provisions of SFAS 159, we will record assets and liabilities measured using the fair value option in a way that separates these reported fair values from the carrying values of similar assets and liabilities measured with a different measurement attribute. We will report the aggregate fair value of the Notes and member loans as separate line items in the assets and liabilities sections of the balance sheet.

BUSINESS

Overview

Lending Club Corporation is the operator of the Internet-based social lending platform described in more detail in this prospectus under the caption “About the Loan Platform.” Our platform provides a number of benefits to our borrower members. We believe the key features of the Lending Club experience are the following:

•	Better interest rates than those available from traditional banks;

•	24-hour online availability to initiate a loan request;

•	Convenient, electronic payment processing; and

•	Amortizing, fixed rate loans, which represent a more responsible way for consumers to borrow than revolving credit facilities.

Business Strengths

We believe that the following business strengths differentiate us from competitors and are key to our success:

•	Focus on high quality borrowers. We require borrower members to have a FICO score of at least 640; a debt-to-income ratio (excluding mortgage) below 25%, as calculated by Lending Club based on (i) the debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which we verify in approximately 25% of cases; and a credit file without any current delinquencies, recent bankruptcy, open tax liens or open collections and reflecting at least four accounts ever opened, at least three accounts currently open, no more than 10 credit inquiries in the past six months, utilization of credit limit not exceeding 100% and a minimum credit history of 12 months.

•	Social connections among our members. We believe that the ability for members to discover how they are related through social connections, education, workplace and geography has helped forge a sense of community among our members, which we believe will help lead to low delinquency rates due to a sense of social obligation.

•	Efficient distribution channels. We acquire many of our members through online communities, social networks and marketers in a cost-efficient way.

•	Superior technology. We believe our LendingMatch technology helps lender members easily diversify their Note purchases to correlate with corresponding member loans that the lender members select as the most suitable for them, based on their needs.

Corporate History

We were incorporated in Delaware in October 2006 under the name SocBank Corporation. We changed our name to LendingClub Corporation in November 2006. In May 2007, we began operations as an application on Facebook.com. In August 2007, we conducted a venture capital financing round and expanded our operations with the launch of our public web site, www.lendingclub.com. We have been operating since December 2007 pursuant to an agreement with WebBank, an FDIC-insured, Utah state-chartered industrial bank that serves as the lender for all loans originated through our platform.

Marketing

Our marketing efforts are designed to attract members to our website, to enroll them as members and to close transactions with them. We believe there are significant opportunities to increase the number of members who use our platform through additional marketing initiatives. We employ a combination of paid and unpaid sources to market the Lending Club platform. We also invest in public relations to build our brand and visibility. We are constantly seeking new methods to reach more potential Lending Club members.

We attract members in a variety of ways, including advertising, search engine results and word-of-mouth referrals. We frequently hear from new borrower members that they heard about us from a current borrower member. In addition, we have been featured in a variety of media outlets, including television and print media. We have also participated in interviews to promote Lending Club.

We continuously measure website visitor-to-member conversion. We test graphics and layout alternatives in order to improve website conversion. We also seek to customize the website to our members’ needs whenever possible. We carefully analyze visitor website usage to understand and overcome barriers to conversion.

In the year ended March 31, 2008, we spent $1.8 million on marketing.

Technology

Our system hardware is located in a hosting facility located in Santa Clara, California, owned and operated by SAVVIS under an agreement that expires in January 2009, which we intend to renew at that time. The facility provides around-the-clock security personnel, video surveillance and biometric access screening and is serviced by onsite electrical generators, fire detection and suppression systems. The facility has multiple Tier 1 interconnects to the Internet. We also maintain a real time backup system located in Washington, D.C.

We own all of the hardware deployed in support of our platform. We continuously monitor the performance and availability of our platform. We have a scalable infrastructure that utilizes standard techniques such as load-balancing and redundancies.

We have executed a license agreement with BankServ, which allows us to use BankServ software on our platform to help process electronic cash movements, record book entries and calculate cash balances in our members’ Lending Club accounts. We process electronic deposits and payments by originating ACH transactions. BankServ’s software allows us to put these transactions in the correct ACH transaction data formats. We also use BankServ software to make book entries between individual members accounts as a Write-Once-Read-Many (WORM) system.

Scalability

Our platform is highly scalable, because it does not contain any single point of processing that might restrict or reduce the capacity of the overall system. The platform is designed as a collection of many small symmetrical servers capable of replacing each other with no strict dependency between them. This design allows us to either scale up either by deploying one or a limited small number of our servers and configuring them to take advantage of the machine they run on, or deploying a large number of servers and configuring them to run on lightweight machines. Our online deployment employs a fast load balancer as a reverse proxy for all the machines containing the actual symmetrical servers, which allows us to intercept end-user requests and route them to the least busy server.

Data integrity and security

All data received from end users or from our business counterparties are transported in a secure manner; for example, we only expose data or actions pages of our application in SSL mode. We have received an SSL certificate from VeriSign. For communication with our banking counterparties, we require a dedicated, fully authenticated connection (VPN), in addition to the SSL encryption of the data. Data storage follows specific rules for specific cases. For example, the most sensitive information is stored using one-way encryption, which makes it impossible to read in the clear, while the next level of data security uses regular encryption, which requires a key in order to decrypt the data, and for regular data, a set of access control rules have been created to limit the visibility of the data and to protect the privacy of each user.

Lending Club utilizes state of the art network firewall technology for perimeter level threat protection. The philosophy of least privilege is used throughout the infrastructure. In short, each person has access to only what they must have access to in order to do their job. The following are used as part of Lending Club’s security process: centralized logging with custom real-time alerts (servers and firewalls), host based intrusion detection, individual firewalls in addition to TCP wrappers, system / service level monitoring, active blocking of attacks, disabled root ssh logins, and centralized configuration management. In addition, no two accounts use the same name on any two servers.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business. We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud. We employ techniques such as knowledge based authentication (KBA), out-of-band authentication and notification, behavioral analytics and digital fingerprinting to prevent identity fraud. We use services from third party vendors for user identification, credit checks and OFAC compliance. In addition, we use specialized third party software to augment our identity fraud detection systems. In addition to our identity fraud detection system, we also have a dedicated team which conducts additional in-depth investigations of cases flagged for high fraud risk. Our team works against income fraud and employment fraud by verifying the income and employment data reported by borrower members currently in approximately 25% of cases. See “About the Platform — How the Lending Club Platform Operations — Borrower Financial Information is Generally Unverified.” We also enable our lender members to report suspicious activity to us, which we may then decide to evaluate further.

Engineering

We have made substantial investment in software and website development and we expect to continue or increase the level of this investment as part of our strategy to continually improve the Lending Club platform. In addition to developing new products and maintaining an active online deployment, the engineering department also performs technical competitive analysis as well as systematic product usability testing. As of June 30, 2008, we had an engineering team of ten permanent employees and three contractors working on designing and implementing the ongoing releases of the Lending Club platform. Our product management team, which directs and organizes our software and website development efforts, includes a system architect, a product manager, a data analyst, a quality assurance manager and a data center director. Our engineering expense totaled $1.8 million for the fiscal year ended March 31, 2008.

Competition

The market for social lending is competitive and rapidly evolving. We believe the following are the principal competitive factors in the social lending market:

•	pricing and fees;

•	website attractiveness;

•	member experience, including borrower full funding rates and lender returns;

•	acceptance as a social network;

•	branding; and

•	ease of use.

Our competitors in the social lending space include Prosper Marketplace, Virgin Money and Zopa. Some of our competitors focus on a broader range of borrowers than we do, including sub-prime borrowers. Our exclusive focus is higher quality borrowers.

We also face competition from major banking institutions, credit unions, credit card issuers and other consumer finance companies.

We may also face future competition from new companies entering our market, which may include large, established companies, such as eBay Inc., Google Inc. or Yahoo! Inc. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer lending platforms. These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. These potential competitors may have more extensive potential borrower bases than we do.

In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark, patent and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We have filed a patent application in respect of our LendingMatch system.

Although the protection afforded by copyright, trade secret, trademark and patent law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•	the technological skills of our software and website development personnel;

•	frequent enhancements to our platform; and

•	high levels of member satisfaction.

Our competitors may develop products that are similar to our technology. For example, our legal agreements may be copied directly from our website by others. We enter into confidentiality and other written agreements with our employees, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information. Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solution. Policing all unauthorized use of our intellectual property rights is nearly impossible. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

“Lending Club” and “LendingMatch” are registered trademarks in the United States.

We use software licensed to us by third parties to operate certain aspects of our loan platform, including payment processing software licensed from BankServ and software licensed from Hart Software that provides us with access to and delivery of credit report information. If we were to lose the right to use any of the software we license or such software malfunctions, our ability to process payments and operate the platform could suffer until we can transition to another service provider or repair the cause of the malfunctioning software.

Employees

As of June 30, 2008, we employed 21 full-time employees. Of these employees:

•	seven were in sales, marketing and customer service;

•	ten were in engineering; and

•	four were in general and administration, which includes the employees who conduct our collection activities.

None of our employees are represented by labor unions. We have not experienced any work stoppages and believe that our relations with our employees are good.

Facilities

Our corporate headquarters, including our principal administrative, marketing, technical support and engineering functions, is located in Sunnyvale, California, where we lease workstations and conference rooms under a month-to-month lease agreement. We believe that our existing facilities are adequate to meet our current needs, have the ability to request for more space as needed, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

We are not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us.

Prior Operation of the Lending Club Platform

Our Prior Operating Structure

From the launch of our platform in May 2007 until April 7, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes. Instead, our platform allowed lender members to purchase assignments of unsecured member loans directly.

Under this structure, lender members received anonymized individual promissory notes with original principal amounts corresponding to their purchase price. Each member loan was automatically divided from inception into separate promissory notes in amounts that matched the purchase commitments from lender members for the particular member loan. At closing, WebBank indorsed the promissory notes to us, and we assigned each promissory note to the applicable lender member, subject to our loan sale and servicing agreement. Our loan sale and servicing agreement provided that we retained the right to service the member loans. Borrower member names appeared as Lending Club screen names on the electronically executed promissory notes. We maintained custody of the promissory notes on behalf of our lender members. We charged lender members a fee of 1.00% of all payments of interest, principal, late fees and recoveries received in respect of the member loans. We disclaimed any obligation to guarantee the promissory notes or support the credit risk of borrower members.

From April 7, 2008 until the date of this prospectus, we did not offer lender members the opportunity to make any purchases on our platform. During this time, we also did not accept new lender member registrations or allow new funding commitments from existing lender members. We continued to service all previously funded member loans, and lender members had the ability to access their accounts, monitor their member loans, and withdraw available funds without changes. The borrowing side of our platform was generally unaffected during this period. Borrower members could still apply for member loans, but these member loans were funded and held only by Lending Club. Our decision to temporarily stop accepting lender member commitments resulted in a negative impact on our cash flow and liquidity projections for fiscal 2009 due to a projected decrease in loan origination volume following April 7, 2008.

In addition, from our inception until the date of this prospectus, our credit criteria and loan grading criteria differed from the credit criteria and loan grading criteria described elsewhere in this prospectus. During this period, under our minimum borrower member criteria, our prospective borrower members needed to have:

•	a minimum FICO score of 640 (as reported by a consumer reporting agency);

•	a debt-to-income ratio (excluding mortgage) below 30%, as calculated by Lending Club based on (i) the borrower member’s debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which we verified in approximately 25% of cases; and

•	a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, collections or open tax liens.

Under our former loan grading criteria, for borrower members that qualified, we assigned one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s FICO score, debt-to-income ratio (calculated as described above) and requested loan amount. A higher credit score, lower debt-to-income ratio and lower requested loan amount were factors that led to a loan request being more likely to be designated grade A1.

Securities Law Compliance

From May 2007 through April 7, 2008, we sold approximately $7.4 million of loans to persons unaffiliated with Lending Club through this operating structure whereby we assigned promissory notes directly to lender members. We did not register the offer and sale of the promissory notes offered and sold through the Lending Club platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws. In our view, analyzing whether or not the operation of the Lending Club platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through our platform were viewed as a securities offering, we would have failed to comply with the registration and qualification requirements of federal and state law and our lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation. Due to the legal uncertainty regarding the sales of promissory notes offered through our platform under our prior operating structure, we decided to restructure our operations to resolve such uncertainty. We began our implementation of this decision on April 7, 2008, when we ceased offering lender members the opportunity to make purchases on our platform, ceased accepting new lender member registrations and ceased allowing new funding commitments from existing lender members. Furthermore, pursuant to this decision, we filed this prospectus, and the registration statement of which it forms a part, with the SEC, in which we described the restructuring of our operations and our new operating structure. We will renew transactions with lender members starting on the date of this prospectus. For a description to the changes to our platform due to our new structure, see “About the Loan Platform” and “Management’s Discussion and Analysis — Impact of New Lending Platform Structure.”

If we were required to provide rescission to all holders of interests in loans offered through the Lending Club platform, we believe we would be required to make an aggregate payment as of June 30, 2008 of approximately $7.3 million to these holders. If a significant number of our lender members sought damages or rescission, or if we were subject to a class action securities lawsuit, our ability to maintain our platform and service the member loans to which your Notes correspond may be adversely affected.

Our decision to restructure our operations and cease sales of promissory notes offered through our platform effective April 7, 2008 limited this contingent liability so that it only related to the period from May 2007 until April 7, 2008 in which sales occurred under our prior operating structure.

We have not recorded an accrued loss contingency in respect of this contingent liability. We took this position because we believed the occurrence of the contingency was not probable. In taking this position, we considered our view, described above, that analyzing whether or not the operation of the Lending Club platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. In addition, we considered our belief that lender members have received what they expected to receive in the transactions under our prior operating structure. Generally, the performance of the outstanding member loans had, in our view, delivered to lender members the benefits they expected to receive in using our platform.

GOVERNMENT REGULATION

Overview

The consumer loan industry is highly regulated. Lending Club, and the member loans made through our platform, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities. These authorities impose obligations and restrictions on our activities and the member loans made through the Lending Club platform. In particular, these rules limit the fees that may be assessed on the member loans, require extensive disclosure to, and consents from, our participants, prohibit discrimination and impose multiple qualification and licensing obligations on Lending Club. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the loan contracts, class action lawsuits, administrative enforcement actions and civil and criminal liability. While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations. These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

Licensing And Consumer Protection Laws

State Licensing Requirements

Lending Club is a licensed lender or loan broker in a number of states and is otherwise authorized to conduct its activities on a uniform basis in all other states and the District of Columbia, with the exceptions of Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota. Lending Club does not currently provide services to borrower members who are residents of Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota. State licensing statutes impose a variety of:

•	recordkeeping requirements;

•	restrictions on loan origination and servicing practices, including limits on finance charges and fees;

•	disclosure requirements;

•	examination requirements;

•	surety bond and minimum net worth requirements;

•	financial reporting requirements;

•	notification requirements for changes in principal officers, stock ownership or corporate control;

•	restrictions on advertising; and

•	review requirements for loan forms.

The statutes also subject Lending Club to the supervisory and examination authority of state regulators in certain cases. Because of our relationship with WebBank, we are generally able to arrange loans with borrowers located throughout the United States except for the states of Idaho, Indiana, Iowa, Maine, North Carolina and North Dakota.

State Usury Limitations

Applicable federal law and judicial interpretations permit FDIC-insured depository institutions, such as WebBank, to “export” the interest rate permitted under the laws of the state where the bank is located, regardless of the usury limitations imposed by the state law of the borrower’s residence unless the state has chosen to opt out of the exportation regime. WebBank is located in Utah, and Utah law does not limit the amount of interest that may be charged on loans of the type offered through the Lending Club platform. Although some states have opted out of the exportation regime, judicial interpretations support the view that such opt outs only apply to loans “made” in those states. A loan made through the Lending Club platform by WebBank may be subject to state usury limits if the loan is deemed subject to the usury laws of a state that has opted-out of the exportation regime.

State Disclosure Requirements and Other Substantive Lending Regulations

Lending Club also is subject to state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices. Our ongoing compliance program seeks to comply with these requirements.

Truth in Lending Act

The Truth in Lending Act (TILA), and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These rules apply to WebBank as the creditor for member loans originated on the Lending Club platform, but because the transactions are carried out on our hosted website, we facilitate compliance. For closed-end credit transactions of the type provided through our platform, these disclosures include providing the annual percentage rate, the finance charge, the amount financed, the number of payments and the amount of the monthly payment. The creditor must provide the disclosures before the loan is closed. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and the treatment of credit balances. Our platform provides borrowers with a TILA disclosure at the time a borrower member posts a loan request on the platform. If the borrower member’s request is not fully funded and the borrower chooses to accept a lesser amount offered, we provide an updated TILA disclosure. We also seek to comply with TILA’s disclosure requirements related to credit advertising.

Equal Credit Opportunity Act

The federal Equal Credit Opportunity Act (ECOA) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, or the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. These requirements apply both to a lender such as WebBank as well as to a party such as Lending Club that regularly participates in a credit decision. Lender members may also be subject to the ECOA in their capacity as purchasers of Notes, if they are deemed to regularly participate in credit decisions. In the underwriting of member loans on the platform, both WebBank and Lending Club seek to comply with ECOA’s provisions prohibiting discouragement and discrimination. As further measures, borrowers are instructed not to provide the type of information that creditors are not permitted to request from applicants under the ECOA and the note purchase agreement requires lender members to comply with the ECOA in their selection of member loans they designate for funding.

The ECOA also requires creditors to provide consumers with timely notices of adverse action taken on credit applications. WebBank and Lending Club provide prospective borrowers who apply for a loan through the platform but are denied credit with a joint adverse action notice in compliance with the ECOA requirements (see also below regarding “Fair Credit Reporting Act”).

Fair Credit Reporting Act

The federal Fair Credit Reporting Act (FCRA) promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report, and requires persons to report loan payment information to credit bureaus accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a credit report. Effective November 1, 2008, creditors must also develop and implement an identity theft prevention program for combating identity theft in connection with new and existing accounts. WebBank and Lending Club have a permissible purpose for obtaining credit reports on potential borrowers and also obtain explicit consent from borrowers to obtain such reports. As the servicer for the member loans, Lending Club also accurately reports member loan payment and delinquency information to consumer reporting agencies. Finally, WebBank and Lending Club provide a joint ECOA/FCRA adverse action notice to a rejected borrower at the time the borrower is rejected that includes the required disclosures. Lending Club expects to cooperate with WebBank in developing and implementing an identity theft prevention program.

Fair Debt Collection Practices Act

The federal Fair Debt Collection Practices Act (FDCPA) provides guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third-party debt collectors, debt collection laws of certain states impose similar requirements on creditors who collect their own debts. Lending Club’s agreement with its lender members prohibits lender members from attempting to directly collect on the member loans. Actual collection efforts in violation of this agreement are unlikely given that lender members do not learn the identity of borrower members. Lending Club has contracted with a professional third-party debt collection agency, Collection Bureau Hudson Valley, Inc., to collect delinquent accounts. Hudson Valley is required to comply with the FDCPA in collecting delinquent accounts of Lending Club borrower members.

Privacy and Data Security Laws

The federal Gramm-Leach-Bliley Act (GLBA) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information. A number of states have similarly enacted privacy and data security laws requiring safeguards to protect the privacy and security of consumers’ personally identifiable information and to require notification to affected customers in the event of a breach. Lending Club has a detailed privacy policy, which complies with GLBA and is accessible from every page of our website. Lending Club maintains participants’ personal information securely, and does not sell, rent or share such information with third parties for marketing purposes. In addition, Lending Club takes a number of measures to safeguard the personal information of its members and protect against unauthorized access.

Servicemembers Civil Relief Act

The federal Servicemembers Civil Relief Act (SCRA) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires Lending Club to adjust the interest rate of borrowers who qualify for and request relief. If a borrower member with an outstanding member loan is called to active military duty and can show that such military service has materially affected the member’s ability to make payments on the loan, Lending Club will reduce the interest rate on the loan to 6% for the duration of the borrower member’s active duty. During this period, the lender members who have purchased Notes dependent on such member loan will not receive the difference between 6% and the loan’s original interest rate. For a borrower member to obtain an interest rate reduction on a member loan due to military service, we require the borrower member to send us a written request and a copy of the borrower member’s mobilization orders. As of June 30, 2008, we have not received any such requests.

We do not take military service into account in assigning loan grades to borrower member loan requests.

Other Regulations

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act (EFTA), and Regulation E, which implements it, provides guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. In addition transfers performed by Automated Clearinghouse (ACH) electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (NACHA). Most transfers of funds in connection with the origination and repayment of the member loans and bidding are performed by ACH. Lending Club obtains necessary electronic authorization from members for such transfer in compliance with such rules. Transfers of funds through the platform are executed by Wells Fargo Bank, N.A. and conform to the EFTA, its regulations and NACHA guidelines.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The federal Electronic Signatures in Global and National Commerce Act (ESIGN) and similar state laws, particularly the Uniform Electronic Transactions Act (UETA), authorize the creation of legally binding and enforceable agreements, including electronic promissory notes, utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions to obtain the consumer’s consent to receive information electronically. When a borrower or lender member registers on the platform, Lending Club obtains his or her consent to transact business electronically and maintains electronic records in compliance with ESIGN and UETA requirements.

Bank Secrecy Act

In cooperation with WebBank, Lending Club implements the various anti-money laundering and screening requirements of applicable federal law. With respect to new borrower members, Lending Club applies the customer verification program rules and screens names against the list of Specially Designated Nationals maintained by the

Office of Foreign Assets Control (OFAC) pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (BSA) and its implementing regulation. Lending Club also has an anti-money laundering policy and procedures in place to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

New Laws and Regulations

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties such as WebBank. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our novel business model. For example, if we identify any states in which licensing or registration is required, we intend to proceed with licensing or registration in the affected state. If any state asserts jurisdiction over our business in a manner that we did not expect, we will consider whether to challenge the assertion or proceed with licensing or registration in the affected state. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.

Foreign Laws and Regulations

Lending Club does not permit non-U.S. residents to register as members on the platform and does not operate outside the United States. It is, therefore, not subject to foreign laws or regulations.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth information regarding our executive officers, directors and key employees as of March 31, 2008:

Name	Age	Position(s)

Executive Officers and Directors:
Renaud Laplanche	37	Director and Chief Executive Officer
John Donovan	43	Director and Chief Operating Officer
Richard G. Castro	48	Vice President, Finance and Administration
Jeffrey M. Crowe	51	Director
Daniel T. Ciporin	50	Director
Key Employees:
Soulaiman Htite	35	Vice President, Engineering

Executive Officers and Directors

Renaud Laplanche

Mr. Laplanche has served as Chief Executive Officer, Founder and Director since January 2007. From 1999 to 2005, Mr. Laplanche served as the Founder & CEO of TripleHop Technologies, a VC-backed enterprise software company, whose assets were acquired by Oracle Corporation in June 2005. Mr. Laplanche served as Head of Product Management, Search Technologies, for Oracle Corporation from 2005 to 2006. From 1995 to 1999 Mr. Laplanche served as an associate at Cleary Gottlieb Steen & Hamilton in their New York and Paris offices. Mr. Laplanche was honored with the HEC “Entrepreneur of the Year” award in 2002 and won the French sailing championship twice, in 1988 and 1990. Mr. Laplanche received a post-graduate DESS-DJCE degree (Tax and Corporate Law) from Université de Montpellier, Montpellier, France and an M.B.A. from HEC Business School, Paris, France.

John Donovan

Mr. Donovan has served as Chief Operating Officer since January 2007 and as Director since August 2007. From 1987 to 2005, Mr. Donovan worked for MasterCard Worldwide serving in multiple Vice President positions including managing product development for the MasterCard, MasterCard Electronic, Maestro and Cirrus brands. From 2005 to 2006, Mr. Donovan served as Chief Product Officer and Chief Operating Officer at E4X Inc. During 1987 Mr. Donovan served as a Financial Analyst for JP Morgan Chase. Mr. Donovan received his undergraduate degree in Management from Long Island University.

Richard G. Castro

Mr. Castro has served as our Vice President of Finance and Administration since May 1, 2008 and as our Director of Finance and Administration from January 2008 to April 30, 2008. From 2005 to 2008, Mr. Castro served as a senior finance consultant to various early stage venture backed start-up companies. From 2003 to 2005, Mr. Castro served as Controller at Cohesion Technologies, a wholly owned subsidiary of Angiotech Pharmaceuticals, Inc., a publicly traded medical products manufacturer. From 2002 to 2003, Mr. Castro served as Director of Finance and Administration at Rasvia Systems, Inc. From 1999 to 2002, Mr. Castro served as Vice President of Finance at MadeToOrder.com, a B2B supplier of premium logo merchandise. Mr. Castro also served in various management accounting positions in both publicly traded companies and early stage high technology start-ups from 1983 to 1998 and in the United States Air Force. Mr. Castro received his undergraduate degree in Accounting from the University of Pangasinan, Philippines.

Jeffrey M. Crowe

Mr. Crowe has been a member of our board of directors since August 2007. Mr. Crowe was CEO-in-residence with Norwest Venture Partners from 2002 to 2003, joined the firm as a Venture Partner in 2004 and became a General Partner in 2006. He focuses on seed and mid stage investments in software, Internet and consumer arenas. Mr. Crowe also currently serves on the board of deCarta, Evincii, Jigsaw, Nano-Tex, Tuvox, Turn and Wallop. Mr. Crowe is also actively involved with Cast Iron Systems. From 1999 to 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, Inc., a privately held business auction firm. From 1990 to 1999, Mr. Crowe served as Chief Executive Officer of Edify Corporation, a publicly traded enterprise software company. Mr. Crowe holds an M.B.A. from Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and a B.A. in History, summa cum laude, from Dartmouth College.

Daniel T. Ciporin

Mr. Ciporin has been a member of our board of directors since August 2007. Mr. Ciporin joined Canaan Partners in 2007 as a Venture Partner specializing in digital media and communications investments. From January 1999 to June 2005 Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com, a publicly traded online comparison shopping service. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab, a U.S.-Israeli incubator for early-stage consumer Internet startups. From 1997 to January 1999, Ciporin served as Senior Vice President of MasterCard International, where he managed global debit services. Mr. Ciporin is also a member of the board of directors of Corel Corporation, a computer software company, Primedia Inc., a target media company, and VistaPrint Limited, a graphic design and printed products company. Mr. Ciporin earned his A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and his M.B.A. from Yale University.

Key Employees

Soulaiman Htite

Mr. Htite has served as our Vice President of Technology since February 2007. From 1997 to 2007, Mr. Htite served as Senior Development Manager for Oracle Corporation, a world leader in enterprise software systems. Mr. Htite successfully completed various research and development projects for Oracle’s Server Technologies group centered on Real-time collaboration, automated diagnosability, multi-tenancy and online services high availability. During his employment with Oracle, Mr. Htite also served as an architecture consultant for several high profile customers. Mr. Htite received both his Bachelors and Masters Degrees in Computer Networking and Software Engineering from the University of Montreal.

Board Composition and Election of Directors

Our board of directors currently consists of four members, all of whom were elected as directors pursuant to the terms of a voting rights agreement entered into among certain of our stockholders. The board composition provisions of our voting rights agreement will continue following the date of this prospectus. Holders of the Notes offered through the Lending Club platform will have no ability to elect or influence our directors or approve significant Lending Club corporate transactions, such as a merger or other sale of our company or its assets.

There are no family relationships among any of our directors or executive officers.

Director Independence

Because our common stock is not listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors or to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors. Our board of directors has not analyzed the independence of our directors under any applicable stock exchange listing standards. Holders of the Notes have no ability to elect or influence our directors.

Board Committees

Nominating Committee and Compensation Committee

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act. We are, therefore, not required to have a nominating or compensation committee comprised of independent directors. We currently do not have a standing nominating or compensation committee and accordingly, there are no charters for such committees. We believe that standing committees are not necessary and the directors collectively have the requisite background, experience, and knowledge to fulfill any limited duties and obligations that a nominating committee and a compensation committee may have.

Audit Committee and Audit Committee Financial Expert

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act. We are, therefore, not required to have an audit committee comprised of independent directors. We currently do not have an audit committee and accordingly, there is no charter for such committee. The board of directors performs the functions of an audit committee. We believe that our directors collectively have the requisite financial background, experience, and knowledge to fulfill the duties and obligations that an audit committee would have, including overseeing our accounting and financial reporting practices. Therefore, we do not believe that it is necessary at this time to search for a person who would qualify as an audit committee financial expert.

Director Compensation

During the year ended March 31, 2008, none of our directors received any compensation for service as a member of our board of directors. Non-employee directors are reimbursed reasonable travel and other expenses incurred in connection with attending our board meetings.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware and California law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation. Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent under applicable law. Delaware and California law provide that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

As permitted by Delaware and California law, our amended and restated certificate of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and second amended and restated bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such persons for all direct costs of any type or nature, including attorneys’ fees, actually and reasonably incurred by such person in connection with the investigation, defense or appeal of: (1) any proceeding to which such person may be made a party by reason of (i) such person’s service as a director or officer of Lending Club, (ii) any action taken by such person while acting as director, officer, employee or agent of Lending Club, or (iii) such person’s actions while serving at the request of Lending Club as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (2) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, Lending Club is not obligated to provide indemnification: (1) on account of any proceeding with respect to (i) remuneration paid to such person in violation of law, (ii) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of Lending Club against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder, (iii) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination), or (iv) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (2) for any proceedings or claims initiated or brought by such person not by way of defense; (3) for any amounts paid in settlement without Lending Club’s written consent; or (4) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended March 31, 2008 by each person serving during the fiscal year ended March 31, 2008 as our principal executive officer or other executive officer, who we collectively refer to as our “named executive officers.”

				Option
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Totals ($)

Renaud Laplanche	2008	200,000	40,000	—	240,000
Chief Executive Officer and Founder
John Donovan	2008	200,000	35,000	19,343	254,343
Chief Operating Officer
Richard G. Castro	2008	30,583	—	—	30,583
Vice President, Finance & Administration(2)

(1)	Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures for outstanding options to purchase shares of our common stock.

(2)	Reflects salary earned by Mr. Castro from his hire date of January 2008 through March 31, 2008.

In August 2007, we entered into an employment agreement with Mr. Laplanche, our Chief Executive Officer and Founder and Director. Mr. Laplanche receives a current base salary of $200,000 per year and is eligible to receive an annual performance bonus. Mr. Laplanche has a target bonus opportunity of 20% of his base salary, assuming achievement of a series of mutually agreed upon performance milestones set each fiscal year. The amount of Mr. Laplanche’s bonus, if any, shall be determined by the board of directors in its sole discretion. The employment agreement also entitles Mr. Laplanche to receive all customary and usual fringe benefits available to our employees.

We entered into an employment agreement with Mr. Donovan, our Chief Operating Officer, in December 2006. Mr. Donovan’s current base salary is $200,000 per year. He is also eligible to receive a bonus of up to $50,000. As part of this bonus, Mr. Donovan was eligible to receive $15,000 upon the public launch of our lending platform. Mr. Donovan’s employment agreement also provided for an initial stock option grant, as discussed below. In August 2007, we entered into an agreement with Mr. Donovan providing for accelerated vesting of his outstanding stock option awards in connection with certain termination or change-in-control events, as described below under “Post-Employment Compensation.”

We do not have an employment agreement with Mr. Castro. Mr. Castro’s current base salary is $140,000 per year.

We have granted equity awards primarily through our 2007 Stock Incentive Plan (the “2007 plan”), which was adopted by our board of directors and stockholders to permit the grant of stock options to our officers, directors, employees and consultants. The material terms of our 2007 plan are further described under “Employee Benefit Plans — 2007 Stock Incentive Plan” below.

In the fiscal year ended March 31, 2007, we awarded 416,000 stock options under our 2007 plan to Mr. Donovan, in connection with his joining us as our Chief Operating Officer. We did not grant any equity awards to our named executive officers during the fiscal year ended March 31, 2008.

All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. All equity awards to our employees and directors were granted at no less than the fair market value of our common stock on the date of each award. In the absence of a public trading market for our common stock, our board of directors has determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development efforts, financial status and market conditions. See “Management’s Discussion and Analysis — Critical Accounting Policies and Estimates — Stock-Based Compensation.”

All option grants typically vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal quarterly installments thereafter over three years. All options have a ten-year term. Additional information regarding accelerated vesting upon or following a change in control is discussed below under “Post Employment Compensation.”

Outstanding Equity Awards at March 31, 2008

The following table sets forth certain information regarding outstanding equity awards granted to our executive officers that remain outstanding as of March 31, 2008. All of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

John Donovan(1)	130,000	286,000	$0.27	1/1/17

(1)	25% of the total number of shares subject to this named executive officer’s options vest on the one-year anniversary of the applicable grant date with the remainder vesting over the following 12 calendar quarters

Post-Employment Compensation

Mr. Laplanche, our Chief Executive Officer, and Mr. Donovan, our Chief Operating Officer, are entitled to certain severance and change in control benefits.

Mr. Laplanche’s employment agreement provides that in the event his employment is terminated by Lending Club for reasons other than cause or in the event Mr. Laplanche resigns his employment for good reason, Mr. Laplanche (i) will be provided a severance package with continuation of salary and benefits and, at the discretion of the board of directors, prorated bonus to the target level, for a period of six months after the date of termination, subject to set off in the event Mr. Laplanche obtains other employment during such severance period, and Mr. Laplanche (ii) shall be entitled to such vesting acceleration, if any, as may be provided under that certain Stock Restriction Agreement between Mr. Laplanche and Lending Club executed as of August 21, 2007.

Under the terms of a letter agreement entered into with Mr. Donovan on August 9, 2007, if Mr. Donovan’s employment is terminated without cause or if Mr. Donovan voluntarily terminates his employment for good reason in connection with a sale or other disposition of all or substantially all of our assets or a change in ownership of 50% or more of our stock, all of Mr. Donovan’s unvested stock options shall immediately vest. Mr. Donovan’s amended employment agreement does not provide for continued salary or benefits for any duration following termination of employment.

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and unused vacation pay.

Employee Benefit Plans

2007 Stock Incentive Plan

We adopted the 2007 plan in February 2007. The 2007 plan will terminate upon the earliest to occur of (i) February 2017, (ii) the date on which all shares of common stock available for issuance under the 2007 plan have been issued as fully vested shares of common stock, and (iii) the termination of all outstanding stock options granted pursuant to the 2007 plan. The 2007 plan provides for the grant of the following:

•	incentive stock options under the federal tax laws (“ISOs”), which may be granted solely to our employees, including officers; and

•	nonstatutory stock options (“NSOs”), stock bonus awards, and restricted stock awards, which may be granted to our directors, consultants or employees, including officers.

Share Reserve

As of the date hereof, an aggregate of 3,692,000 shares of our common stock are authorized for issuance under our 2007 plan. Shares of our common stock subject to options and other stock awards that have expired or otherwise terminate under the 2007 plan without having been exercised in full again will become available for grant under the plan. Shares of our common stock issued under the 2007 plan may include previously unissued shares or reacquired shares bought on the market or otherwise.

Administration

The 2007 plan is administered by our board of directors, which may in turn delegate authority to administer the plan to a committee (the “Administrator”). Subject to the terms of the 2007 plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our board of directors or its authorized committee will also determine the exercise price of options granted under the 2007 plan.

Stock Options

Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2007 plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us. In general, the term of stock options granted under the 2007 plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination. If an optionholder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option.

Acceptable forms of consideration for the purchase of our common stock under the 2007 plan, to be determined at the discretion of our board of directors at the time of grant, include (i) cash or (ii) the tendering of other shares of common stock or the attestation to the ownership of shares of common stock that otherwise would be tendered to Lending Club in exchange for Lending Club’s reducing the number of shares necessary for payment in full of the option price for the shares so purchased (provided that the shares tendered or attested to in exchange for the shares issued under the 2007 plan may not be shares of restricted stock at the time they are tendered or attested to), or (iii) any combination of (i) and (ii) above.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

Restricted Stock Awards

Restricted stock awards will be granted pursuant to restricted stock purchase agreements. Lending Club shall have the right to repurchase any or all of the shares of restricted stock within such period of time and for such purchase price and upon such terms and conditions as may be specified in the restricted stock purchase agreements. Rights to acquire shares of our common stock under a restricted stock award are not transferable until the end of the applicable period of restriction. The Administrator, in its sole discretion, may impose such other restrictions on shares of restricted stock as it may deem advisable or appropriate.

Other Stock-Based Awards

The Administrator shall have the right to grant other awards based upon the common stock having such terms and conditions as the Administrator may determine, including without limitation the grant of shares based upon certain conditions, the grant of securities convertible into shares, the grant of performance units or performance shares and the grant of stock appreciation rights.

Option Grants to Outside Directors

Options may be granted to outside directors in accordance with the policies established from time to time by the board of directors specifying the number of shares (if any) to be subject to each award and the time(s) at which such awards shall be granted. All options granted to outside directors shall be NSOs and, except as otherwise provided, shall be subject to the terms and conditions of the 2007 plan.

As of the date hereof, we have not granted any options to our outside directors.

Adjustments

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2007 plan and the maximum number and class of shares issuable to an individual in the aggregate, and the exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Dissolution or Liquidation

In the event of a proposed dissolution or liquidation of Lending Club, the Administrator shall provide written notice to each participant at least 20 days prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action. The Administrator may specify the effect of a liquidation or dissolution on any award of restricted stock or other award at the time of grant of such award.

Reorganization

(a) Upon the occurrence of a Reorganization Event (as defined below), subject to subsection (b) below, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation.

(b) In the event that the successor corporation does not assume the option or an equivalent option is not substituted, then the Administrator shall, upon written or electronic notice to each Participant, provide that one of the following will occur, (i) all options must be exercised (either to the extent then exercisable or, at the discretion of the Administrator upon a change of control of Lending Club, all options being made fully exercisable for purposes of this clause (i)) as of a specified time prior to the Reorganization Event and will thereafter terminate immediately prior to consummation of such Reorganization Event except to the extent exercised by the participants prior to the consummation of such Reorganization Event; or (ii) all outstanding options will terminate upon consummation of such Reorganization Event and each participant will receive, in exchange therefore, a cash payment equal to the amount (if any) by which (x) the Acquisition Price (as defined in the 2007 plan) multiplied by the number of shares of common stock subject to such outstanding options (which may, in the Administrator’s discretion, be limited to options then exercisable or include options then not exercisable), exceeds (y) the aggregate exercise price of such options.

(c) For the purposes of Reorganization, the option shall be considered assumed if, following consummation of the Reorganization Event, the option confers the right to purchase or receive, for each share of optioned stock subject to the option immediately prior to the Reorganization Event, the consideration (whether stock, cash, or other securities or property) received in the Reorganization Event by holders of the common stock for each share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares). If such consideration received in the Reorganization Event is not solely common stock of the successor corporation or a parent or subsidiary thereof, then the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option for each share of the optioned sock subject to the option to be solely common stock of the successor corporation or a parent or subsidiary thereof equal in fair market value to the per share consideration received by holders of common stock in the Reorganization Event, and in such case such options shall be considered assumed for the purposes of a Reorganization.

A “Reorganization Event” is defined as (i) a merger or consolidation of Lending Club with or into another entity, as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.

401(k) Plan

We maintain through our payroll and benefits service provider, a defined contribution employee retirement plan for our employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $15,500 for 2008. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2008 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. Lending Club’s 401(k) plan does not provide for matching employee contributions.

TRANSACTIONS WITH RELATED PERSONS

Since our inception, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Lending Club Platform Participation

Our Chief Executive Officer, Renaud Laplanche, invested $435,650 as a lender through the Lending Club platform from our inception through June 30, 2008. Mr. Laplanche’s investment was made on terms and conditions that were not more favorable than those obtained by other lenders.

Financing Arrangements with Directors or Executive Officers

Beginning in October 2006 through various dates during fiscal 2008, the Company received advances from Mr. Laplanche that provided a total of $240,712 in working capital at no interest. The Company borrowed the money in a series of draws, and the amount received from Mr. Laplanche was $35,774 as of March 31, 2007, and all subsequent advances were repaid as of March 31, 2008.

From April to June 2008, we issued a series of promissory notes to accredited investors, that are repayable over three years and bear interest at the rate of 12% per annum. One of our directors, Daniel T. Ciporin, purchased promissory notes in the aggregate amount of $250,000. In connection with this transaction, Mr. Ciporin also received warrants to purchase 28,168 shares of our convertible preferred stock.

Financing Arrangements with Significant Shareholders

In August 2007, we issued and sold to investors an aggregate of 9,637,401 shares of Series A convertible preferred stock at a purchase price of $1.065 per share, for aggregate consideration of $10,263,831.

The participants in the convertible preferred stock financing included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in these financings:

Series A
Participants	Preferred Stock

Norwest Venture Partners X, LP	4,582,160
Canaan VII L.P.	4,513,428

In connection with our Series A convertible preferred stock financing, we entered into amended and restated investor rights, voting, and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock.

Under the voting rights agreement, the investors in our convertible preferred stock, including Norwest Venture Partners X, LP (“Norwest”) and Canaan VII L.P. (“Canaan”) have each agreed, subject to maintaining certain ownership levels, to exercise their voting rights so as to elect one designee of Norwest and one designee of Canaan to our board of directors, as well as our chief executive officer. Under the terms of the investor rights agreement, the holders of at least a majority of the shares issuable upon conversion of our Series A convertible preferred stock have the right to demand that we file up to two registration statements so long as the aggregate amount of securities to be sold under a registration statement is at least $10 million. These registration rights are subject to specified conditions and limitations. In addition, if we are eligible to file a registration statement on Form S-3, holders of the shares having registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1,000,000, subject to specified exceptions and conditions and limitations. The investor rights agreement also provides that if we register any our shares for public sale, stockholders with registration rights will have the right to include their shares in the registration statement, subject to specified conditions and limitations.

In January 2008, we issued subordinated convertible promissory notes to Norwest and Canaan, with principal sums of $500,000 each, under the terms of a note and warrant purchase agreement. The convertible notes are subordinate to our capital loan facility and our credit facility and bear interest at a rate of 8% per annum. Principal and interest are due in full on the maturity date of January 24, 2010, unless an equity financing with total proceeds of at least $3 million occurs prior to such date. If such an equity financing occurs, the principal balance and accrued interest of the notes will automatically convert into equity securities at the same price and under the same terms as those offered to the other equity investors.

In connection with the convertible note issuances, we also issued warrants to purchase a number of shares of our convertible preferred stock. We issued a warrant to purchase 117,371 shares of our convertible preferred stock to each of Norwest and Canaan, with an exercise price of $1.065 per share. The warrants will terminate in January 2015.

The warrants contain a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The warrants also provide for the same registration rights that holders of our Series A preferred stock are entitled to receive pursuant to our amended and restated investor rights agreement, as amended. The warrant also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see “Management — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements.”

Principal Securityholders

The following table sets forth information regarding the beneficial ownership of our common stock as of May 30, 2008, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after May 30, 2008. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 17,827,401 shares of common stock outstanding as of March 31, 2008, assuming the conversion of all of our outstanding convertible preferred stock.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Lending Club, 440 North Wolfe Road, Sunnyvale, CA 94085.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Officers and Directors
Renaud Laplanche(a)	4,355,000	24.4%
John Donovan	130,000	*
Richard G. Castro	—	—
Dan Ciporin	82,817	*
Jeffrey M. Crowe	—	—

(a)	Mr. Laplanche’s 4,355,000 shares of common stock are subject to a stock restriction agreement entered into between the Company and Mr. Laplanche on August 21, 2007. In accordance with this agreement, these shares vested as to 1,088,750 shares on the date of the agreement, and the remainder vests monthly over 36 months. As of March 31, 2008, 1,723,854 shares were vested. The unvested portion of the award is subject to a repurchase option, under which the Company has an option to repurchase the shares in the event of Mr. Laplanche’s termination at a price of $0.01 per share.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

5% Stockholders
Norwest Venture Partners X, LP	4,699,531	26.2%
Canaan VII L.P.	4,630,799	25.8%
Renaud Laplanche	4,355,000	24.4%
Kirill Dmitriev	988,000	5.5%
Bracket Media Group	949,000	5.3%

Legal Matters

The validity of the Notes we are offering will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

Experts

The financial statements as of March 31, 2008 and 2007, and for the year ended March 31, 2008 and for the period from our inception on October 2, 2006 to March 31, 2007 are included in this prospectus have been so included in reliance on the report of Armanino McKenna LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LendingClub Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
LendingClub Corporation
Sunnyvale, California

We have audited the accompanying balance sheets of LendingClub Corporation (the “Company”) as of March 31, 2008 and 2007, and the related statements of operations, preferred stock and stockholders’ deficit and cash flows for year ended March 31, 2008, and for the period from October 2, 2006 (inception) to March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LendingClub Corporation at March 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended March 31, 2008, and for the period from October 2, 2006 (inception) to March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, there are significant matters concerning the Company, including recurring losses from operations since inception, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ARMANINO McKENNA LLP

San Ramon, California
August 1, 2008

LENDINGCLUB CORPORATION

Balance Sheets

	March 31,
	2008	2007

ASSETS
Cash and cash equivalents	$5,605,179	$210,404
Restricted cash	410,000	—
Loans held for investment, net of allowance for loan loss reserve of $373,624	6,245,933	—
Other receivable	10,147	—
Loan servicing rights, at fair value	87,719	—
Prepaid expenses and other assets	87,352	6,998
Property and equipment, net	172,116	37,302
Deposits	28,250	6,000

Total assets	$12,646,696	$260,704

LIABILITIES
Accounts payable	$403,807	$315,588
Accrued expenses	197,568	9,108
Note payable to stockholder	—	35,774
Deferred revenue	87,719	—
Loans payable, net of debt discount	5,948,624	—
Convertible notes payable, net of debt discount	687,179	—

Total liabilities	7,324,898	360,470

Commitments and contingencies (see Note 13)

PREFERRED STOCK
Preferred stock, $0.001 par value; 10,075,000 shares authorized
Series A convertible preferred stock, $0.001 par value; 9,637,401 and 0 shares designated; 9,637,401 and 0 shares issued and outstanding at March 31, 2008 and 2007, respectively; aggregate liquidation preference of $10,263,831 and $0 at March 31, 2008 and 2007, respectively	10,118,831	—

Total preferred stock	10,118,831	—

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 23,725,000 and 5,000 shares authorized; 8,190,000 and 5,973,500 shares issued and outstanding at March 31, 2008 and 2007, respectively	8,190	5,974
Additional paid-in capital	3,024,308	713,096
Accumulated deficit	(7,829,531)	(818,836)

Total stockholders’ deficit	(4,797,033)	(99,766)

Total liabilities, preferred stock and stockholders’ deficit	$12,646,696	$260,704

The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION

Statements of Operations

		For the Period
	For the	from October 2,
	Year Ended	2006 (Inception) to
	March 31, 2008	March 31, 2007

Revenues
Interest income, net	$448,900	$2,927
Interest expense	(149,792)	—

Net interest income before provision for loan losses	299,108	2,927
Provision for loan losses	(373,624)	—

Net interest income (loss) after provision for loan losses	(74,516)	2,927

Amortization of loan servicing rights	11,097	—

Total (losses) revenues	(63,419)	2,927

Operating expenses
Sales, marketing and customer service	2,279,361	80,296
Engineering	1,785,488	102,825
General and administrative	2,881,627	637,842

Total operating expenses	6,946,476	820,963

Loss before provision for income taxes	(7,009,895)	(818,036)
Provision for income taxes	800	800

Net loss	(7,010,695)	(818,836)

Amortization of beneficial conversion feature on convertible preferred stock	22,344	—

Net loss attributable to common stockholders	$(6,988,351)	$(818,836)

Basic and diluted net loss per share	$(0.88)	$(0.35)
Weighted-average shares of common stock used in computing basic and diluted net loss per share	7,925,223	2,321,898

The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION

Statements of Preferred Stock and Stockholders’ Deficit

								Total
	Series A							Preferred
	Convertible				Additional		Total	Stock and
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Defecit	Deficit	Deficit
Balances, October 2, 2006 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock for cash	—	—	5,973,500	5,974	704,029	—	710,003	710,003
Stock-based compensation expense related to options granted to employees	—	—	—	—	9,017	—	9,017	9,017
Issuance of common stock options to a non-employee for services rendered	—	—	—	—	50	—	50	50
Net loss	—	—	—	—	—	(818,836)	(818,836)	(818,836)

Balances, March 31, 2007	—	—	5,973,500	5,974	713,096	(818,836)	(99,766)	(99,766)
Issuance of common stock for cash	—	—	2,216,500	2,216	1,497,049	—	1,499,265	1,499,265
Issuance of Series A convertible preferred stock for cash, net of issuance costs of $145,000	9,455,401	9,925,001	—	—	—	—	—	9,925,001
Issuance of Series A convertible preferred stock for consulting services	182,000	193,830	—	—	—	—	—	193,830
Issuance of Series A convertible preferred stock warrants in connection with term loan agreements	—	—	—	—	331,430	—	331,430	331,430
Issuance of Series A convertible preferred stock warrants in connection with convertible loan agreements	—	—	—	—	178,755	—	178,755	178,755
Beneficial conversion feature on issuance of Series A convertible preferred stock warrants in connection with convertible loan agreements	—	—	—	—	178,755	—	178,755	178,755
Stock-based compensation expense related to options granted to employees	—	—	—	—	62,704	—	62,704	62,704
Issuance of common stock options to non-employees for services rendered	—	—	—	—	2,060	—	2,060	2,060
Issuance of warrants to purchase common stock for consulting services	—	—	—	—	45,949	—	45,949	45,949
Issuance of warrants to purchase common stock to a non - employee	—	—	—	—	14,510	—	14,510	14,510
Net loss	—	—	—	—	—	(7,010,695)	(7,010,695)	(7,010,695)

Balances, March 31, 2008	9,637,401	$10,118,831	8,190,000	$8,190	$3,024,308	$(7,829,531)	$(4,797,033)	$5,321,798

The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION

Statements of Cash Flows

		For the Period
	For the	from October 2,
	Year Ended	2006 (Inception) to
	March 31, 2008	March 31, 2007

Cash flows from operating activities
Net loss	$(7,010,695)	$(818,836)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	36,677	828
Non-cash interest expense	71,394	—
Stock-based compensation expense	64,764	9,067
Expense for preferred stock issued in exchange for consulting services	193,830	—
Expense for warrants issued to a non-employee	45,949	—
Expense for warrants issued in exchange for consulting services	14,510	—
Interest capitalized on loans	55,244	—
Provision for loan losses	373,624	—
Changes in operating assets and liabilities
Other receivable	(10,147)	—
Change in fair value of loan servicing rights	(87,719)	—
Deposits	(22,250)	(6,000)
Prepaid expenses and other assets	(80,354)	(6,998)
Accounts payable	88,219	315,588
Accrued expenses	188,460	9,108
Deferred revenue	87,719	—

Net cash used in operating activities	(5,990,775)	(497,243)

Cash flows from investing activities
Loans held for investment	(6,962,874)	—
Repayment of loans held for investment	288,073	—
Increase in restricted cash	(410,000)	—
Purchase of property and equipment	(171,491)	(38,130)

Net cash used in investing activities	(7,256,292)	(38,130)

Cash flows from financing activities
Proceeds from issuance of loans payable	6,600,000	—
Payments on loans payable	(346,650)	—
Proceeds from issuance of convertible promissory notes	1,000,000	—
Proceeds (repayments) of note payable to stockholder	(35,774)	35,774
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs	9,925,001	—
Proceeds from issuance of common stock	1,499,265	710,003

Net cash provided by financing activities	18,641,842	745,777

Net increase in cash and cash equivalents	5,394,775	210,404
Cash and cash equivalents — beginning of period	210,404	—

Cash and cash equivalents — end of period	$5,605,179	$210,404

Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$63,713	$—
Supplemental disclosure of non-cash investing and financing activities
Issuance of Series A convertible preferred stock in exchange for consulting services	$193,830	$—
Issuance of Series A convertible preferred stock warrants in connection with term loan agreement	$331,430	$—
Issuance of Series A convertible preferred stock warrants in connection with convertible loan agreement	$178,755	$—
Beneficial conversion feature on issuance of Series A convertible preferred stock warrants in connection with convertible loan agreement	$178,755	$—

The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION

Notes to Financial Statements

1.	Nature of Organization and Summary of Significant Accounting Policies

Organization and operations

LendingClub Corporation (the “Company” or “LendingClub”) hosts an Internet-based social lending platform that enables its members to borrow money (“borrower members”) and purchase interests in loans (“lender members”) made to individual borrower members. The Company allows borrower members to achieve lower interest rates than they could otherwise obtain from traditional banks, and to attract lender members on the basis of their self-identified affiliations. The Company provides lender members with the opportunity to assist borrower members and participate in the consumer lending market through a social network. The Company screens borrower members for eligibility and provides servicing for the loans on an on-going basis. All loans are unsecured obligations of the individual borrower members with a fixed interest rate and three-year maturity. Our lender members buy promissory notes that represent the borrower member’s commitment to pay the fraction of the loan purchased by the lender member.

In October 2006, LendingClub was incorporated under the laws of the State of Delaware and launched operations as an application on Facebook.com in May 2007. In September 2007, we expanded our operations with the launch of our public website, www.lendingclub.com. In December 2007, the Company entered into an agreement with WebBank, a state-chartered industrial bank organized under the laws of the State of Utah, who serves as the initial lender for all loans originated through the LendingClub website. This agreement has enabled us to offer loans to borrower members through the lending platform on a uniform basis in all states except Indiana, Iowa, Maine, North Carolina and North Dakota. As of March 31, 2008, the lending platform has facilitated a total of approximately 1,616 loans.

Going Concern

The Company has incurred operating losses since its inception. For fiscal 2008, the Company incurred a net loss of $7,010,695 and had negative cash flow from operations of $5,990,775. Additionally, the Company has an accumulated deficit of $7,829,531 since inception and a stockholders’ deficit of $4,797,033 as of March 31, 2008.

Since its inception, the Company has financed its operations through debt and equity financing from various sources. The Company is dependent upon raising additional capital or seeking additional debt financing to fund its current operating plans. Failure to obtain sufficient debt and equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect the Company’s ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

Subsequent to March 31, 2008, the Company has raised $3,632,964 in additional funding from the issuance of secured promissory notes (see Note 15 — Subsequent Events).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Periods presented

The Company’s fiscal year end is March 31. In these accompanying financial statements and related footnotes, the fiscal year 2008 is based on the year ended March 31, 2008, and the fiscal year 2007 is based on the period from October 2, 2006 (inception) to March 31, 2007.

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

Use of estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires the Company’s management to make judgments and estimates that affect the amounts reported in its financial statements and accompanying notes. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents include various deposits with financial institutions in checking and short-term money market accounts. The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. Such deposits periodically exceed amounts insured by the FDIC.

Restricted cash

At March 31, 2008, restricted cash consists of funds held in escrow in certificates of deposit, at the banks associated with the loan facilities described in Note 5 — Loans Payable, as part of the security for the loans facilities, and as security for the Company’s corporate credit card.

Fair value of financial instruments

The reported carrying values of the Company’s financial instruments, including cash and cash equivalents, loans held for investment and accounts payable, approximate their respective fair values due to their liquidity or short maturities. Restricted cash is carried at cost which approximates fair value. The carrying value of debt approximates fair value and is based on borrowing rates currently available with similar terms and average maturities.

Loans held for investment

The Company participates in the lending platform as a lender in order to ensure a sufficient level of funding for borrower members. Funds for such loans were obtained through the Company’s borrowings under loan facilities with various entities (see Note 5 — Loans Payable — Financing term loan). As of March 31, 2008, we had funded $6,962,874 for member loans to borrowers that we have retained. These loans are classified as held for investment based on management’s intent and ability to hold such loans for the foreseeable future or to maturity. Loans held for investment are carried at amortized cost reduced by a valuation allowance for estimated credit losses incurred as of the balance sheet date. A loan’s cost includes its unpaid principal balance along with unearned income, comprised of fees charged to borrower members offset by incremental direct costs for loans originated by the Company. Unearned income is amortized ratably over the loan’s contractual life using the effective interest method.

Allowance for loan losses

The Company may incur losses in connection with funded loans it holds for investment if borrower members fail to pay their monthly scheduled loan payments. The Company provides for incurred losses on loans with an allowance for loan losses in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” and Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” The allowance for losses is a valuation allowance established to provide for estimated incurred credit losses in the portfolio of loans held for investment at the balance sheet date.

The allowance for loan losses is evaluated on a periodic basis by management, and represents an estimate of potential credit losses based on a variety of factors, including the composition and quality of the loan portfolio, delinquency levels and trends, probable expected losses for the next twelve months, current and historical charge-

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

off and loss experience, current industry charge-off and loss experience, the condition of the market, the interest rate climate and general economic conditions. Determining the adequacy of the allowance for loan losses is subjective, complex and requires judgment by management about the effect of matters that are inherently uncertain.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the original loan agreement. The Company’s loan portfolio is comprised primarily of small groups of homogeneous, unsecured loans made to borrower members. The Company does not evaluate individual homogeneous loans for impairment. These loans are generally placed on non-accrual status when they become 90 days delinquent. The Company’s estimate of the required allowance for loan losses is developed by estimating both the rate of default of the loans and the amount of loss in the event of default. The rate of default is assigned to the loans based on their attributes (including borrower member FICO score and credit grade) and collection status. The rate of default is based on analysis of actual and expected migration of loans from each aging category to default over a twelve month period. Loans more than 90 days past due are assigned a rate of default that measures the percentage of such loans that default over their lives as it is assumed that the condition causing the ultimate default currently exists. The default rate of the loan is then multiplied by an average loss rate for the type of loan. Loan losses are charged against the allowance when management believes the loss is confirmed. The Company makes an initial assessment of whether a charge-off is required on our delinquent loans no later than the 120th day of delinquency. As of March 31, 2008, there have been no charge-offs recorded against the allowance for loan losses.

Management has created a loan loss review committee that will review actual loan loss performance on its portfolio at least monthly. This committee will submit recommendations to management to either increase or decrease the loan loss reserve accordingly.

Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of depreciable assets (generally 3-5 years), and is computed using the straight-line method.

Long-lived assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company evaluates potential impairments of its long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events or changes in circumstances that could result in an impairment include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business and significant negative industry or economic trends. Impairment is recognized when the carrying amount of an asset exceeds its fair value. At March 31, 2008 and 2007, there was no impairment.

Software and website development costs

Software and website development costs are accounted for in accordance with AICPA Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, and Emerging Issues Task Force No. 00-02, “Accounting for Web Site Development Costs.” Accordingly, the Company expenses all costs that relate to the planning and post implementation phases for software and website development. Costs associated with minor enhancements and maintenance for the Company’s website are expensed as incurred. Since the software and website development costs incurred after technological feasibility has been established have not been significant to date, and there remains uncertainty about the future economic benefit derived from internally developed software and the website, the Company has not capitalized any software or website development costs to date.

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

Advertising costs

Advertising costs and customer acquisition costs are expensed as incurred. Advertising expenses included in sales, marketing and customer service operating expenses were $269,866 and $0 for fiscal 2008 and 2007, respectively.

Revenue recognition

Revenues primarily result from interest earned on loans held for investment (see Note 12 — Net Interest Income) and transaction fees, which are loan origination fees (borrower member paid) and lender servicing fees (lender member paid).

Interest income is accrued and recorded in the accompanying statements of operations as earned. Loans are placed on non-accrual status when any portion of scheduled principal or interest payments are 90 days past due, or earlier, when concern exists as to the ultimate collectability of outstanding principal or interest. When a loan is placed on non-accrual status, the accrued and unpaid interest is reversed and interest income is recorded when the principal balance has been reduced to an amount that is deemed collectible. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible on a timely basis.

Revenues related to loan origination fees are recognized in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Non-refundable Fees and Costs.” The loan origination fee charged to borrower members is determined by the credit grade of their unsecured loan and currently ranges from 0.75% to 2.0% of the aggregate loan amount. The loan origination fee is included in the Annual Percentage Rate (APR) calculation provided to the borrower member and is subtracted from the gross loan proceeds prior to disbursement of the loan funds to the borrower member. A loan is considered funded when the Automated Clearing House (ACH) transaction has been initiated to the borrower member’s bank account.

Loan origination fees are accounted for in one of two methods, depending upon whether the loans were sold to lender members and are therefore not recorded on the accompanying balance sheets (“transferred loans”) or, for those loans which LendingClub is the direct lender and as such, those loans are recorded on the accompanying balance sheet (“loans held for investment”). These two types of loan origination fee transactions are accounted for as follows:

•	Loan origination fees for transferred loans — Because the earnings process is deemed to be complete at the time these loans are transferred to the lender members, and there is no recourse to LendingClub in the event of default by the borrower member, LendingClub recognizes one hundred percent of this type of loan origination fee as revenue at the time the fee is deducted from for the borrower member net loan proceeds.

•	Loan origination fees for loans held for investment — Loan origination fees from loans originated with LendingClub funds are initally deferred and subsequently amortized ratably over the term of the loan as an adjustment to the yield of the loan, and are reported in the accompanying statements of operations as interest income. As of March 31, 2008, the Company had unamortized deferred loan origination fees of $55,244 (see Note 2 — Loans Held for Investment). These deferred loan origination fees will be amortized monthly as interest income through April 2011.

Lender servicing fee revenue is recognized in accordance with Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS 156”). Currently, a 1% servicing fee is charged to the lender member and is deducted from the lender member’s account at the time that the monthly payment is received from the borrower member. The servicing fee is charged on each payment until the loan is either paid in full or becomes delinquent, goes on non-accrual status or is charged-off.

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

Net loss attributable to common stockholders

The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). Under SFAS 128, basic net loss per share is computed by dividing net loss per share available to common shareholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

In January 2008, as detailed in Note 6 — Convertible Notes Payable, the Company issued two subordinated convertible promissory notes totaling $1,000,000. Additionally, as detailed in Note 8- Preferred Stock — Preferred stock warrants, in connection with the issuance of these subordinated convertible promissory notes, the Company issued warrants to purchase 234,742 shares of Series A convertible preferred stock, and the Company recorded a beneficial conversion feature of $178,755 of which $22,344 was amortized to interest expense during fiscal 2008. Because the convertible preferred stock and the subordinated convertible promissory notes are deemed to be anti-dilutive, and therefore excluded from the computation of basic earnings per share, the net loss attributable to common stockholders has been decreased by the value of this amortized beneficial conversion feature. The effect of this beneficial conversion feature has been reflected in the accompanying statements of preferred stock and stockholders’ deficit.

The following table details the computation of the net loss per share:

	2008	2007

Net loss	$(7,010,695)	$(818,836)
Add: amortization of beneficial conversion feature of convertible preferred stock	22,344	—

Net loss attributable to common stockholders	$(6,988,351)	$(818,836)

Weighted-average common shares outstanding, basic and diluted:	7,925,233	2,321,898
Net loss per common share:
Basic and diluted	$(0.88)	$(0.35)

Due to the losses attributable to common shareholders for each of the periods presented in the table below, the following potentially dilutive shares are excluded from the basic and diluted net loss per share calculation as including such shares in the calculation would be anti-dilutive.

	2008	2007

Excluded securities:
Weighted-average Series A convertible preferred stock	5,861,787	—
Restricted stock issued to employees	1,383,958	132,589
Weighted-average warrants and contingent shares outstanding	360,647	—

Total common stock equivalents excluded from diluted net loss per common share	7,606,392	132,589

Income taxes

The Company utilizes the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the deferred tax

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

asset is expected to be realized or the deferred tax liability to be settled. The effect on deferred tax assets and liabilities of a change in tax rates is included in income from continuing operations for the period that includes the enactment date.

Effective April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which applies to all US GAAP financial statements for public and private enterprises alike and provides a definitive, comprehensive accounting model with prescriptive disclosure requirements related to income tax uncertainties. FIN 48 defines the threshold for recognizing the benefits of tax-return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The Interpretation contains guidance on recognizing, de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The Company does not believe the total amount of unrecognized benefit as of March 31, 2008, will increase or decrease significantly in the next twelve months. The Company’s tax returns are subject to routine compliance review by the various tax authorities. The Company accrues for tax contingencies based upon its best estimate of the additional taxes, interest and penalties expected to be paid. These estimates are updated over time as more definitive information becomes available from taxing authorities, completion of tax audits, expiration of statute of limitations or upon occurrence of other events.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, restricted cash, and loans held for investment. The Company places its cash, cash equivalents and restricted cash in high-credit quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet exceeds the FDIC insured amounts. The Company performs credit evaluations of its borrower members financial condition and does not require collateral. The Company maintains reserves for potential credit losses, and to date, such losses have not been significant.

Stock-based compensation

The Company applies Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) to account for equity awards made to employees. SFAS 123R requires all share-based payments made to employees, including grants of employee stock options, restricted stock and employee stock purchase rights, to be recognized in the financial statements based on their respective grant date fair values and does not allow the previously permitted pro forma disclosure-only method as an alternative to financial statement recognition. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous literature.

SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. The Company has estimated the fair value of each award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of the Company’s stock price.

SFAS 123R also requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation expense was recorded net of estimated forfeitures for fiscal 2008 and 2007, such that expense was recorded only for those stock-based awards that are expected to vest.

Share-based awards issued to non-employees are accounted for in accordance with provisions of SFAS 123R and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods and Services.”

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

New accounting pronouncements

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for the Company beginning in the first quarter of fiscal year 2009, although earlier adoption is permitted. (See Note 15 — Subsequent Events).

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). The purpose of SFAS 157 is to define fair value, establish a framework for measuring fair value and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for the Company beginning in the first quarter of fiscal year 2009. (See Note 15 — Subsequent Events).

2.	Loans Held for Investment

Loans held for investment as of March 31, 2008 and 2007, are as follows:

	2008	2007
Unsecured borrower member loans	$6,674,801	$—
Deferred loan origination fees and costs, net	(55,244)	—

	6,619,557	—
Allowance for loan losses	(373,624)	—

Loans held for investment, net	$6,245,933	$—

As of March 31, 2008, there were no loans on non-accrual status.

Changes in the allowance for loan losses, the composition of the provision for loan losses and the allowance for loan losses for fiscal 2008 and 2007, were as follows:

	2008	2007

Balance at beginning of period	$—	$—
Provision for loan losses	373,624	—

Balance at end of period	$373,624	$—

3.	Property and Equipment

Property and equipment as of March 31, 2008 and 2007, consists of the following:

	Useful Life
	(Years)	2008	2007

Computer equipment	3	$104,653	$18,931
Computer software	5	81,000	—
Furniture and fixtures	5	4,769	—
Domain name	5	19,199	19,199

Total		209,621	38,130
Accumulated depreciation		(37,505)	(828)

Property and equipment, net		$172,116	$37,302

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

Depreciation expense was $36,677 and $828, for fiscal 2008 and 2007.

4.	Accrued Expenses

Accrued expenses consists of the following as of March 31, 2008 and 2007:

	2008	2007

Accrued professional fees	$79,622	$—
Accrued income taxes	800	800
Accrued compensation and benefits	102,379	8,308
Accrued interest payable	14,685	—
Accrued sales tax	82	—

	$197,568	$9,108

5.	Loans Payable

Loans payable consists of the following as of March 31, 2008 and 2007:

	2008	2007

Growth capital term loan	$2,715,340	$—
Unamortized discount on growth capital term loan	(70,219)	—
Financing term loan	3,538,010	—
Unamortized discount on financing term loan	(234,506)	—

Total loans payable	$5,948,624	$—

At March 31, 2008, future maturities due on all loans payable, based on the then prevailing interest rates, were as follows:

2009	$2,018,557
2010	3,215,066
2011	2,019,733

7,253,356
Less amount representing interest	(1,304,732)

Total loans payable	$5,948,624

Growth capital term loan

In October 2007, the Company entered into a loan and security agreement with a bank that allows for borrowings up to $3,000,000 to be used to finance the growth of the Company by providing for working capital needs. The loan is secured by substantially all of the assets of the Company except its intellectual property rights. The loan agreement requires the Company to comply with certain non-financial covenants, and as of March 31, 2008, the Company was not in compliance with these covenants. However, the Company did enter into a forbearance agreement with the bank with respect to these events of default. Borrowings bear interest at a fixed rate of 8.5% per annum. Each advance is repayable in 36 equal monthly installments of principal and interest commencing the first day of the month following the advance.

In connection with this loan agreement, the Company issued a fully vested warrant to purchase 98,592 shares of Series A convertible preferred stock (see Note 8 Preferred Stock). The Company recorded a debt discount of $84,263, and amortization of the debt discount was $14,044, and was recorded as interest expense during fiscal

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

2008. The bank also received the right to invest up to $500,000 in the Company’s next round of equity financing on the same terms as offered to other investors. The growth capital term loan also requires the Company to maintain a certificate of deposit with with the bank of $150,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets. At March 31, 2008, no amounts were available for future financing under this agreement.

Financing term loan

In February 2008, the Company entered into a loan and security agreement with a lender that provides for financing of up to $5,000,000 in loans issued by the Company to borrower members. The financing term loan is available for advances through June 30, 2008. In February and March 2008, the Company received advances totaling $3,600,000. The interest rate is fixed at 10.0% per annum. The agreement requires that proceeds received from borrower member payments on loans issued by the Company be used to pay down the financing term loan. The financing term loan is secured by substantially all of the assets of the Company except its intellectual property rights and requires the Company to maintain a certificate of deposit with a bank of $250,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets.

In connection with this loan agreement, the Company issued through various dates during fiscal 2008, fully vested warrants to purchase an aggregate of 289,201 shares of Series A convertible preferred stock (see Note 8 Preferred Stock). The Company recorded a debt discount of $247,168, and amortization of the debt discount was $12,662, and was recorded as interest expense during fiscal 2008. In addition, the lender shall also receive additional warrants to purchase shares of Series A convertible preferred stock equal to 3% of the cash advance loans, at such time of loan, up to a maximum of 150,000 shares, pursuant to the terms of the financing loan agreement. The lender also received the right to invest up to $500,000 in the Company’s next round of equity financing on the same terms as offered to other investors. At March 31, 2008, $1,400,000 was available under this agreement.

6.	Convertible Notes Payable

In January 2008, the Company issued subordinated convertible promissory notes (the “Convertible Notes”) to two venture capital stockholders with principal amounts of $500,000 each, under the terms of a note and warrant purchase agreement. The Convertible Notes bear interest at the rate of 8% per annum, and principal and interest are due in full on January 24, 2010, unless an equity financing with total proceeds of at least $3,000,000 occurs first. Should such equity financing occur, the principal balance and accrued interest of the Convertible Notes will automatically convert into equity securities at the same price and under the same terms as those offered to the other equity investors.

In connection with the issuance of Convertible Notes, the Company issued warrants to purchase an aggregate of 234,742 shares of Series A convertible preferred stock to the Convertible Notes holders (see Note 8 Preferred Stock), and recorded a debt discount of $178,755. The fair value of these warrants was calculated using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 7 years, no dividend yield and a risk-free interest rate of 4.51%. This debt discount is being amortized to interest expense over the life of the Convertible Notes. At March 31, 2008, the unamortized balance of the loan discount was $156,411, and the related interest expense recognized during fiscal 2008 was $22,344.

7.	Note Payable to Stockholder

Beginning in October 2006 through various dates during fiscal 2008, the Company received advances from a stockholder that provided a total of $240,712 in working capital at no interest. The Company borrowed the money in a series of draws, and the amount received from this stockholder was $35,774 as of March 31, 2007, and all subsequent advances were repaid as of March 31, 2008. The imputed interest cost under APB Opinion No. 21, “Interest on Receivables and Payables,” was not significant.

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

8.	Preferred Stock

Convertible preferred stock

A complete description of the rights, preferences, privileges and restrictions of the Series A convertible preferred stock is included in the Amended and Restated Certificate of Incorporation. There are significant restrictions on the obligation or right to redeem the outstanding convertible preferred stock. None of our convertible preferred stock is considered permanent equity based on the guidance of SEC Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stocks.” The significant terms of outstanding Series A convertible preferred stock are as follows:

Conversion — Each share of Series A convertible preferred stock is convertible, at the option of the holder, initially, into one share of common stock (subject to adjustments for events of dilution). The Series A convertible preferred stock will automatically be converted upon the earlier of (i) the closing of an underwritten public offering of the Company’s common stock with aggregate proceeds that are at least $20,000,000 or (ii) the consent of the holders of a 55% majority of outstanding shares of Series A convertible preferred stock.

Liquidation preference — Upon liquidation, winding up or dissolution of the Company, preferred stockholders are entitled to the amount of the original issue price of $1.065 (subject to anti-dilution and other adjustments) per share for Series A convertible preferred stock, plus all declared and unpaid dividends. If distributions are insufficient to permit payment of full preferential amounts, the holders of Series A convertible preferred stock will be paid ratably in proportion to their full preferential amounts on an equal priority. Any excess distributions, after payment in full of the liquidation preference to the Series A convertible preferred stockholders, are then allocated to the holders of common and convertible preferred stockholders, on an as-if-converted basis.

Dividends — If and when declared by the Board of Directors, the holders of Series A convertible preferred stock will be entitled to receive non-cumulative dividends at a rate of 6% per annum in preference to any dividends on common stock (subject to adjustment for certain events). The holders of Series A convertible preferred stock are also entitled to receive with common stockholders, on an as-if-converted basis, any additional dividends issued by the Company.

Voting rights — Generally, preferred stockholders have one vote for each share of common stock that would be issuable upon conversion of preferred stock. Each voting as a separate class, the holders of common stock and voting together on an as-if-converted to common stock basis, the Series A convertible preferred stockholders are entitled to elect two members of the Board of Directors. The remaining directors are elected by Series A convertible preferred stockholders and common stockholders voting together on an as-if-converted to common stock basis.

As of March 31, 2008, there were no shares of Series A convertible preferred stock available for future grant. See Note 15 — Subsequent Events, for more information.

Preferred stock warrants

During October 2007, and in February and March 2008, in connection with the borrowing arrangements discussed in Note 5 — Loans Payable, the Company issued fully vested warrants to purchase 98,592 shares, 244,131 shares and 45,070 shares of Series A convertible preferred stock, respectively, at $1.065 per share. The warrants may be exercised at any time on or before October 2017, February 2018 and March 2018, respectively.

The fair value of these warrants was estimated to be $331,430 using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 4.51%. These values were capitalized as debt discounts and are being amortized to interest expense

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

over the life of the term loans. At March 31, 2008, the unamortized balance of the debt discounts was $304,725 and the related interest expense recognized during fiscal 2008 was $26,705.

In January 2008, in connection with the convertible notes issuance described in Note 6 - Convertible Notes Payable, the Company issued fully vested warrants to purchase an aggregate of 234,742 shares of Series A convertible preferred stock at $1.065 per share. The warrant may be exercised at any time on or before January 2015.

In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features,” and EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the intrinsic value of the beneficial conversion feature (“BCF”) was determined to be equal to the fair value of the warrants as estimated above. The Company recorded a BCF of $178,755 which is being amortized as non-cash interest expense over the life of the Convertible Notes in the accompanying statements of operations. At March 31, 2008, the unamortized balance of the BCF was $156,411, and the related non-cash interest expense recognized during fiscal 2008 was $22,344.

In December 2007, the Company issued a fully vested warrant to purchase 23,474 shares of Series A preferred stock at $1.065 per share to an existing preferred stock stockholder. The warrants may be exercised at any time on or before December 2017. The fair value of these warrants was estimated to be $20,062 using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 4.51%. There was no impact recorded in the accompanying statements of operations.

9.	Stockholders’ Equity

Common stock warrants

In May and August 2007, the Company issued fully vested warrants to purchase an aggregate of 247,000 shares of common stock to certain non-employees for services. The fair value of these warrants was estimated to be $45,949 using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 4.51%. The fair value was recorded as an operating expense in the accompanying statements of operations in fiscal 2008.

In August 2007, the Company issued a fully vested warrant to purchase 78,000 shares of common stock to a non-employee. The fair value of the warrant was estimated to be $14,510 using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 4.51%. The fair value was recorded as an operating expense in the accompanying statements of operations in fiscal 2008.

Common stock options issued for services

During fiscal 2007, the Company granted fully vested options to purchase 13,000 shares of common stock to one non-employee, and during fiscal 2008, the Company granted fully vested options to purchase 39,000 shares of common stock to three non-employees for services. The estimated fair value of the options was $2,418 and $7,227, respectively. Amortization of $2,060 and $50 was recognized as expense in the accompanying statements of operations for fiscal 2008 and 2007. The fair value of these options was calculated using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield, and a risk-free interest rate of 4.51%.

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

Common stock

As of March 31, 2008, the Company has reserved shares of common stock for future issuance as follows:

Convertible preferred stock	9,637,401
Options to purchase common stock	1,443,000
Options available for future issuance	2,249,000
Convertible preferred stock warrants	646,009
Common stock warrants	325,000

Total common stock reserved for future issuance	14,300,410

10.	Stock-Based Compensation

Under the Company’s 2007 Stock Incentive Plan (the “Option Plan”), the Company may grant options to purchase shares of common stock to employees, executives, directors and consultants at exercise prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory options. An aggregate of 3,692,000 shares have been authorized for issuance under the Option Plan. These options generally expire ten years from the date of grant and generally vest 25% twelve months from the date of grant, and ratably over the next 12 quarters thereafter.

The Option Plan allows for employees to early exercise options on the first anniversary date of employment, regardless of the vested status of granted options. If an employee terminates prior to fully vesting in options that have been early exercised, the Company repurchases the common stock associated with unvested options at the original exercise price. As of March 31, 2008, there have been no such repurchases.

The Company utilized the Black-Scholes option pricing model for estimating the fair value of stock options granted with the following weighted average assumptions for fiscal 2008 and 2007:

	2008	2007

Expected dividend yield	0%	0%
Expected volatility	72.7%	73.2%
Risk-free interest rates	4.51%	4.51%
Expected life	6.11 years	6.11 years

Options activity under the Option Plan is summarized as follows for the periods indicated:

		Options Outstanding		Exercisable Options
			Weighted		Weighted
			Average		Average
	Shares		Exercise		Exercise
	Available for	Number of	Price per	Number of	Price per
	Grant	Shares	Share	Shares	Share

October 2, 2006 (inception)	—	—	$—	—	$—
Authorized	1,482,000
Granted	(1,248,000)	1,248,000	0.27	—	—

March 31, 2007	234,000	1,248,000	0.27	—	0.27
Additional shares authorized for grant	2,210,000	—	—	—	—
Granted	(221,000)	221,000	0.27	—	—
Cancelled	26,000	(26,000)	0.27	—	—

March 31, 2008	2,249,000	1,443,000	$0.27	393,250	$0.27

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

A summary of the exercisable and vested stock options outstanding by exercise price at March 31, 2008, is as follows:

	Outstanding Options			Exercisable Options
		Weighted	Weighted		Weighted
		Average	Average		Average
		Exercise	Remaining		Exercise
	Number of	Price per	Contractual	Number of	Price per
	Shares	Share	Life (Years)	Shares	Share

Exercise price $0.27	1,443,000	$0.27	8.87	393,250	$0.27

The Company has elected to use the calculated-value method under SFAS 123R to calculate the volatility assumption for fiscal 2008 and 2007. The expected life assumption was determined based upon historical data gathered from public peer companies. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant. The Company has paid no cash dividends and does not anticipate paying any cash dividends in the foreseeable future and therefore used an expected dividend yield of zero in its option-pricing models.

The following table presents details of stock-based compensation expenses by functional line item for fiscal 2008 and 2007:

	2008	2007

Sales, marketing and customer service	$10,466	$856
Engineering	33,082	4,685
General and administrative	21,156	3,526

	64,704	9,067
Less stock-based compensation expense for non-employees	(2,060)	(50)

Total employee stock-based compensation expense	$62,644	$9,017

No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options.

During fiscal 2008 and 2007, the Company granted stock options to purchase 1,248,000 and 221,000 shares of common stock, respectively, with a weighted average grant date fair value of $0.27 per share. As of March 31, 2008, total unrecognized compensation cost was $194,479. These costs are expected to be recognized through July 2011.

11.	Income Taxes

The components of the provision for income taxes for fiscal 2008 and 2007, are as follows:

	2008	2007

Current
Federal	$—	$—
State	800	800

	800	800
Deferred
Federal	—	—
State	—	—

Total provision for income taxes	$800	$800

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

The significant components of the Company’s deferred tax assets and liabilities as of March 31, 2008 and 2007, are as follows:

	2008	2007

Deferred tax assets
Depreciation and amortization	$6,480	$—
Net operating loss carryforwards	2,336,860	41,853
Reserves and accruals	221,605	2,414
Organizational and start-up costs	481,661	281,116
Credits	136,171	9,361

Gross deferred tax asset	3,182,777	334,744
Valuation allowance	(3,182,777)	(331,911)

Net deferred tax assets	—	2,833
Deferred tax liability
Depreciation and amortization	—	(2,833)

Net deferred tax assets (liability)	$—	$—

Due to the uncertainty surrounding the realization of the deferred tax asset in future tax returns, the Company has placed a full valuation allowance against its net deferred tax assets. The Company’s effective tax rate differs from the statutory federal rate for fiscal 2008 and 2007, as follows:

	FY-08		FY-07

Tax at federal statutory rate	$(2,362,808)	34%	$(278,132)	34%
Change in valuation allowance	2,376,224	(34)%	280,961	(34)%
Other	(12,616)	—%	(2,029)	—%

	$800	—%	$800	—%

At March 31, 2008 and 2007, the Company had federal net operating loss carryforwards of approximately $5,866,554 and $105,067, respectively, to offset future federal taxable income and will expire commencing in 2027.

At March 31, 2008 and 2007, the Company had state net operating loss carryforwards of $5,866,554 and $105,067, respectively, to offset future state taxable income and will expire commencing in 2017.

At March 31, 2008 and 2007, the Company has federal engineering tax credit carryforwards of $72,349 and $5,614, respectively, that expire commencing in 2027.

At March 31, 2008 and 2007, the Company has state engineering tax credit carryforwards of $96,700 and $5,678, respectively. The state tax credit may be carried indefinitely.

For federal and state purposes, a portion of the Company’s net operating loss carryforwards may be subject to limitations on annual utilization in case of a change in ownership, as defined by federal and state tax law. The amount of such limitations, if any, has not been determined.

The Company adopted the provisions of FIN 48 on April 1, 2007. FIN 48 clarifies the accounting for uncertainty in tax positions and requires that companies recognize in their financial statements the largest amount of a tax position that is more-likely-than-not to be sustained upon audit, based on the technical merits of the position. The adoption of FIN 48 did not impact the Company’s financial condition, results of operations or cash flows for fiscal 2008.

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

The Company files income tax returns in the U.S. federal jurisdiction and California jurisdictions. The Company’s tax years for 2006 and forward are subject to examination by the U.S. and California tax authorities as the statutes of limitation are still open.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any unrecognized tax benefits and associated accrued interest or penalties nor was any interest expense or penalties recognized during fiscal 2008.

12.	Net Interest Income

The following table summarizes net interest income for fiscal 2008 and 2007 as follows:

	2008	2007

Interest income
Loans held for investment	$253,197	$—
Cash and cash equivalents	195,703	19,993

Total interest income	$448,900	$19,993

Interest expense
Loans payable	$63,713	$—
Convertible notes payable	14,685	—
Amortization of debt discount	49,050	—
Amortization of BCF	22,344	—

Total interest expense	$149,792	$—

13.	Commitments and Contingencies

Operating leases

The Company leases its principal administrative and service facilities, as well as office equipment, under a month-to-month operating lease cancelable with one month notice. Rent expense was $120,718 and $11,716 for the twelve and six month periods ended March 31, 2008 and 2007, respectively.

Securities law compliance

From May 2007 through April 2008, the Company sold approximately $7.4 million of loans to lender members who were unaffiliated with LendingClub through the LendingClub platform whereby we assigned promissory notes directly to lender members. We did not register the offer and sale of the promissory notes offered and sold through the LendingClub platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws. The Company’s management believes that the question of whether or not the operation of the LendingClub platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through our platform were viewed as a securities offering, we would have failed to comply with the registration and qualification requirements of federal and state law and our lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation.

As of March 31, 2008, if we were required to provide rescission to all holders of interests in loans offered through the LendingClub platform, we believe we would be required to make an aggregate payment of approximately $6.4 million to these holders.

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

The Company has not recorded an accrued loss contingency in respect of this contingent liability. The Company took this position because it believed the occurrence of the contingency was not probable. In taking this position, the Company considered whether or not the operation of the Lending Club platform involved an offer or sale of a “security.” In addition, the Company considered its belief that lender members have received what they expected to receive in the transactions. Generally, the performance of the outstanding member loans had, in the Company’s view, delivered to lender members the benefits they expected to receive in using the Lending Club platform.

The Company’s decision to restructure its operations and cease sales of promissory notes offered through the platform effective April 7, 2008 limited this contingent liability so that it only related to the period from May 2007 until April 7, 2008 in which sales occurred under the Company’s prior operating structure (See Note 15 — Subsequent Events).

14.	Employee Benefit Plan

Ambrose Employer Group, LLC (“Ambrose”) is a service provider who functions as the employer of all LendingClub employees. Ambrose sponsors a 401(k) Retirement Savings Plan (the Plan) for all eligible employees who meet certain requirements. Participants may contribute, on a pre-tax basis, up to the maximum allowable amount pursuant to Section 401(k) of the Internal Revenue Code. The Company is not required to contribute, nor has it contributed, to the Plan for fiscal 2008 and 2007.

15.	Subsequent Events

Due to the legal uncertainty regarding the sales of promissory notes offered through the Lending Club platform under the Company’s prior operating structure (See Note 13 — Commitments and Contingencies — Securities law compliance), the Company decided to restructure its operations to resolve such uncertainty. The Company began its implementation of this decision on April 7, 2008, when it ceased offering lender members the opportunity to make purchases on the Lending Club platform, ceased accepting new lender member registrations and ceased allowing new funding commitments from existing lender members. Furthermore, pursuant to this decision, the Company filed a registration statement on Form S-1, with the SEC (as described in the following paragraph), in which the Company described the restructuring of its operations and its new operating structure. The Company will resume accepting new lender members and allowing transactions with lender members starting on the date such registration statement becomes effective.

On June 20, 2008, the Company filed a registration statement with the Securities and Exchange Commission with respect to the offering of $600,000,000 of Member Payment Dependent Notes. The change in the operation of the Company’s platform, as well as the Company’s adoption of new accounting pronouncements, will have a significant impact on the Company’s financial statements and results of operations for periods following the effective date of that registration statement. Because the Notes are a novel financing structure, we will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.

We plan to adopt the provisions of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Measurements” (“SFAS 159”) and Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.” SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. SFAS 159 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. We intend to apply the provisions of SFAS 159 to the Notes and member loans issued subsequent to the date of this prospectus. We do not anticipate applying the provisions of SFAS 159 to loans held for investment as of March 31, 2008 through the date of this prospectus.

LENDINGCLUB CORPORATION

Notes to Financial Statements — (Continued)

From April to June 2008, the Company issued a series of promissory notes to accredited investors totaling $3,632,964. Each note is repayable over three years and bears interest at the rate of 12% per annum. In addition, holders of the promissory notes received warrants to purchase a total of 355,197 shares of the Company’s Series A convertible preferred stock. The proceeds of these notes was deposited into the lending platform and loaned to qualified borrower members.

In May 2008, the Company filed a Certificate of Amendment of its Amended and Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares which the Company is authorized to issue from 33,800,000 shares to 36,000,000 shares; 25,000,000 of which are common stock, and 11,000,000 of which are preferred stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by LendingClub Corporation. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount

Securities and Exchange Commission registration fee		$23,580
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total Expenses	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that the liability of the directors of Lending Club for monetary damages shall be eliminated to the fullest extent under applicable law.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 204 of the California General Corporation Law, to the extent it is applicable to Lending Club, permits a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, except that a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) for contracts or transactions between the director and the corporation or (vii) for approving a distribution, loan or guaranty in violation of California corporate law.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 317 of the California General Corporations Law likewise generally authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain similar exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Our amended and restated certificate provides that we are authorized to provide indemnification of directors, officers, employees or other agents of Lending Club, or persons who are or were serving at the request of Lending Club as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, for breach of duty to Lending Club and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject, at any time Lending Club is subject to the California General Corporation Law, to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law described above.

Our bylaws provide that (i) Lending Club is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) Lending Club may, in its discretion, indemnify other employees or agents to the extent permitted by applicable law, (iii) Lending Club is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified, (iv) the rights conferred in Lending Club’s bylaws are not exclusive and (v) Lending Club may not retroactively amend the bylaws provisions relating to indemnity.

We have entered into indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such persons for all direct costs of any type or nature, including attorneys’ fees, actually and reasonably incurred by such person in connection with the investigation, defense or appeal of: (1) any proceeding to which such person may be made a party by reason of (i) such person’s service as a director or officer of Lending Club, (ii) any action taken by such person while acting as director, officer, employee or agent of Lending Club, or (iii) such person’s actions while serving at the request of Lending Club as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (2) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, Lending Club is not obligated to provide indemnification: (1) on account of any proceeding with respect to (i) remuneration paid to such person in violation of law, (ii) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of Lending Club against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder, (iii) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination), or (iv) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (2) for any proceedings or claims initiated or brought by such person not by way of defense; (3) for any amounts paid in settlement without Lending Club’s written consent; or (4) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common and preferred stock issued, warrants exercisable for common and preferred stock issued, convertible notes issued and options granted by us since our inception. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	Issuances of Capital Stock, Warrants and Promissory Notes

On October 2, 2006, we issued and sold 335 shares of our common stock to our founder for a purchase price of $3.35 and in consideration of services rendered. No underwriters were involved in this issuance and sale of securities. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

Between October 15, 2006 and July 2, 2007, we issued and sold an aggregate of 231 shares of our common stock to 16 accredited investors for an aggregate purchase price of $2,209,268. No underwriters were involved in this issuance and sale of securities. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

Between May 30, 2007 and August 2, 2007, we issued warrants to purchase an aggregate of 25 shares of common stock to a corporate investor in consideration of the purchase of common stock and two non-employee individuals in consideration for services rendered, each at an exercise price of $0.01 per share. No underwriters were involved in this issuance and sale of securities. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

On August 20, 2007, we implemented a 13,000-for-1 stock split, which resulted in the Company having 7,358,000 shares of common stock issued and outstanding on such date. This stock split did not involve the offer or sale of a security.

Between August 21, 2007 and October 4, 2007, we issued and sold an aggregate of 9,637,401 shares of our convertible Series A preferred stock to 6 accredited investors for an aggregate purchase price of $10,263,831, and in connection with these issuances we issued an additional 832,000 shares of our common stock to our existing stockholders for no additional consideration. No underwriters were involved in this issuance and sale of securities. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

Between December 10, 2007 and March 6, 2008, we issued warrants to purchase an aggregate of 646,009 shares of Series A preferred stock to three existing stockholders and our lenders at an exercise price of $1.065 per share. No underwriters were involved in this issuance and sale of securities. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

On January 24, 2008, we issued convertible notes to two existing accredited investor stockholders for an aggregate purchase price of $1,000,000. No underwriters were involved in this issuance and sale of securities. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

Between April 25, 2008 and June 30, 2008, we issued and sold secured promissory notes and warrants to purchase an aggregate of 444,410 shares of our Series A convertible preferred stock to 20 accredited investors (4 of which were existing shareholders) for an aggregate purchase price of $4,207,964. No underwriters were involved in this issuance and sale of securities. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

(b)	Stock Options and Restricted Stock

Between January 22, 2007 and August 16, 2007, we granted stock options to purchase an aggregate of 1,508,000 shares of our common stock (65,000 of which are no longer outstanding) each with an exercise price of $0.27 per share, as adjusted, to employees and consultants pursuant to our 2007 plan or other written compensatory plans or arrangements. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

The grants of stock options and the shares of common stock issuable upon the exercise of the options and the shares of restricted stock as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees and consultants, in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder.

Item 16.	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, California, on the 1st day of August 2008.

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Renaud Laplanche Renaud Laplanche	Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2008

/s/ Richard Castro Richard Castro	Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	August 1, 2008

* Jeffrey M. Crowe	Director	August 1, 2008

* Daniel Ciporin	Director	August 1, 2008

/s/ John Donovan John Donovan	Chief Operations Officer and Director	August 1, 2008

*By: /s/ Renaud Laplanche Renaud Laplanche Attorney-in-Fact

Exhibit Index

Exhibit
Number		Description

3	.1**	Amended and Restated Certificate of Incorporation of LendingClub Corporation
3	.2**	Amended and Restated Bylaws of LendingClub Corporation
4.1		Form of Member Payment Dependent Note (included as Exhibit A in Exhibit 4.2)
4.2		Form of Indenture between Lending Club Corporation and Wells Fargo Bank, National Association
4.3		Form of Note Purchase Agreement
5	.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
8	.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1		Form of Loan Agreement
10.2		Form of Borrower Agreement
10.3		Loan and Security Agreement between LendingClub Corporation and Silicon Valley Bank
10.4		Loan and Security Agreement between LendingClub Corporation, the Gold Hill Lenders, Gold Hill Venture Lending 03, LP and Silicon Valley Bank
10	.5**	LendingClub Corporation 2007 Stock Incentive Plan
10	.6**	Form of Secured Promissory Note
10	.7**	Form of Warrant
23.1		Consent of Armanino McKenna LLP
23.2		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24	.1**	Powers of Attorney (included on signature page)
25.1		Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture

*	To be filed by amendment.

**	Previously filed.

Financial Statement Schedules — No financial statement schedules have been submitted because they are not required or applicable or because the information required is included in the financial statements or the notes thereto.